AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1996

                                                       REGISTRATION NO. 333-4723
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                 POST EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                         CLARK-SCHWEBEL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                           2221                          13-3883016
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                              CLARK-SCHWEBEL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           2221                          57-1013751
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                            2200 SOUTH MURRAY AVENUE
                         ANDERSON, SOUTH CAROLINA 29622
                           TELEPHONE: (864) 224-3506
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------
                               DONALD R. BURNETTE
                            2200 SOUTH MURRAY AVENUE
                         ANDERSON, SOUTH CAROLINA 29622
                           TELEPHONE: (864) 224-3506
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                                 LANCE C. BALK
                                KIRKLAND & ELLIS
                              153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM  PROPOSED MAXIMUM
     SECURITIES TO BE       AMOUNT TO       OFFERING PRICE      AGGREGATE         AMOUNT OF
        REGISTERED        BE REGISTERED      PER UNIT(1)    OFFERING PRICE(1)  REGISTRATION FEE
10 1/2% Senior Notes due
2006, Series B..........    $110,000,000        $1,000         $110,000,000       $37,931.03
Clark-Schwebel Holdings,
  Inc.'s Guarantee of 10
  1/2% Senior Notes due
2006, Series B..........    $110,000,000          *                 *                None

 * Not applicable.

(1) Estimated solely for the purpose of calculating the registration fee.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS OF PART I OF FORM S-4

                REGISTRATION STATEMENT
               ITEM NUMBER AND CAPTION                CAPTION OR LOCATION IN PROSPECTUS
      ------------------------------------------  ------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Inside Front Cover Page; Outside Back
                                                  Cover Page
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.............  Prospectus Summary; The Company; Risk
                                                  Factors; Pro Forma Financial Data;
                                                  Selected Historical Financial Data
  4.  Terms of the Transaction..................  Outside Front Cover Page; Prospectus
                                                  Summary; The Exchange Offer; Description
                                                  of Exchange Notes; Certain Federal Income
                                                  Tax Consequences
  5.  Pro Forma Financial Information...........  Pro Forma Financial Data
  6.  Material Contracts with the Company Being
      Acquired..................................  Inapplicable
  7.  Additional Information Required...........  Inapplicable
  8.  Interests of Named Experts and Counsel....  Legal Matters; Independent Auditors
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  Inapplicable
 10.  Information with Respect to S-3
      Registrants...............................  Inapplicable
 11.  Incorporation of Certain Information by
      Reference.................................  Inapplicable
 12.  Information with Respect to S-3 or S-2
      Registrants...............................  Inapplicable
 13.  Incorporation of Certain Information by
      Reference.................................  Inapplicable
 14.  Information with Respect to Registrants
      other than S-3 or S-2 Registrants.........  Outside Front Cover Page; Prospectus
                                                  Summary; Risk Factors; Use of Proceeds;
                                                  The Transactions; Capitalization; Pro
                                                  Forma Financial Data; Selected Historical
                                                  Financial Data; Management's Discussion
                                                  and Analysis of Financial Condition and
                                                  Results of Operations; Industry; Business;
                                                  Management; Security Ownership; Certain
                                                  Relationships and Related Transactions;
                                                  Description of Credit Agreement
 15.  Information with Respect to S-3
      Companies.................................  Inapplicable
 16.  Information with Respect to S-3 or S-2
      Companies.................................  Inapplicable
 17.  Information with Respect to Companies
      Other Than S-3 or S-2 Companies...........  Inapplicable
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited........  Inapplicable
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer......................  Management; Security Ownership; Certain
                                                  Relationships and Related Transactions

                                                                  [LOGO]


                              CLARK-SCHWEBEL, INC.


        OFFER TO EXCHANGE ITS 10 1/2% SERIES B SENIOR NOTES DUE 2006 FOR ANY AND ALL OF ITS OUTSTANDING 10 1/2% SERIES A SENIOR NOTES DUE 2006
             THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
               CITY TIME, ON SEPTEMBER 11, 1996, UNLESS EXTENDED

   Clark-Schwebel, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 10 1/2% Senior Notes due 2006 (the "New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10 1/2% Series A Senior Notes due 2006 (the "Old Notes"), of which $110,000,000 principal amount is outstanding. The form and terms of the New Notes are the same as the form and term of the Old Notes (which they replace) except that the New Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture (the "Indenture") dated as of April 17, 1996 between the Company and Fleet National Bank, as trustee, governing the Notes. See "The Exchange Offer" and "Description of New Notes."

   The Company does not have any current plans to issue any significant indebtedness to which the New Notes would rank senior or pari passu in right of payment.

   The New Notes will bear interest at a rate of 10 1/2% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1996. The New Notes will mature on April 15, 2006. On or after April 15, 2001, the Company may redeem the New Notes at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time on or before April 15, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of one or more Public Equity Offerings at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding after each such redemption. Upon a Change of Control, the Company will be obligated to make an offer to repurchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of Senior Notes."

   The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all existing and future secured indebtedness of the Company, including indebtedness pursuant to the Credit Agreement, to the extent of the value of the assets securing such indebtedness, and will also be effectively subordinated to all existing and future indebtedness of its subsidiaries. As of March 31, 1996, on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of senior indebtedness, including the Notes and indebtedness pursuant to the Credit Agreement, would have been approximately $160.1 million (of which $50.1 million would have been secured indebtedness). The New Notes will be fully and unconditionally guaranteed (the "Guarantee") by Clark-Schwebel Holdings, Inc. ("Holdings"). Holdings' sole asset is all of the capital stock of the Company. The Guarantee will be a senior unsecured obligation of Holdings and will be effectively subordinated to all secured indebtedness of Holdings to the extent of the value of the assets securing such indebtedness. As of March 31, 1996, on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of senior indebtedness of Holdings, including the Guarantee and Holdings' guarantee of the Company's obligations under the Credit Agreement, would have been approximately $160.1 million (of which $50.1 million would have been secured indebtedness). The indenture (the "Indenture") governing the Notes permits the Company and its Restricted Subsidiaries to incur additional indebtedness, subject to certain limitations, and contains no limitations on the ability of Holdings to incur additional indebtedness. See "Description of New Notes."

   SEE "RISK FACTORS," BEGINNING ON PAGE 12, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.


   The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 11, 1996, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were sold by the Company on April 17, 1996 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined) entered into by the Company in connection with the offering of the Old Notes. See "The Exchange Offer."


                                                        (continued on next page)
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is August 13, 1996

(cover page continued)

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to, and does not intend to, participate in the distribution of such New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

    There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. See "Risk Factors--Lack of Established Public Trading Market; Absence of Trading Market for Old Notes Not Validly Tendered." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

    The New Notes will be available initially in book-entry form and the Company expects that the New Notes issued pursuant this Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee, except with respect to institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who will receive New Notes in certificated form. Beneficial interests in the Global Note will be shown on, and transfer thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note only under the limited circumstances set forth in the Indenture. See "Description of New Notes--Book-Entry, Delivery and Form."

                              -------------------

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the New Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company will nevertheless be required to continue to file reports with the Commission if the New Notes are listed on a national securities exchange. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. The Company will also furnish such other reports as may be required by law.

    Kevlar(R) and Teflon(R) are registered trademarks of E.I. du Pont de Nemours and Company ("DuPont"). Spectra(R) is a registered trademark of AlliedSignal, Inc. ("AlliedSignal").

    The fiscal year for each of the Company, Holdings and Fort Mill A Inc., the predecessor holder of all of the Company's capital stock ("Fort Mill") ends on the Saturday closest to December 31. The fiscal years 1991, 1992, 1993, 1994 and 1995 ended on December 28, 1991, January 2, 1993, January 1, 1994, December 31, 1994, and December 30, 1995, respectively. All references herein to 1991, 1992, 1993, 1994, and 1995 with respect to the Company or Fort Mill refer to the Company's or Fort Mill's fiscal year, respectively. The fiscal quarters for each of the Company, Holdings and Fort Mill are 13 weeks and are measured from the fiscal year end of the applicable year. Accordingly, the first quarter for each of the Company and Fort Mill ended on April 1, 1995 and March 30, 1996 for 1995 and 1996, respectively. All references herein to first quarter 1995 and first quarter 1996 with respect to the Company and Fort Mill refer to the Company's or Fort Mill's first quarter, respectively.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto included elsewhere in this Prospectus. Financial Statements presented herein reflect the consolidated financial statements of Fort Mill. Fort Mill's sole asset was, and Holdings' sole asset is, all of the capital stock of the Company. Market data used throughout this Prospectus were obtained from internal Company surveys and industry publications. Industry publications generally indicate that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified such market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. Unless otherwise stated in this Prospectus or unless the context otherwise requires, references to the "Company" are to Clark-Schwebel, Inc. for periods prior to the Acquisition (as defined) and to Clark-S Acquisition Corporation which, through a series of mergers, was merged into Clark-Schwebel, Inc., for periods following the Acquisition.

                                  THE COMPANY

    The Company believes it has been a leading manufacturer and marketer of industrial fabrics, including electronics fiber glass fabric, composite materials fiber glass fabric and high performance fabrics since its founding in 1960. The Company believes it is the largest producer of fiber glass fabrics for use in the growing electronics industry, with an estimated 50% market share in the United States. Fiber glass fabrics are a critical component used in the production of printed circuit boards, which are integral to virtually all advanced electronic products, including computers, telecommunications equipment, advanced cable television equipment, network servers, televisions, automotive equipment and home appliances. The Company's fiber glass fabrics are also used in composite materials to strengthen, insulate and enhance the dimensional stability of hundreds of products in a variety of markets, such as aerospace, coating and laminating, marine and tooling, building insulation and sports equipment. The Company is also a leading manufacturer of high performance fabrics composed of Kevlar(R), Spectra(R) and quartz fibers. High performance fabrics composed of Kevlar(R), the most widely used aramid fiber, are used primarily in ballistic protection products, such as vests and helmets worn by state, local and private police forces and the military, and in composite materials for aerospace applications.

    The Company continues to capitalize on its leading positions in the fiber glass and high performance fabrics businesses and, as a result, has achieved significant increases in net sales and profitability. From 1992 to 1995, the Company's net sales, EBITDA (as defined herein) and operating income grew at compounded annual growth rates of 13.4%, 36.0% and 81.7%, respectively, and the Company's net income (loss) improved from a loss of $4.0 million in 1992 to a profit of $15.4 million in 1995. During the same period, the Company's EBITDA margin increased from 8.2% to 14.1% primarily as a result of the growth in sales and management's initiatives to control the Company's fixed manufacturing and operating costs and to improve manufacturing productivity. In 1995, the Company's net sales, EBITDA, operating income and net income were $231.3 million, $32.7 million, $21.6 million and $15.4 million, respectively, representing increases of 22.1%, 45.3%, 72.8% and 36.3%, respectively, over 1994.

    The Company's and Holdings' principal executive offices are located at 2200 South Murray Avenue, Anderson, South Carolina 29622, and their telephone number is (864) 224-3506.

ELECTRONICS FIBER GLASS FABRIC

    The Company believes it is a leading producer of electronics fiber glass fabric in the United States. The Company sells fiber glass fabric to manufacturers of high pressure laminates ("HPL") who, in turn, convert fiber glass fabric into rigid and thin core laminates that are sold to manufacturers of single-sided, double-sided and multilayered printed circuit boards. Printed circuit boards require a highly engineered substrate material on which to mount and interconnect semiconductor chips, passive electronic devices and other electronic components. Due to its low cost, high strength, dimensional stability, temperature resistance and electrical insulating properties, fiber glass fabric has proven to be the most effective substrate material used in the manufacture of printed circuit boards. In addition, the Company believes that currently there is no cost-effective substitute material which can satisfy the stringent quality and performance specifications required of fiber glass fabric for HPLs in printed circuit boards. In 1995, electronics fiber glass fabric represented 58.9% of the Company's net sales.

    The Company continues to capitalize on the growth in demand for printed circuit boards resulting from (i) the development of increasingly complex electronics products, including personal computers, cellular phones, pagers and portable computing devices and (ii) the increasing electronic content of products in which such use has been historically absent or limited, such as automobiles, home appliances and medical equipment. From 1991 to 1995, the $322.8 billion domestic electronics market grew at a compounded annual growth rate of 8.2% and is expected to grow at a 7.8% compounded annual growth rate from 1995 to 1999.

COMPOSITE MATERIALS FIBER GLASS FABRIC

    Fiber glass fabrics are also used in composite materials for the aerospace, coating and laminating, marine and tooling, building insulation and sports equipment markets. Composite materials fiber glass fabric is used in various applications which require combinations of fiber glass' inherent properties, including light weight, strength, temperature and flame resistance, moisture and chemical resistance, and durability. The Company's customers produce composite materials by impregnating fiber glass fabric with thermosetting epoxy and phenolic resin systems. Applications of composite material fiber glass fabric include aircraft components, such as interior paneling systems and passenger overhead storage compartments. Fiber glass fabrics are also used in a wide range of other industrial applications, such as Teflon(R) coated conveyor belts, window shades, movie screens, electrical insulation products, marine construction materials, automotive tooling and roofing materials. In 1995, composite materials fiber glass fabric represented 18.5% of the Company's net sales.

    The Company's fiber glass fabrics can be found on major airframe programs at The Boeing Company, McDonnell Douglas Corporation and Airbus Industrie. The Company expects increases in commercial aircraft build rates over the next several years. Published industry reports estimate that 1,960 commercial aircraft will be delivered from 1996 to 1998, representing an 18.2% increase over the estimated 1,658 commercial aircraft delivered from 1993 to 1995. The growing global economy and governmental regulations forcing the removal of older, louder, less fuel efficient aircraft are expected to drive demand for new aircraft.

HIGH PERFORMANCE FABRICS

    The Company believes it is a leading producer of high performance fabrics used primarily to make ballistic protection products, such as vests and helmets worn by state, local and private police forces and the military and to reinforce composite materials for aircraft applications. The Company's high performance fabrics possess physical properties such as durability, low weight and high tensile strength. The Company's line of high performance products are manufactured by arranging and finishing aramid and other materials, such as Kevlar(R), Spectra(R) and quartz. Wide ranges of fiber types and construction patterns provide broad design potential, allowing the Company to manufacture high performance fabrics to meet stringent customer standards. For instance, the Company manufactures Kevlar(R) fabric, the most widely used aramid fabric, according to ballistic design parameters determined by performance criteria of the end product. The Company sells ballistic protection fabrics designed to capture high mass, relatively low velocity bullets as well as ballistic protection fabrics designed to capture low mass, high velocity fragments. During 1995, high performance fabrics represented 22.6% of the Company's net sales.

BUSINESS STRATEGY

    The Company's business strategy is to increase sales and profitability by capitalizing on its leading position in the fiber glass fabrics industry and the expected increased demand for printed circuit boards. The Company believes that its long-standing customer and supplier relationships, manufacturing and technical expertise, and commitment to providing consistent, high quality products will enable the Company to maintain its leading position in the industry.

       . Capitalize on the Growth of the Global Electronics Industry. The
         Company believes it is a leading producer of electronic fiber glass fabric and is well positioned to benefit from continued growth in the advanced electronics industry. From 1992 to 1995, the Company's net sales of electronics fiber glass fabric increased at a compounded annual growth rate of 18.5%. The Company expects demand for its electronics fiber glass fabric to be fueled by: (i) the development of more complex and sophisticated electronics equipment in established markets, such as wireless communications and personal computers; (ii) the proliferation of computer usage through networking, server and multi-media systems; (iii) the increase in global demand for telecommunication infrastructure and mobile telecommunications services; and (iv) new applications for electronic systems in automobiles, home appliances and medical equipment.

       . Enhance and Expand Customer Relationships. The Company continually seeks to strengthen and expand its relationships with HPL manufacturers. Due to the stringent quality, performance and delivery specifications required of advanced electronics equipment, HPL manufacturers are increasingly moving towards single source supply and collaborative efforts among suppliers, such as the Company, and customers, including printed circuit board manufacturers. The Company is well positioned to benefit from this trend due to its leading position in the industry, its investment in technical and manufacturing expertise and its long-term relationships with its customers and suppliers. The Company believes that each of its four largest electronics customers purchased over 50% of its fiber glass fabrics supplies from the Company in 1995. Furthermore, nine of the Company's top ten customers have been customers for over five years.

       . Manufacture High Quality Products. The trend in the electronics industry toward higher performance and size reduction has increased the complexity of electronics products, such as personal computers, cellular telephones, advanced cable television equipment and network servers, causing printed circuit board manufacturers to demand products with increased performance, precision and consistency. Through its research and development efforts and technology exchanges with its foreign joint venture affiliates, the Company has introduced product and process improvements to create fabrics which meet the high quality standards and exacting performance specifications required by its customers. In 1995, the Company received ISO 9002 certification of its manufacturing operations as well as its business functions, reflecting the Company's commitment to quality and consistency of service. (The ISO 9002 is the highest designation issued by the International Standards Organization for quality assurance in production, installation and servicing.) As further evidence of this commitment, the Company has reduced its incidence of defects and non-conformance costs in each of the last five years.

       . Continue to Control Costs and Improve Manufacturing Productivity. The expansion of applications for computer systems, technological advancements and new product introductions have stimulated the demand for printed circuit boards and intensified competition within the electronics industry. In an effort to maintain its leading position, the Company has controlled its fixed costs and increased its manufacturing productivity by consolidating functions, reducing manufacturing waste and improving production yields. From 1992 to 1995, the Company's EBITDA margins increased from 8.2% to 14.1%. These improvements were due in part to the Company's ability to control fixed overhead costs and increase operating leverage. In addition, from 1992 to 1995 the Company's operating income margins increased from 2.3% to 9.3%, while net income margin increased from (2.5%) to 6.7%.

                                THE TRANSACTIONS

    Clark-Schwebel Holdings, Inc. and its wholly owned subsidiary, Clark-S Acquisition Corporation ("Clark-S Acquisition"), and Clark-S Acquisition's wholly owned subsidiary, CS Finance Corporation of Delaware, were organized by Vestar Equity Partners, L.P. ("Vestar") to effect the acquisition (the "Acquisition") of Fort Mill A Inc. ("Fort Mill") and the Company, Fort Mill's wholly owned subsidiary. Pursuant to an Agreement and Plan of Merger, dated February 24, 1996, as amended, among Vestar/CS Holding Company, L.L.C. ("Vestar/CS Holding"), Clark-S Acquisition, Springs Industries Inc. ("Spring Industries") and Fort Mill, Clark-S Acquisition purchased all of the issued and outstanding capital stock of Fort Mill from Springs Industries. Concurrently with the consummation of the Acquisition on April 17, 1996 (the "Closing"), Clark-S Acquisition merged into Fort Mill, with Fort Mill as the surviving corporation, and CS Finance Corporation of Delaware merged into the Company, with the Company as the surviving corporation. On the day following the Closing, Fort Mill merged (the "Merger") into the Company. Immediately following the Merger, Clark-Schwebel Holdings, Inc.'s sole asset was all of the capital stock of the Company. Following the Merger, Holdings and the Company became independent of Springs Industries.

    The consideration for the Acquisition was $192.9 million in cash, subject to certain adjustments. In order to finance the Acquisition, including the payment of related fees and expenses: (i) Vestar/CS Holding and certain key members of management and their lineal descendants (the "Management Investors") contributed, in the aggregate, $45.0 million to Clark-Schwebel Holdings, Inc. (the "Equity Contribution") in exchange for all of the capital stock of Clark-Schwebel Holdings, Inc.; (ii) Clark-S Acquisition consummated the offering (the "Offering") of the Old Notes; and (iii) Clark-S Acquisition entered into a credit agreement (the "Credit Agreement") providing for borrowings of up to $70.0 million (of which approximately $50.0 million was drawn at Closing). On the day after Closing, the obligations of Clark-S Acquisition represented by each of the Old Notes and the Credit Agreement were assumed by the Company. Clark-Schwebel Holdings, Inc. guaranteed the indebtedness under the Old Notes and the Credit Agreement. Through its ownership of Holdings Participating Preferred Stock (as defined herein) and Holdings Common Stock (as defined herein), Vestar/CS Holding owns 82% of the common equity interests, and through its ownership of Holdings Common Stock, the Management Investors own 18% of the common equity interests. The transactions contemplated by the Acquisition, the Merger, the Offering, the Equity Contribution and the initial borrowings under the Credit Agreement are referred to herein collectively as the "Transactions."

                              THE INITIAL OFFERING

OLD NOTES......................  The Old Notes were sold by the Company on April 17, 1996
                                 (the "Issue Date") to Donaldson, Lufkin & Jenrette
                                 Securities Corporation, Bear, Stearns & Co. Inc., CS First
                                 Boston Corporation and Lazard Freres & Co. LLC
                                 (collectively, the "Initial Purchasers") pursuant to a
                                 Purchase Agreement dated April 12, 1996 (the "Purchase
                                 Agreement"). The Initial Purchasers subsequently resold
                                 the Old Notes to qualified institutional buyers and to
                                 institutional accredited investors pursuant to Rule 144A
                                 under the Securities Act.

REGISTRATION RIGHTS
 AGREEMENT.....................  Pursuant to the Purchase Agreement, the Company, Holdings
                                 and the Initial Purchasers entered into a Registration
                                 Rights Agreement dated April 17, 1996 (the "Registration
                                 Rights Agreement"), which grants the holder of the Old
                                 Notes certain exchange and registration rights. The
                                 Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange
                                 Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.............  $110,000,000 aggregate principal amount of 10 1/2% Series
                                 B Senior Notes due 2006 (the "New Notes").

THE EXCHANGE OFFER.............  $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date
                                 hereof, $110,000,000 aggregate principal amount of Old
                                 Notes are outstanding. The Company will issue the New
                                 Notes to holders on or promptly after the Expiration Date.

                                 Based on an interpretation by the staff of the Commission
                                 set forth in no-action letters issued to third parties,
                                 the Company believes that New Notes issued pursuant to the
                                 Exchange Offer in exchange for Old Notes may be offered
                                 for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an
                                 "affiliate" of the Company within the meaning of Rule 405
                                 under the Securities Act) without compliance with the
                                 registration and prospectus delivery provisions of the
                                 Securities Act, provided that such New Notes are acquired
                                 in the ordinary course of such holder's business and that
                                 such holder does not intend to participate and has no
                                 arrangement or understanding with any person to
                                 participate in the distribution of such New Notes.

                                 Any Participating Broker-Dealer that acquired Old Notes
                                 for its own account as a result of market-making
                                 activities or other trading activities may be a statutory
                                 underwriter. Each Participating Broker-Dealer that
                                 receives New Notes for its own account pursuant to the
                                 Exchange Offer must acknowledge that it will deliver a
                                 prospectus in connection with any resale of such New
                                 Notes. The Letter of Transmittal states that by so
                                 acknowledging and by delivering a prospectus, a
                                 Participating Broker-Dealer will not be deemed to admit
                                 that it is an "underwriter" within the meaning of the
                                 Securities Act. This Prospectus, as it may be amended or
                                 supplemented from time to time, may be used by a
                                 Participating Broker-Dealer in connection with resales of
                                 New Notes received in exchange for Old Notes where such
                                 Old Notes were acquired by such Participating
                                 Broker-Dealer as a result of market-making activities or
                                 other trading activities.

                                 The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus
                                 available to any Participating Broker-Dealer for use in
                                 connection with any such resale. See "Plan of
                                 Distribution."

                                 Any holder who tenders in the Exchange Offer with the
                                 intention to participate, or for the purpose of
                                 participating, in a distribution of the New Notes could
                                 not rely on the position of the staff of the Commission
                                 enunciated in no-action letters and, in the absence of an
                                 exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in
                                 connection with any resale transaction. Failure to comply
                                 with such requirements in such instance may result in such holder incurring liability under the Securities Act for
                                 which the holder is not indemnified by the Company.

EXPIRATION DATE................  5:00 p.m., New York City time, on September 11, 1996 unless the Exchange Offer is extended, in which case the
                                 term "Expiration Date" means the latest date and time to
                                 which the Exchange Offer is extended.

ACCRUED INTEREST ON THE NEW
 NOTES AND THE OLD NOTES.......  Each New Note will bear interest from its issuance date.
                                 Holders of Old Notes that are accepted for exchange will
                                 receive, in cash, accrued interest thereon to, but not
                                 including, the issuance date of the New Notes. Such
                                 interest will be paid with the first interest payment on
                                 the New Notes. Interest on the Old Notes accepted for
                                 exchange will cease to accrue upon issuance of the New
                                 Notes.

CONDITIONS TO THE EXCHANGE
 OFFER.........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                                 Exchange Offer--Conditions."

PROCEDURES FOR TENDERING OLD
 NOTES.........................  Each holder of Old Notes wishing to accept the Exchange
                                 Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such
                                 facsimile, together with the Old Notes and any other
                                 required documentation to the Exchange Agent (as defined)
                                 at the address set forth herein. By executing the Letter
                                 of Transmittal, each holder will represent to the Company
                                 that, among other things, the New Notes acquired pursuant
                                 to the Exchange Offer are being obtained in the ordinary
                                 course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement
                                 or understanding with any person to participate in the
                                 distribution of such New Notes, (ii) is engaging or
                                 intends to engage in the distribution of such New Notes,
                                 or (iii) is an "affiliate," as defined under Rule 405 of
                                 the Securities Act, of the Company. See "The Exchange
                                 Offer--Purpose and Effect of the Exchange Offer" and
                                 "--Procedures for Tendering."

UNTENDERED OLD NOTES...........  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights
                                 and such Old Notes will continue to be subject to certain
                                 restrictions on transfer. Accordingly, the liquidity of
                                 the market for such Old Notes could be adversely affected.

CONSEQUENCES OF FAILURE TO
 EXCHANGE......................  The Old Notes that are not exchanged pursuant to the
                                 Exchange Offer will remain restricted securities.
                                 Accordingly, such Notes

                                 may be resold only (i) to the Company, (ii) pursuant to
                                 Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii)
                                 outside the United States to a foreign person pursuant to
                                 the requirements of Rule 904 under the Securities Act, or
                                 (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences
                                 of Failure to Exchange."

SHELF REGISTRATION STATEMENT...  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning
                                 of Rule 405 under the Securities Act) is not eligible
                                 under applicable securities laws to participate in the
                                 Exchange Offer, and such holder has provided information
                                 regarding such holder and the distribution of such
                                 holder's Old Notes to the Company for use therein, the
                                 Company has agreed to register the Old Notes on a shelf
                                 registration statement (the "Shelf Registration
                                 Statement") and use its best efforts to cause it to be
                                 declared effective by the Commission as promptly as
                                 practical on or after the consummation of the Exchange
                                 Offer. The Company has agreed to maintain the
                                 effectiveness of the Shelf Registration Statement for,
                                 under certain circumstances, a maximum of three years, to
                                 cover resales of the Old Notes held by any such holders.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS............  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company
                                 or other nominee and who wishes to tender should contact
                                 such registered holder promptly and instruct such
                                 registered holder to tender on such beneficial owner's
                                 behalf. If such beneficial owner wishes to tender on such
                                 owner's own behalf, such owner must, prior to completing
                                 and executing the Letter of Transmittal and delivering its
                                 Old Notes, either make appropriate arrangements to
                                 register ownership of the Old Notes in such owner's name
                                 or obtain a properly completed bond power from the
                                 registered holder. The transfer of registered ownership
                                 may take considerable time. The Company will keep the
                                 Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered
                                 ownership.

GUARANTEED DELIVERY
 PROCEDURES....................  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                 cannot deliver their Old Notes, the Letter of Transmittal
                                 or any other documents required by the Letter of
                                 Transmittal to the Exchange Agent (or comply with the
                                 procedures for book-entry transfer) prior to the
                                 Expiration Date must tender their Old Notes according to
                                 the guaranteed delivery procedures set forth in "The
                                 Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..............  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                 New York City time, on the Expiration Date.

ACCEPTANCE OF NOTES AND
  DELIVERY OF NEW NOTES........  The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to
                                 5:00 p.m., New York City time, on the Expiration Date. The
                                 New Notes issued pursuant to the Exchange Offer will be
                                 delivered promptly following the Expiration Date. See "The
                                 Exchange Offer--Terms of the Exchange Offer."

USE OF PROCEEDS................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT.................  Fleet National Bank.

                                    THE EXCHANGE NOTES

GENERAL........................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace)
                                 except that (i) the New Notes bear a Series B designation,
                                 (ii) the New Notes have been registered under the
                                 Securities Act and, therefore, will not bear legends
                                 restricting the transfer thereof, and (iii) the holders of
                                 New Notes will not be entitled to certain rights under the
                                 Registration Rights Agreement, including the provisions
                                 providing for an increase in the interest rate on the Old
                                 Notes in certain circumstances relating to the timing of
                                 the Exchange Offer, which rights will terminate when the
                                 Exchange Offer is consummated. See "The Exchange
                                 Offer--Purpose and Effect of the Exchange Offer." The New
                                 Notes will evidence the same debt as the Old Notes and
                                 will be entitled to the benefits of the Indenture. See
                                 "Description of New Notes." The Old Notes and the New
                                 Notes are referred to herein collectively as the "Notes."

SECURITIES OFFERED.............  $110,000,000 aggregate principal amount of 10 1/2% Series
                                 B Senior Notes due 2006.

MATURITY DATE..................  April 15, 2006.

INTEREST PAYMENT DATES.........  April 15 and October 15 of each year, commencing October
                                 15, 1996.

OPTIONAL REDEMPTION............  On or after April 15, 2001, the Company may redeem the New
                                 Notes, at the redemption prices set forth herein, plus
                                 accrued and unpaid interest and Liquidated Damages (as
                                 defined herein), if any, to the date of redemption.
                                 Notwithstanding the foregoing, at any time on or before
                                 April 15, 1999, the Company may redeem up to 35% of the
                                 original aggregate principal amount of the Notes with the
                                 net proceeds of one or more Public Equity Offerings at a
                                 redemption price equal to 110% of the principal amount
                                 thereof, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, to the date of redemption; provided that
                                 at least 65% of the original aggregate principal amount of the Notes remains outstanding after each such redemption.
                                 See "Description of New Notes--Optional Redemption."

MANDATORY REDEMPTION...........  None.

CHANGE OF CONTROL..............  Upon a Change of Control, the Company will be obligated to make an offer to repurchase all of the outstanding Notes
                                 at a price equal to 101% of the principal amount thereof
                                 plus accrued and unpaid interest and Liquidated Damages,
                                 if any, to the date of repurchase. See "Description of
                                 Senior Notes--Change of Control."

RANKING........................  The New Notes will be senior unsecured obligations of the
                                 Company and will rank pari passu in right of payment to
                                 all existing and future senior indebtedness of the Company and senior in right of payment to all subordinated
                                 indebtedness of the Company. The New Notes will be
                                 effectively subordinated to all existing and future
                                 secured indebtedness of the Company, including
                                 indebtedness pursuant to the Credit Agreement, to the
                                 extent of the value of the assets securing such
                                 indebtedness, and will also be effectively subordinated to all existing and future indebtedness of its subsidiaries.
                                 See "Description of New Notes."

GUARANTEE......................  The New Notes will be fully and unconditionally guaranteed
                                 (the "Guarantee") by Holdings. However, the Guarantee will be a senior unsecured obligation of Holdings and will be
                                 effectively subordinated to all secured indebtedness of
                                 Holdings to the extent of the value of the assets securing such indebtedness.

CERTAIN COVENANTS..............  The Indenture contains certain covenants which, among other things, limits the ability of the Company and its
                                 Restricted Subsidiaries to: (i) incur additional
                                 indebtedness and issue preferred stock; (ii) repay certain other indebtedness; (iii) pay dividends or make certain
                                 other distributions; (iv) repurchase equity interests; (v)
                                 consummate certain asset sales; (vi) enter into certain
                                 transactions with affiliates; (vii) enter into sale and
                                 leaseback transactions; (viii) incur liens; (ix) merge or
                                 consolidate with any other person; or (x) sell, assign,
                                 transfer, lease, convey or otherwise dispose of all or
                                 substantially all of the assets of the Company. In
                                 addition, under certain circumstances, the Company will be required to make an offer to repurchase the Notes at a
                                 price equal to the principal amount thereof, plus accrued
                                 and unpaid interest and Liquidated Damages, if any, to the date of repurchase, with the proceeds of certain Asset
                                 Sales (as defined herein). See "Description of New
                                 Notes--Certain Covenants." In addition, the Company's
                                 interests in certain joint ventures are not subject to the covenants of the Indenture or the Credit Agreement. See
                                 "Business--Joint Ventures."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain material factors that should be considered in connection with the Exchange Offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

    The following summary historical financial data were derived from the historical consolidated financial statements of Fort Mill, the predecessor company. Fort Mill's sole asset was all of the capital stock of the Company. Fort Mill had no operations and held no investments other than its investment in the Company. The historical balance sheets for 1994 and 1995 and the historical income statements for 1993, 1994 and 1995 were audited by Deloitte & Touche LLP. The selected historical data for the thirteen weeks ended April 1, 1995 and March 30, 1996 are unaudited, but include all normal recurring adjustments necessary for a fair presentation of the financial data for such periods. The following summary pro forma financial data represents those of Holdings, whose sole asset consists of all of the capital stock of the Company after the Transactions. The pro forma income statement data for 1995 and first quarter 1996 give effect to the Transactions as if they had occurred on January 1, 1995. The pro forma balance sheet data give effect to the Transactions as if they had occurred on March 30, 1996. The pro forma financial data do not purport to be indicative of Holdings' financial position or results of operations had the Transactions been completed as of the date or for the periods presented, nor do such data purport to project Holdings' financial position or results of operations at any future date or for any future period. The information contained in this table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Statements" and the Financial Statements and accompanying notes thereto included elsewhere in this Offering Memorandum.

                                                   FISCAL YEAR                          FIRST QUARTER
                                     ---------------------------------------    -----------------------------
                                      1993      1994      1995       1995       1995     1996        1996
                                     ------    ------    ------    ---------    -----    -----    -----------
                                                                     (PRO
                                            (HISTORICAL)            FORMA)       (HISTORICAL)     (PRO FORMA)
INCOME STATEMENT DATA:
 Net sales........................   $163.7    $189.4    $231.3     $ 231.3     $49.2    $60.2       $60.2
 Gross profit.....................     24.5      28.7      39.3        38.9       7.1     12.3        12.3
 Selling, general and
   administrative expenses........     15.5      14.4      17.8        17.3       4.1      3.9         3.9
 Idle equipment write-off (1).....       --       1.8        --          --        --       --          --
 Operating income.................      9.0      12.5      21.6        21.7       3.0      8.4         8.4
 Income (loss) from equity
investees, net....................     (3.4)      1.2       2.6         2.9       0.4      0.9         0.8
 Income from continuing
operations........................      1.6       8.3      15.3         5.6       2.1      5.9         3.3
 Dividends on preferred stock.....       --        --        --        (4.6)       --       --        (1.1)
 Income from continuing operations
applicable to common shares.......      1.6       8.3      15.3         1.0       2.1      5.9         2.2
OTHER DATA:
 EBITDA (2)(3)....................   $ 19.0    $ 22.5    $ 32.7     $  32.7     $ 5.8    $11.5       $11.5
 EBITDA, as adjusted (2)(3).......     19.0      24.3      34.1        34.1       5.8     11.5        11.5
 Depreciation and amortization....     10.0      10.0      11.1        11.9       2.8      3.0         3.2
 Capital expenditures.............      8.8      11.5       8.4         8.4       2.0      1.1         1.1
 Gross profit as a percentage of
   net sales......................     15.0%     15.1%     17.0%       16.8%     14.5%    20.5%       20.5%
 EBITDA as a percentage of net
sales.............................     11.6%     11.9%     14.1%       14.1%     11.9%    19.0%       19.0%
 EBITDA, as adjusted as a
   percentage of net sales........     11.6%     12.8%     14.7%       14.7%     11.9%    19.0%       19.0%
 Net cash provided by (used in)
   (4):
   Operating Activities...........     17.3      16.2      18.0         n/a       0.2      7.7         n/a
   Investing Activities...........     (8.7)      7.6      (8.4)        n/a      (2.0)    (1.1)        n/a
   Financing Activities...........     (8.7)    (23.8)     (9.1)        n/a       1.9     (7.1)        n/a
 Ratio of earnings to fixed
  charges.........................     15.0x     23.2x     45.7x        1.4x     26.1x    53.5x        1.8x
OTHER PRO FORMA DATA:
 Cash interest expense (5)........                                  $  15.3                          $ 3.8
 Ratio of EBITDA to cash interest
  expense.........................                                      2.1x                           3.0x
 Ratio of EBITDA, as adjusted to
   cash interest expense..........                                      2.2x                           3.0x
 Ratio of net debt to EBITDA
(6)...............................                                      4.9x                           3.5x
 Ratio of net debt to EBITDA, as
  adjusted (6)....................                                      4.7x                           3.5x

                                                                             AT MARCH 30, 1996
                                                                            --------------------
                                                                            ACTUAL     PRO FORMA
                                                                            ------     ---------
BALANCE SHEET DATA:
 Working capital.........................................................   $ 43.9      $  46.3
 Total assets............................................................    181.6        252.5
 Total long-term debt (including current portion)........................      6.0        160.1
 Total stockholders' equity..............................................    137.0         44.2

- ------------

(1) During 1994, the Company recorded a $1.8 million charge against operating income related to the write-off of certain idle manufacturing equipment.

(2) EBITDA is defined herein as operating income plus depreciation and goodwill amortization. EBITDA, as adjusted, is defined herein as operating income plus depreciation, amortization, the write off of certain idle equipment ($1.8 million in 1994) and the provision for a customer bad debt ($1.4 million in 1995) related to a receivable retained by Springs Industries. EBITDA and EBITDA, as adjusted, do not include any income (loss) from equity investees, net. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA is not a defined term under generally accepted accounting principles ("GAAP") and should not be construed as an alternative to operating income, net income or cash flows from operating activities as determined by GAAP and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA and EBITDA, as adjusted, do not represent available or discretionary funds of the Company.

(3) Pro forma EBITDA and EBITDA, as adjusted, exclude overhead expenses allocated to the Company by Springs Industries and include the Company's estimate of stand-alone expenses. There are no material differences between the excluded overhead and the stand-alone expenses. Pro forma EBITDA and EBITDA, as adjusted, are not defined terms under GAAP as stated above in note (2).

(4) This cash flow information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) Pro forma cash interest expense represents total interest expense less amortization of deferred financing costs of $0.9 million for fiscal year 1995 and $0.3 million for the first quarter 1996.

(6) Net debt represents total debt less cash and was calculated based on pro forma net debt of $159.5 million and $160.0 million as of December 30, 1995 and March 30, 1996, respectively. EBITDA for the first quarter 1996 of $11.5 million was annualized for the purpose of this calculation. The ratio of net debt to EBITDA is a key ratio used by the financial community to evaluate an entity's ability to service its debt.

                                  RISK FACTORS

    Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before tendering Old Notes in exchange for the New Notes. The risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

SIGNIFICANT LEVERAGE

    The Company is highly leveraged and has indebtedness that is substantial in relation to stockholders' equity. As of March 30, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had an aggregate of $160.1 million of outstanding indebtedness and stockholders' equity of $44.2 million. In addition, subject to the restrictions in the Credit Agreement and the Indenture, the Company and its subsidiaries may incur additional indebtedness. For the 13 weeks ended March 30, 1996, on a pro forma basis, after giving effect to the Transactions as if they had occurred on December 31, 1995, the Company's ratio of earnings to fixed charges would have been 1.8:1

    The Company's high degree of leverage could have important consequences to holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (iii) certain of the Company's borrowings will be at variable rates of interest, which will expose the Company to the risk of higher interest rates; (iv) the indebtedness outstanding under the Credit Agreement will be secured by substantially all of the assets of the Company and matures prior to the maturity of the New Notes; (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company's degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business.

    The Company's ability to pay principal and interest on the New Notes and to satisfy its other debt obligations will depend on its financial and operating performance, which in turn are subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. The Company anticipates that its operating cash flow will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company cannot generate sufficient cash flow from operations to meet its obligations, then it may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There is no assurance that any of these remedies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SECURED INDEBTEDNESS

    The Indenture permits the Company to incur certain secured indebtedness, including indebtedness under the Credit Agreement, which is secured by a lien on substantially all of the assets of the Company. The New Notes are unsecured and will be effectively subordinated to such indebtedness. Accordingly, if an event of default occurs under the Credit Agreement, the lenders thereto will have a prior right to the assets of the Company and may foreclose upon such collateral to the exclusion of the holders of the New Notes. In such event, such assets would first be used to repay in full amounts outstanding under the Credit Agreement, resulting in all or a portion of the Company's assets being unavailable to satisfy the claims of the holders of New Notes and holders of other unsecured indebtedness. In addition, the Guarantee is effectively subordinated to Holdings' guarantee of the obligations of the Company under the Credit Agreement to the extent of the value of the assets securing such indebtedness.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The Indenture contains covenants which, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, repay certain other indebtedness, pay dividends, or make certain other distributions, repay certain indebtedness, consummate certain asset sales, enter into certain transactions with affiliates, enter into sale and leaseback transactions, incur liens, incur additional indebtedness, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of New Notes--Certain Covenants." In addition, the Credit Agreement contains other and more restrictive covenants and also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. See "Description of Credit Agreement."

    The Company's ability to comply with the covenants contained in the Indenture and the Credit Agreement may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Indenture and/or the Credit Agreement which would permit the secured lenders or the holders of the Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the secured lenders to make further extensions of credit under the Credit Agreement could be terminated. If the Company were unable to repay its indebtedness to its secured lenders, the secured lenders could proceed against any or all the collateral securing such indebtedness, which collateral consists of the capital stock and substantially all of the assets of the Company.

DEPENDENCE ON ELECTRONICS INDUSTRY/CYCLICALITY

    The Company's business is dependent on manufacturers of electronic laminates who in turn are dependent upon printed circuit board fabricators who supply electronic equipment manufacturers. The electronics industry is cyclical and has experienced recurring downturns. A future downturn could reduce demand for, and prices of, materials used in electronics, including those manufactured by the Company. Over the past three years, the electronics industry has experienced significant growth, but there can be no assurance that such growth will continue. A significant downturn or change in any particular market segment of the electronics industry could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONCENTRATION OF CUSTOMERS


    In 1995, sales to two of the Company's customers, Allied-Signal Laminate System and Nelco International, each accounted for more than 10% of the Company's net sales, and sales to the Company's top ten customers accounted for approximately 70% of net sales. As customers seek to establish closer relationships with their suppliers, the Company expects its customer base to continue to become more concentrated. If, for any reason, any of its key customers were to purchase significantly less of the Company's products in the future, such decreased level of purchases could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TECHNOLOGICAL CHANGE

    Rapid technological advances in the electronics industry have demanded increased performance from suppliers of components and raw materials. These advances have placed increasingly rigorous demands on the weight, thickness and consistency of fiber glass products produced by the Company. Technological change in the printed circuit board industry is rapid and continuous and will continue to require increased technological and manufacturing capability and expertise. Advances in semiconductor technology could further reduce the surface area of printed circuit boards and possibly demand for the Company's products. There can be no assurance that the Company will be able to maintain its current technological position.

    The Company could face increased competition if cost-effective alternatives to fiber glass fabrics were developed for the electronics industry. Currently, only lower-end electronics, which use a paper based laminate system for printed circuit boards, and very high-end electronics, which use a variety of very expensive materials for printed circuit boards, use non-fiber glass fabrics. However, the development and introduction of cost-competitive alternatives could have a material adverse impact on the Company's business, financial condition and results of operations.

COMPETITION

    The Company believes that competition in its markets is primarily based on long-term relationships with customers and suppliers, quality, technical support, price and reliability. The Company's primary competitors are BGF Industries, Inc. in the production of fiber glass fabrics and Hexcel Corporation in the production of Kevlar(R) fabrics and other high performance fabrics. Some of the Company's competitors may have greater financial and other resources than the Company.

AVAILABILITY OF RAW MATERIALS

    Fiber glass yarn is the principal raw material used in the production of fiber glass fabric. There are two major suppliers of fiber glass yarn in the United States, and substitutes are not readily available. The Company purchases most of its aramid yarn from one supplier. Any disruption in the ability or willingness of the Company's suppliers to deliver fiber glass or aramid yarns to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. In the fourth quarter of 1994, shortages of fiber glass yarn occurred, and in the first quarter of 1995 suppliers of fiber glass yarn reduced shipments, limiting its supply to the Company and other purchasers of fiber glass yarn. This shortage, which the Company expects to continue at least through 1996, has limited the ability of the Company to expand production of fiber glass fabrics. In addition, due in part to fiber glass yarn shortages, the price of fiber glass yarn has increased over the past year at a higher than historical rate. While the Company generally has been able to pass through increases in the cost of fiber glass yarn, the inability of the Company to do so in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

    The Company's facilities are subject to a broad range of federal, state, local and foreign environmental laws and requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at Company facilities and offsite disposal locations. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes, based upon information currently available to management, that it will not require material capital expenditures to maintain compliance with environmental requirements during this or the following fiscal year or in the foreseeable future. However, future events, such as changes in existing laws and regulations or the discovery of contamination at sites owned or operated by the Company, may give rise to additional compliance or remediation costs which could have a material adverse effect on the Company's financial condition or results of operations. Moreover, the nature of the Company's business exposes it to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims. See "Business--Environmental Matters."

CONTROL BY PRINCIPAL STOCKHOLDER

    Through its ownership of Holdings Participating Preferred Stock and Holdings Common Stock, Vestar/CS Holding holds 82% of the fully diluted Holdings Common Stock. Vestar, through its interests in Vestar/CS Holding and certain agreements, controls Holdings and, through its control of Holdings, has the power to elect a majority of the Company's directors, appoint new management and approve any action requiring the approval of the holders of the Company's common stock, including adopting certain amendments to the Company's articles of incorporation. See "Management--Directors and Executive Officers" and "Security Ownership" and "Certain Relationships and Related Transactions."

DEPENDENCE ON KEY PERSONNEL

    The Company's success is dependent upon certain key management personnel. There is competition for qualified employees among companies in the electronic materials industry, and the loss of certain of the Company's employees or an inability to continue to attract and motivate highly skilled employees could have a material adverse effect on the Company's business, financial condition and results of operations.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

    Upon a Change of Control, the Company is required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. The source of funds for any such repurchase will be the Company's available cash or cash generated from operating or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. A Change of Control will likely trigger an event of default under the Credit Agreement which would permit the lenders thereto to accelerate the debt under the Credit Agreement. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered and to repay debt under the Credit Agreement. See "Description of New Notes--Repurchase at the Option of Holders" and "Description of Credit Agreement."

FRAUDULENT CONVEYANCE CONSIDERATIONS

    In connection with the Acquisition, the Company and Holdings incurred substantial indebtedness, including the indebtedness under the Notes, the Credit Agreement, the Guarantee and Holdings' guarantee of the obligations of the Company under the Credit Agreement. If under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company or Holdings, a court were to find that, at the time the Notes or the Guarantee were issued, (i) the Company or Holdings issued the Notes or the Guarantee, with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) the Company or Holdings received less than reasonably equivalent value or fair consideration for issuing the Notes or the Guarantee, as the case may be, and (B) the Company or Holdings, as the case may be, (1) was insolvent or was rendered insolvent by reason of the Acquisition and/or such related transactions, including the incurrence of the indebtedness to fund the Transactions, (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could avoid or subordinate the Notes and the Guarantee to presently existing and future indebtedness of the Company and Holdings and take other action detrimental to the holders of the Notes and the Guarantee, including, under certain circumstances, invalidating the Notes and the Guarantee.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, the Company or Holdings would be considered insolvent if, at the time it incurs the indebtedness constituting the Notes or the Guarantee, either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and matured or (ii) it is incurring debts beyond its ability to pay as such debts mature.

    Each of Holdings' and the Company's Board of Directors and management believe that at the time of its issuance of the Notes and the Guarantee, as the case may be, the Company and Holdings (i) will (A) be neither insolvent nor rendered insolvent thereby, (B) have sufficient capital to operate their respective businesses effectively and (C) be incurring debts within their respective abilities to pay as the same mature or become due and (ii) will have sufficient resources to satisfy any probable money judgment against them in any pending action. In reaching the foregoing conclusions, Holdings and the Company have relied upon their analyses of internal cash flow projections and estimated values of assets and liabilities of the Company. There can be no assurance, however, that such analyses will prove to be correct or that a court passing on such questions would reach the same conclusions.

LACK OF ESTABLISHED PUBLIC TRADING MARKET; ABSENCE OF TRADING MARKET FOR OLD NOTES NOT VALIDLY TENDERED

    The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

    If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

    Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                THE TRANSACTIONS

THE ACQUISITION

    Clark-Schwebel Holdings, Inc., its wholly owned subsidiary, Clark-S Acquisition, and Clark-S Acquisition's wholly owned subsidiary, CS Finance Corporation of Delaware, were organized by Vestar to effect the acquisition of Fort Mill and the Company, Fort Mill's wholly owned subsidiary. Pursuant to an Agreement and Plan of Merger, dated February 24, 1996 (as amended, the "Merger Agreement"), among Vestar/CS Holding, Clark-S Acquisition, Springs Industries and Fort Mill, Clark-S Acquisition purchased all of the issued and outstanding capital stock of Fort Mill from Springs Industries. Concurrently with the consummation of the Acquisition, Clark-S Acquisition merged into Fort Mill, with Fort Mill as the surviving corporation, and CS Finance Corporation of Delaware merged into the Company, with the Company as the surviving corporation. On the day following the Closing, Fort Mill merged into the Company, and immediately following such merger, Clark-Schwebel Holdings, Inc.'s sole asset was all of the capital stock of the Company.

    The consideration for the Acquisition was $192.9 million in cash, subject to certain adjustments. In order to finance the Acquisition, including the payment of related fees and expenses: (i) Vestar/CS Holding and the Management Investors made the Equity Contribution of $45.0 million in exchange for all of the capital stock of Clark-Schwebel Holdings, Inc.; (ii) Clark-S Acquisition consummated the Offering; and (iii) Clark-S Acquisition entered into the Credit Agreement providing for borrowings of up to $70.0 million (of which approximately $50.0 million was drawn at Closing). Holdings guaranteed the indebtedness under the Old Notes and the Credit Agreement.

    The following chart depicts the present organizational structure and fully diluted common stock ownership of Clark-Schwebel Holdings, Inc. and the Company.








                             [FLOW CHART]

SOURCES AND USES OF FUNDS

    Concurrently with the Offering, the Company assumed the obligations under the Credit Agreement and Vestar/CS Holding and the Management Investors made the Equity Contribution. Proceeds from the Offering, the Equity Contribution and the initial borrowings under the Credit Agreement were used to fund the purchase price of the Acquisition and to pay fees and expenses.

    Credit Agreement. At Closing, Clark-S Acquisition entered into the Credit Agreement with Chemical Bank, Bankers Trust Company, Fleet National Bank, NationsBank, N.A., and BHF-Bank Aktientesellschaft providing for a term loan (the "Term Loan") of $15.0 million and a revolving credit facility (the "Revolving Credit Facility") of $55.0 million. At Closing, Clark-S Acquisition borrowed approximately $50.0 million under the Credit Agreement, consisting of $15.0 million under the Term Loan and $35.0 million under the Revolving Credit Facility. The undrawn amount of $20.0 million under the Revolving Credit Facility will be available for working capital and general corporate purposes. On the day after Closing, the obligations of Clark-S Acquisition represented by the Credit Agreement were assumed by the Company.

    Equity Contribution. The Equity Contribution was comprised of: (i) a contribution of $43.2 million from Vestar/CS Holding in exchange for (A) $36.0 million of Holdings 12.5% Participating Preferred Stock (the "Holdings Participating Preferred Stock") and (B) $7.2 million of the common stock of Holdings (the "Holdings Common Stock"); and (ii) a contribution of $1.8 million from the Management Investors in exchange for $1.8 million of Holdings Common Stock. Vestar/CS Holding and the Management Investors purchased 7,200 shares and 1,800 shares, respectively, of Holdings Common Stock. A portion of the contribution from the Management Investors was financed by loans from Holdings. Through its ownership of Holdings Participating Preferred Stock and Holdings Common Stock, Vestar/CS Holding owns 82% of the common equity interests and, through its ownership of Holdings Common Stock, the Management Investors own 18% of the common equity interests. The Holdings Participating Preferred Stock is perpetual and dividends accrue at a rate of 12.5% per annum of the aggregate initial liquidation value, and accumulate and compound on a quarterly basis, with certain exceptions, until its redemption or cancellation. See "Description of Holdings Participating Preferred Stock."

    The estimated sources and uses of funds in connection with the Transactions are set forth below (in millions):




SOURCES OF FUNDS:
Credit Agreement:
  Term Loan.......................................................   $ 15.0
  Revolving Credit Facility.......................................     35.0
Notes.............................................................    110.0
Holdings Participating Preferred Stock(1).........................     36.0
Holdings Common Stock.............................................      9.0
                                                                     ------
      Total sources...............................................   $205.0
                                                                     ------
                                                                     ------
USES OF FUNDS:
Purchase price....................................................   $192.9
Loans to Management Investors.....................................      0.8
Estimated fees and expenses.......................................     11.3
                                                                     ------
      Total uses..................................................   $205.0
                                                                     ------
                                                                     ------

       --------------------------

       (1) The $36.0 million value attributed to the Holdings Participating Preferred Stock represents an aggregate initial liquidation value of $35.0 million and an estimated value of $1.0 million for the participating common equity interest. This amount does not result in additional common shares but
           rather represents    an additional equity contribution.

VESTAR/CS HOLDING AND VESTAR EQUITY PARTNERS, L.P.

    Vestar CS/Holding, a Delaware limited liability company, was formed by Vestar Equity Partners, L.P. to hold all the investments of Vestar Equity Partners, L.P. and certain other investors. Vestar Equity Partners, L.P. is an institutional equity fund managed by Vestar Capital Partners. Founded in 1988, Vestar Capital Partners is a New York-based investment firm focusing on investing in management buyouts and recapitalizations of middle market companies. Since 1988, Vestar Capital Partners has organized and invested in 17 management buyouts and recapitalizations with an aggregate value exceeding $2.0 billion. Included among these are Clark-Schwebel, Inc., Celestial Seasonings, Inc., Westinghouse Air Brake Company, Hampshire Chemical Corporation, MAG Aerospace Industries, Inc., Consolidated Cigar Corporation, La Petite Academy, Inc., Pyramid Communications, Inc., Prestone Products Corporation, Anvil Knitwear, Inc., Cabot Safety Corporation and Pinnacle Automation, Inc.

                                USE OF PROCEEDS

    This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which they replace), except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company.

    The net proceeds from the sale of Old Notes in the Initial Offering were approximately $106.7 million in the aggregate after deduction of discounts and commissions. All of such net proceeds were utilized to consummate the Acquisition.

                                 CAPITALIZATION
                             (DOLLARS IN MILLIONS)

    The following table sets forth the cash and consolidated capitalization of Holdings at March 30, 1996 and pro forma to give effect to the Transactions as if they had occurred on March 30, 1996. This table should be read in conjunction with the "Unaudited Pro Forma Financial Statements" included elsewhere in this Prospectus.


                                                             AT MARCH 30, 1996
                                                          ---------------------
                                                          ACTUAL     PRO FORMA
                                                          ------    -----------

Cash..................................................    $  0.1      $   0.1
                                                          ------    -----------
                                                          ------    -----------
Long-term debt (including current portion):
 Term Loan............................................    $ --        $  15.0
 Revolving Credit Facility............................      --           35.0
 Notes................................................      --          110.0
 Industrial revenue bond obligations..................       5.9       --
 Other................................................       0.1          0.1
                                                          ------    -----------
   Total long-term debt...............................       6.0        160.1
                                                          ------    -----------
                                                          ------    -----------
Stockholders' equity (1)
 Participating Preferred Stock (0 and 1,000 shares
   issued and outstanding, historically and pro forma,
respectively).........................................      --           36.0
 Common Stock (100 and 9,000 shares issued and
   outstanding, historically and pro forma,
respectively).........................................      --            8.2
 Investment by Springs Industries.....................     128.7       --
 Cumulative translation adjustment....................       8.2       --
                                                          ------    -----------
   Total stockholders' equity.........................     137.0         44.2
                                                          ------    -----------
Total capitalization..................................    $143.0      $ 204.3
                                                          ------    -----------
                                                          ------    -----------

- ------------
(1) Pro forma total stockholders' equity represents $36.0 million attributable to the Holdings Participating Preferred Stock and $9.0 million attributable to the Holdings Common Stock, net of approximately $0.8 million of loans to Management Investors.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

    Set forth below are selected historical and other financial data of Fort Mill, the predecessor company, as of the dates and for the periods presented. Fort Mill had no other operations other than the Company and its sole asset was all of the capital stock of the Company. The selected historical financial data were derived from the historical balance sheets for 1994 and 1995 and the historical income statements for 1993, 1994 and 1995 which were audited by Deloitte & Touche LLP. The selected historical consolidated balance sheet data for 1991, 1992 and 1993 and the income statement data for 1991 and 1992 were derived from unaudited historical financial statements of Fort Mill. The selected historical data for the first quarter 1995 and first quarter 1996 are unaudited, but include all normal recurring adjustments necessary for a fair presentation of the financial data for such periods. The results for the first quarter 1996 are not necessarily indicative of the results for the full fiscal year. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and accompanying notes thereto included elsewhere in this Offering Memorandum.

                                                          FISCAL YEAR                        FIRST QUARTER
                                         ----------------------------------------------     ---------------
                                         1991 (2)   1992 (2)    1993     1994     1995       1995     1996
                                         --------   --------   ------   ------   ------     ------   ------
INCOME STATEMENT DATA:
  Net sales............................   $ 188.5    $ 158.8   $163.7   $189.4   $231.3     $ 49.2   $ 60.2
  Cost of sales........................     162.0      138.9    139.2    160.7    192.0       42.1     47.9
                                         --------   --------   ------   ------   ------     ------   ------
  Gross profit.........................      26.5       19.9     24.5     28.7     39.3        7.1     12.3
  Selling, general and administrative
   expenses............................      16.4       16.3     15.5     14.4     17.8        4.1      3.9
  Idle equipment write-off (1).........        --         --       --      1.8       --         --       --
                                         --------   --------   ------   ------   ------     ------   ------
  Operating income.....................      10.1        3.6      9.0     12.5     21.6        3.0      8.4
  Interest expense.....................       0.6        0.5      0.4      0.4      0.4        0.1      0.1
  Other, net...........................        --        0.1       --       --       --         --       --
                                         --------   --------   ------   ------   ------     ------   ------
  Income before income taxes...........       9.5        3.2      8.6     12.0     21.2        2.9      8.3
  Provision for income taxes...........       4.0        1.6      3.6      4.9      8.4        1.2      3.3
  Income (loss) from equity investees,
   net (2).............................      (2.9)      (5.4)    (3.4)     1.2      2.6        0.4      0.9
                                         --------   --------   ------   ------   ------     ------   ------
  Income (loss) from continuing
   operations..........................       2.6       (3.8)     1.6      8.3     15.3        2.1      5.9
  Discontinued operations (3)..........      (0.1)      (0.2)     0.7      3.0      0.1         --       --
                                         --------   --------   ------   ------   ------     ------   ------
  Net income (loss) applicable to
   common shares.......................   $   2.5    $  (4.0)  $  2.3   $ 11.3   $ 15.4     $  2.1   $  5.9
                                         --------   --------   ------   ------   ------     ------   ------
                                         --------   --------   ------   ------   ------     ------   ------
OTHER DATA:
  EBITDA (4)...........................   $  18.9    $  13.0   $ 19.0   $ 22.5   $ 32.7     $  5.8   $ 11.5
  EBITDA, as adjusted (4)..............      18.9       13.0     19.0     24.3     34.1        5.8     11.5
  Depreciation and amortization........       8.8        9.4     10.0     10.0     11.1        2.8      3.0
  Capital expenditures.................       6.3        4.3      8.8     11.5      8.4        2.0      1.1
  Gross profit as a percentage of net
   sales...............................      14.0%      12.5%    15.0%    15.1%    17.0%      14.5%    20.5%
  EBITDA as a percentage of net
   sales...............................      10.0%       8.2%    11.6%    11.9%    14.1%      11.9%    19.0%
  EBITDA, as adjusted as a percentage
   of net sales........................      10.0%       8.2%    11.6%    12.8%    14.7%      11.9%    19.0%
  Ratio of earnings to fixed charges
   (5).................................       9.5x       4.3x    15.0x    23.2x    45.7x      26.1x    53.5x
  Net cash provided by (used in) (6):
    Operating activities...............   $  17.8    $  (1.4)  $ 17.3   $ 16.2   $ 18.0     $  0.2   $  7.7
    Investing activities...............      (6.3)      (4.3)    (8.7)     7.6     (8.4)      (2.0)    (1.1)
    Financing activities...............     (11.4)       5.7     (8.7)   (23.8)    (9.1)       1.9     (7.1)

                                               (Footnotes on the following page)

                                                                FISCAL YEAR                     FIRST QUARTER
                                               ----------------------------------------------   -------------
                                               1991 (2)   1992 (2)    1993     1994     1995        1996
                                               --------   --------   ------   ------   ------   -------------
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital............................   $  38.9    $  37.9   $ 38.1   $ 41.2   $ 46.3      $  43.9
  Total assets...............................     192.7      184.8    186.2    179.6    188.7        181.6
  Total long-term debt (including current
   portion)..................................       5.9        5.9      5.9      6.1      6.0          6.0
  Total stockholders' equity.................     150.7      148.7    147.6    137.5    144.0        137.0

- ------------

(1) During 1994, the Company recorded a $1.8 million charge against operating income related to the write-off of certain idle manufacturing equipment.

(2) In 1991 and 1992, the Company's European operations were conducted through two wholly owned subsidiaries (the "European Subsidiaries"). On March 25, 1993, the Company contributed its two European Subsidiaries and $8.8 million in cash to CS-Interglas AG, in consideration for a DM20 million convertible subordinated note and a minority equity interest in CS-Interglas AG. At the end of the first quarter 1996, the DM20.0 million convertible note had a carrying value of $13.5 million. The value assigned to the Company's minority interest at the time of the Transactions was $14.1 million. Beginning in 1993, the Company accounted for this investment using the equity method of accounting. In order to reflect comparable financial data, the results of the European Subsidiaries for 1991 and 1992 have been restated in the "Selected Historical Financial Data" chart using the equity method of accounting. The financial results of the Company on a consolidated basis for 1991 and 1992 are reflected below (in millions).


                                                               FISCAL YEAR
                                                             ----------------
                                                              1991      1992
                                                             ------    ------

INCOME STATEMENT DATA:
Net sales.................................................   $236.0    $200.5
Operating income (loss)...................................      4.2      (4.3)
Net income (loss).........................................      2.5      (4.0)
                                                             ------    ------
                                                             ------    ------

(3) In 1994, the Company sold substantially all of the assets of a subsidiary engaged in a separate line of business. In 1996, the Company sold its equity investment in a company engaged in a separate line of business. For further discussion, see Note 13 to the historical financial statements on page F-15 of this Prospectus.

(4) EBITDA is defined herein as operating income plus depreciation and goodwill amortization. EBITDA, as adjusted is defined herein as operating income plus depreciation, amortization, the non-recurring asset write-off ($1.8 million in 1994) and the provision for a customer bad debt ($1.4 million in 1995) related to a receivable to be retained by Springs Industries. EBITDA and EBITDA, as adjusted, do not include any income (loss) from equity investees, net. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA is not a defined term under generally accepted accounting principles ("GAAP") and should not be construed as an alternative to operating income, net income or cash flows from operating activities as determined by GAAP and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA and EBITDA, as adjusted, do not represent available or discretionary funds of the Company

(5) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before taxes, earnings (loss) from a 50% owned equity investment, distributed income from the less than 50% owned equity investments and fixed charges. Fixed charges include interest expense, including the interest portion of lease expense, and amortization of bond issue costs. The ratio of net debt to EBITDA is a key ratio used by the financial community to evaluate an entity's ability to service its debt.

(6) This cash flow information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The following unaudited consolidated pro forma financial statements (the "Unaudited Pro Forma Financial Statements") of Clark-Schwebel Holdings, Inc. have been derived by the application of pro forma adjustments to historical consolidated financial statements, included elsewhere in this Prospectus. The unaudited pro forma income statements for the year ended December 30, 1995 and the thirteen weeks ended March 30, 1996 give effect to the Transactions as if such transactions were consummated as of January 1, 1995. The unaudited pro forma balance sheet gives effect to the Transactions as if such transactions had occurred on March 30, 1996. The Unaudited Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Unaudited Pro Forma Financial Statements should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in the Prospectus.

    The acquisition of Fort Mill, the merger of Fort Mill into the Company, the offering of the Old Notes, the equity contribution of Vestar/CS Holding and the Management Investors and their lineal descendants, and the initial borrowings under the Credit Agreement are referred to in the Unaudited Pro Forma Financial Statements as the "Transactions."

    The pro forma adjustments were applied to the historical financial statements to reflect and account for the Transactions as a purchase. Accordingly, the pro forma data reflect the preliminary allocation of purchase price based on the estimated fair value of the tangible and intangible assets and liabilities. Management believes that the final allocation will not vary significantly from such preliminary allocation.

                      UNAUDITED PRO FORMA INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 30, 1995
                             (DOLLARS IN MILLIONS)

                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                             ----------    -----------      ---------
Net sales.................................................     $231.3        $--             $ 231.3
Cost of sales.............................................      192.0            0.4(1)        192.4
                                                             ----------    -----------      ---------
Gross profit..............................................       39.3           (0.4)           38.9
Selling, general and administrative expenses..............       17.8           (0.5)(2)        17.3
                                                             ----------    -----------      ---------
Operating income..........................................       21.6            0.1            21.7
Interest expense, net.....................................        0.4           15.9(3)         16.3
                                                             ----------    -----------      ---------
Income before income taxes................................       21.2          (15.8)            5.4
Provision for income taxes................................       (8.4)           5.8(4)         (2.6)
Income from equity investees, net.........................        2.6            0.3(5)          2.9
                                                             ----------    -----------      ---------
Income from continuing operations.........................       15.3           (9.7)            5.6
Dividends on preferred stock..............................      --              (4.6)(6)        (4.6)
                                                             ----------    -----------      ---------
Income from continuing operations
  applicable to common shares.............................     $ 15.3        ($ 14.3)        $   1.0
                                                             ----------    -----------      ---------
                                                             ----------    -----------      ---------

               See notes to unaudited pro forma income statement.

                 NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 30, 1995
                             (DOLLARS IN MILLIONS)

    The pro forma financial data have been derived by the application of pro forma adjustments to the historical financial statements for the period noted. The Transactions have been accounted for under the purchase method of accounting.

    (1) The pro forma adjustment to cost of sales relates to: (i) the incremental costs of employee benefits for the plant workforce and incremental property and casualty insurance (see (2) below) on a stand-alone basis of $1.2 and (ii) the net effect on depreciation expense of ($0.8) as a result of the Transactions.

    The net depreciation adjustment reflects the increase in depreciation expense of $1.5 resulting from the step-up in basis of certain property, plant and equipment of $15.0. In addition, the remaining lives of the property, plant and equipment were extended to reflect management's preliminary estimate of the remaining estimated economic lives of such assets, which resulted in a decrease in depreciation expense of $2.3. Depreciation expense was determined by the straight line method over the remaining useful lives of the assets: land improvements 20 years; building and improvements 40 years; and machinery and equipment 6 years.

    (2) The historical financial statements include management fees allocated by Springs Industries for certain support services, including executive management, audit, tax and legal fees, benefits administration and costs, property and casualty insurance and other expenses. This adjustment relates to the net impact of these administrative costs to operate Holdings on a stand-alone basis, including the management advisory agreement and the elimination of Springs Industries' management fees as follows:

Stand-alone costs...................................................   $ 1.8
Springs Industries' management fees.................................    (3.0)
Amortization of goodwill over forty years, net of effect of reversal
  of historical goodwill amortization...............................     0.7
                                                                       -----
      Total adjustment..............................................   ($0.5)
                                                                       -----
                                                                       -----

    (3) The pro forma adjustment to interest expense under the new capital structure is as follows:

10 1/2% Notes.......................................................   $11.6
Term Loan and Revolving Credit Facility at 7 1/2%...................     3.8
Amortization of financing costs over a weighted average life of nine
years...............................................................     0.9
Less: historical interest expense...................................    (0.4)
                                                                       -----
      Total adjustment..............................................   $15.9
                                                                       -----
                                                                       -----

    A 1/8% increase (decrease) in the interest rate on the Term Loan and Revolving Credit Facility would increase (decrease) interest expense with respect to the Term Loan and Revolving Credit Facility by less than $0.1.

    (4) The pro forma adjustment to taxes reflects the effect of using the combined federal and state statutory income tax rate of 38.4% on pro forma taxable income, which is adjusted for the increase in nondeductible goodwill amortization.

    (5) The pro forma adjustment to income from equity investments reflects the effect of purchase accounting on the equity investments. The primary impact relates to the extension of ASCO goodwill life to thirty years of $0.2 and tax adjustment of $0.1.

    (6) The pro forma adjustment reflects the accumulated dividend on the liquidation value of $35.0 of Holdings Participating Preferred Stock at a per annum rate of 12 1/2% compounded quarterly.

    (7) The pro forma income statement does not reflect a nonrecurring charge of $0.4 related to certain stock options which were vested at the time of the transaction. Such charge will be recorded in the 1996 historical financial statements for the period prior to the Transactions.

                      UNAUDITED PRO FORMA INCOME STATEMENT
                  FOR THE THIRTEEN WEEKS ENDED MARCH 30, 1996
                             (DOLLARS IN MILLIONS)

                                                                              PRO FORMA
                                                               HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                               ----------    -----------    ---------
Net sales...................................................     $ 60.2         $--           $60.2
Cost of sales...............................................       47.9            --(1)       47.9
                                                                  -----         -----       ---------
Gross profit................................................       12.3         --             12.3
Selling, general and administrative expenses................        3.9            --(2)        3.9
                                                                  -----         -----       ---------
Operating income............................................        8.4         --              8.4
Interest expense, net.......................................        0.1           4.0(3)        4.1
                                                                  -----         -----       ---------
Income before income taxes..................................        8.3          (4.0)          4.3
Provision for income taxes..................................       (3.3)          1.5(4)       (1.8)
Income from equity investees, net...........................        0.9          (0.1)(5)       0.8
                                                                  -----         -----       ---------
Income from continuing operations...........................        5.9          (2.6)          3.3
Dividends on preferred stock................................      --             (1.1)(6)      (1.1)
                                                                  -----         -----       ---------
Income from continuing operations
  applicable to common shares...............................     $  5.9         $(3.7)        $ 2.2
                                                                  -----         -----       ---------
                                                                  -----         -----       ---------

               See notes to unaudited pro forma income statement.

                 NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT
                  FOR THE THIRTEEN WEEKS ENDED MARCH 30, 1996
                             (DOLLARS IN MILLIONS)

    The pro forma financial data have been derived by the application of pro forma adjustments to the historical financial statements for the period noted. The Transactions have been accounted for under the purchase method of accounting.

    (1) The pro forma adjustment to cost of sales relates to: (1) the incremental costs of employee benefits for the plant workforce and incremental property and casualty insurance (see (2) below) on a stand-alone basis of $0.3 and (ii) the net effect on depreciation expense of ($0.3) as a result of the Transactions.

    The net depreciation adjustment reflects the increase in depreciation expense of $0.4 resulting from the step up in basis of certain property, plant and equipment of $15.0. In addition, the remaining lives of the property, plant and equipment were extended to reflect management's preliminary estimate of the remaining estimated economic lives of such assets, which resulted in a decrease in depreciation expense of $0.7. Depreciation expense was determined by the straight line method over the remaining useful lives of the assets: land improvements 20 years; building and improvements 40 years; and machinery and equipment 6 years.

    (2) The historical financial statements include management fees allocated by Springs Industries for certain support services including executive management, audit, tax and legal fees, benefits administration and costs, property and casualty insurance and other expenses. This adjustment relates to the net impact of these administrative costs to operate Holdings on a stand-alone basis, including the management advisory agreement, and the elimination of Springs Industries' management fees as follows:

Stand-alone costs...................................................   $ 0.4
Springs Industries' management fees.................................    (0.6)
Amortization of goodwill over forty years, net of effect of reversal
  of historical goodwill amortization...............................     0.2
                                                                       -----
      Total adjustment..............................................    --
                                                                       -----
                                                                       -----

    (3) The pro forma adjustment to interest expense under the new capital structure is as follows:

10 1/2% Notes.......................................................   $ 2.9
Term Loan and Revolving Credit Facility at 7 1/2%...................     0.9
Amortization of financing costs over a weighted average life of nine
 years..............................................................     0.3
Less: historical interest expense...................................    (0.1)
                                                                       -----
      Total adjustment..............................................   $ 4.0
                                                                       -----
                                                                       -----

        A 1/8% rate increase (decrease) in the interest rate on the Term Loan and Revolving Credit Facility would increase (decrease) interest expense with respect to the Term Loan and Revolving Credit Facility by less than $0.1.

    (4) The pro forma adjustment to taxes reflects the effect of using the combined federal and state statutory income tax rate of 38.4% on pro forma taxable income, which is adjusted for the increase in nondeductible goodwill amortization.

    (5) The pro forma adjustment to income from equity investments reflects the effect of purchase accounting on the equity investments. The primary impact relates to the extension of ASCO goodwill life to thirty years and tax adjustment.

    (6) The pro forma adjustment reflects the accumulated dividend on the liquidation value of $35.0 of Holdings Participating Preferred Stock at a per annum rate of 12 1/2% compounded quarterly.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 30, 1996
                             (DOLLARS IN MILLIONS)

                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                             ----------    -----------      ---------
                          ASSETS
Current assets:
  Cash....................................................     $  0.1        $--             $   0.1
  Accounts receivable, net................................       31.9         --                31.9
  Inventories, net........................................       28.6            7.4(1)         36.0
  Other...................................................        1.4         --                 1.4
                                                             ----------    -----------      ---------
      Total current assets................................       62.0            7.4            69.4
Property, plant, and equipment, net.......................       51.0           15.0(1)         66.0
Equity investments........................................       62.9         --                62.9
Goodwill..................................................      --              45.8(1)         45.8
Other assets..............................................        5.7            2.7(1)(2)       8.4
                                                             ----------    -----------      ---------
      Total assets........................................     $181.6        $  70.9         $ 252.5
                                                             ----------    -----------      ---------
                                                             ----------    -----------      ---------
                  LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable........................................     $  9.4        $--             $   9.4
  Accrued liabilities.....................................        6.6            2.3(1)(3)       8.9
  Deferred income taxes...................................        2.0            1.9(1)          3.9
  Current maturities of long-term debt....................        0.1            0.8(4)          0.9
                                                             ----------    -----------      ---------
      Total current liabilities...........................       18.1            5.0            23.1
  Long-term debt..........................................        5.9          153.3(4)        159.2
Deferred tax liabilities..................................       15.3            6.0(1)         21.3
Long term benefit plans and deferred compensation.........        5.3           (0.6)(3)         4.7
                                                             ----------    -----------      ---------
      Total liabilities...................................       44.6          163.7           208.3
                                                             ----------    -----------      ---------
Stockholders' equity:
  Preferred stock (0 and 1,000 shares issued and
    outstanding on a historical and pro forma basis,
    respectively).........................................      --              35.0(5)         35.0
  Common equity (100 and 9,000 shares issued and
    outstanding on a historical and pro forma basis,
    respectively).........................................      128.7         (119.6)(5)         9.2
  Cumulative translation adjustment.......................        8.2           (8.2)(5)       --
                                                             ----------    -----------      ---------
      Total stockholders' equity..........................      137.0          (92.8)(5)        44.2
                                                             ----------    -----------      ---------
      Total liabilities and equity........................     $181.6        $  70.9         $ 252.5
                                                             ----------    -----------      ---------
                                                             ----------    -----------      ---------

                See notes to unaudited pro forma balance sheet.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 30, 1996
                             (DOLLARS IN MILLIONS)

    The pro forma financial data have been derived by the application of pro forma adjustments to the historical financial statements for the period noted. The Transactions have been accounted for under the purchase method of accounting. The sources and uses of funds are as follows:

Total Sources of Funds:
  Credit Agreement:
    Term Loan.....................................................   $ 15.0
    Revolving Credit Facility.....................................     35.0
  Notes...........................................................    110.0
  Holdings Participating Preferred Stock..........................     36.0
  Holdings Common Stock...........................................      9.0
                                                                     ------
      Total sources...............................................   $205.0
                                                                     ------
                                                                     ------
Total Uses of Funds:
  Purchase price..................................................   $192.9
  Loans to Management Investors...................................      0.8
  Estimated fees and expenses.....................................     11.3
                                                                     ------
      Total uses..................................................   $205.0
                                                                     ------
                                                                     ------

    (1) The pro forma adjustment to net assets represents the step-up to fair value of the net assets acquired as follows:

Purchase price....................................................   $192.9
Nonfinancing portion of fees and expenses.........................      3.2
                                                                     ------
      Total purchase price........................................    196.1
Less net assets acquired, including the effect of the net assets
  retained by Springs Industries..................................   (143.4)
                                                                     ------
  Excess of purchase price over net assets acquired...............   $ 52.7
                                                                     ------
                                                                     ------
Management's preliminary allocation of such excess is as follows:
  Inventories.....................................................   $  7.4
  Property, plant and equipment...................................     15.0
  Other assets....................................................     (5.0)
  Goodwill........................................................     45.8
  Accrued liabilities.............................................     (2.6)
  Deferred income taxes: current portion..........................     (1.9)
  long term portion...............................................     (6.0)
                                                                     ------
                                                                     $ 52.7
                                                                     ------
                                                                     ------

    (2) The pro forma adjustment to other assets reflects certain other assets retained by Springs Industries and the deferred financing costs incurred in connection with the Transactions as follows:

  Certain retained assets...........................................   $(0.4)
  Deferred financing costs..........................................     8.1
                                                                       -----
      Total adjustment..............................................   $ 7.7
                                                                       -----
                                                                       -----

                              AS OF MARCH 30, 1996
                             (DOLLARS IN MILLIONS)

    (3) The pro forma adjustments to current liabilities of $0.3 and long-term liabilities of $0.6 reflect environmental matters, accrued interest, accrued long-term disability obligation and executive compensation retained by Springs Industries.

    (4) The pro forma adjustment to long-term debt reflects the following:

Industrial revenue bond obligations retained by Springs
Industries........................................................   $ (5.9)
Credit Agreement..................................................     50.0
Notes.............................................................    110.0
                                                                     ------
      Total adjustment............................................   $154.1
                                                                     ------
                                                                     ------

    Additional payments due in the next twelve months for the long-term debt are $0.8. Any payments under the Credit Agreement pursuant to the excess cash flow calculation have been excluded from current maturities of long-term debt.

    (5) The pro forma adjustment to total equity relates to the Acquisition as follows:

Equity Contribution, net of loans to
  Management Investors............................................   $  44.2
Elimination of historical equity..................................    (137.0)
                                                                     -------
      Total adjustment............................................   $ (92.8)
                                                                     -------
                                                                     -------

    Holdings Participating Preferred Stock's value of $36.0 has been assigned based on its Liquidation Value, plus the estimated value of its participating common equity interests. Management believes that this preliminary assignment of value will not vary significantly from the ultimate valuation.

    The outstanding amount of loans to the management investors on the closing date was $0.8 million. The interest rate on each loan is 6.51%. Each loan is to be repaid in five equal installments in the years 1997, 1998, 1999, 2000 and 2001 with a balloon note payable for the balance at the maturity date in the year 2006.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following information should be read in conjunction with "Selected Historical Financial Data" and the Financial Statements and the notes thereto included elsewhere in this Prospectus.

GENERAL

    The Company believes it is the largest manufacturer of fiber glass fabrics in the United States for use in the electronics industry and a leading manufacturer of fiber glass fabrics and high performance fabrics for a wide variety of industrial applications. Fiber glass fabric is a critical component of printed circuit boards which are used in virtually all electronic products, including computers, telecommunications equipment, advanced cable television equipment, network servers, televisions, automotive equipment and home appliances. Fiber glass fabrics are also used to reinforce plastic composite materials for aircraft and aerospace applications and for marine and tooling markets. Other applications of fiber glass fabrics include reinforcing electrical tape and providing high temperature dust filtration for the carbon black, steel and power industries. The Company's high performance fabrics are used primarily for civilian and military ballistics protection in bullet-resistant vests and helmets, and by the aerospace industry in the manufacture of composite material aircraft parts.

    Sales of the Company's fiber glass fabrics are principally driven by the electronics industry which has experienced rapid growth due to: (i) expanded applications for computer systems; (ii) technological advancements; and (iii) new product introductions. From 1993 to 1995, the Company's net sales of fiber glass fabrics to the electronics industry increased at a compounded annual growth rate of 26.0%. The Company believes that there is no cost-effective substitute for fiber glass fabric that can satisfy the stringent quality and performance criteria demanded of printed circuit boards. During 1995, electronics fiber glass accounted for 58.9% of the Company's net sales.

    During 1995, net sales of composite materials fiber glass fabric and high performance fabrics represented 18.5% and 22.6%, respectively, of the Company's net sales. The Company's high performance sales to the military end-use market are generally dependent upon government expenditures and may fluctuate from year to year; however, sales to the civilian ballistics protection market have historically been stable.

    From 1993 to 1995, the Company's gross profit margin increased from 15.0% to 17.0% due to management's initiatives to increase weekly production schedules from five days to seven days and improve productivity on selected equipment, which enabled the Company to better leverage the fixed component of its cost structure. Furthermore, management's efforts to control the aggregate level of fixed operating expenses in a period of increasing sales resulted in a reduction of the Company's selling, general and administrative expenses as a percentage of net sales from 9.5% in 1993 to 7.7% in 1995. Consequently, during the same period, EBITDA as a percentage of net sales increased from 11.6% to 14.1%, operating income as a percentage of net sales increased from 5.5% to 9.3% and net income as a percentage of net sales increased from 1.4% to 6.7%.

    The Company's financial results have historically been affected by general economic conditions. However, the Company believes the impact of the most recent economic recession, from 1990 to 1992, was particularly severe with regard to sales of electronic components for several reasons: (i) the 1990 to 1992 recession was global in nature, affecting North America, Europe and Asia; (ii) United States electronics manufacturers were less competitive in the global market than today; (iii) the end-user markets for electronics products were fewer and less diversified than today; (iv) many electronics products, such as personal computers, fax machines and cellular telephones, were owned by a smaller percentage of the population than today and used primarily for business purposes; and (v) complex multilayer printed circuit boards (with increased plies of fiber glass fabric) were less prevalent than today. In addition, in 1991, due to increased demand related to the Gulf War, the Company's net sales of high performance fabrics for military applications represented a significantly larger percentage of net sales than they currently do. The domestic economy's stable growth from 1992 to 1996 have positively impacted the Company's operations and financial condition. Technology advancements as well as cost reductions for personal computers and cellular telephones continue to drive the proliferation of electronic devices and growth in wireless telecommunications. These factors increase demand for the Company's fiber glass fabric products, which fueled growth in the Company's operations and improved the Company's financial condition.

    The Company purchases its principal raw material, fiber glass yarn, from two suppliers in the United States. Fiber glass yarn is currently in short supply on a global basis, and the Company believes that this shortage will last at least through 1996. Based on current levels of demand, an increase in fiber glass yarn supply would allow the Company to utilize existing excess production capacity without incurring substantially higher fixed costs or requiring significant capital expenditures. Due in part to the above-mentioned fiber glass yarn shortage, the price of fiber glass yarn has increased over the past year at a higher than historical rate. The Company generally has been able to pass through such price increases to its customers.

RESULTS OF OPERATIONS

FIRST QUARTER 1996 COMPARED TO FIRST QUARTER 1995

    Net Sales. Net sales for 1996 increased $11.0 million or 22.2%, to $60.2 million from $49.2 million in 1995. The majority of this increase was due to increased electronics fiber glass fabric sales resulting from strong demand for electronic products driven primarily by the telecommunications and computer markets and improved pricing. Net sales of electronic fiber glass grew in 1996 by $7.2 million or 23.5%. Net sales of composite materials fiber glass fabric increased by 4.2%. Net sales of high performance fabrics grew by $3.3 million or 39.6% to $11.6 million in 1996. The increases in high performance sales were noted both in civilian and military ballistic fabrics. Because of a decline in the number of quotes for government military contracts in the ballistic markets, the Company does not anticipate continued strength in such markets throughout the year.

    Gross Profit. Gross profit for 1996 increased $5.2 million or 72.9% from $7.1 million in 1995. Gross profit as a percentage of sales improved to 20.5% in 1996 from 14.5% in 1995. The significant improvement in both gross profit dollars and gross profit percentage resulted from several factors: improved pricing, higher sales of lightweight electronic fiber glass fabric which generate stronger gross margins than heavier weight fiber glass fabric, higher volume, increased operating leverage (the Company's ability to produce higher output and, consequently, generate increased sales with the same level of fixed costs), and operating efficiencies resulting from running extended workweeks at its electronics fiber glass fabrics plants.

    SG&A. SG&A for 1996 decreased by $0.2 million or 6.0%. As a percentage of net sales SG&A decreased to 6.4% in 1996 from 8.4% in 1995 due to higher sales and increased operating leverage.

    Operating Income. Operating income for 1996 increased $5.4 million or 181.5% to $8.4 million from $3.0 million in 1995. As a percentage of net sales, operating income increased to 14.0% in 1996 from 6.1% in 1995 due to improved product sales mix, pricing, increased operating leverage (the Company's ability to produce higher output and, consequently, generate increased sales with the same level of fixed costs), better efficiency and effective cost control.

    Income from Equity Investees, net. Income from equity investees increased $0.5 million to $0.9 million in 1996 from $0.4 million in 1995. The improvement resulted primarily from higher net income reported by Asahi-Schwebel due to increased sales revenue. This improvement was partially offset by slightly lower earnings reported by CS Tech-Fab.

1995 COMPARED TO 1994

    Net Sales. Net sales for 1995 increased $41.9 million, or 22.1%, to $231.3 million from $189.4 million in 1994. This increase was substantially driven by volume increases in the electronics fiber glass and high performance fabrics categories. Net sales of electronics fiber glass fabric grew in 1995 by $27.2 million, or 25.0%, with volume increases accounting for the majority of this increase. Net sales of composite materials fiber glass fabric in 1995 decreased $2.6 million, or 5.8%, to $42.7 million due primarily to lower volume in the markets for coated and laminated fabrics. Net sales of high performance fabrics grew by $17.3 million, or 49.4%, to $52.3 million in 1995. Military contract related volume increases accounted for $14.1 million of this increase. In late 1995, the Company elected to discontinue sales of high performance fabrics to the automotive industry for use in airbags. This decision was due to the existence of several well-established competitors and significant price competition in the market. Airbag sales were $4.7 million, or 2.0%, of the Company's net sales, in 1995. The Company expects to fully exit this business by the first half of 1996 and anticipates no effect on profitability as a result.

    Gross Profit. Gross profit for 1995 increased to $39.3 million, or 37.2%, from $28.7 million in 1994. The increase in gross profit resulted primarily from increased volume in electronics fiber glass and high performance fabrics. Gross profit as a percentage of net sales improved to 17.0% in 1995 from 15.1% in 1994 due to improved capacity utilization resulting from management's initiatives to extend workweeks at its electronics fiber glass fabrics plants.

    SG&A. SG&A for 1995 increased by $3.4 million to $17.8 million from $14.4 million in 1994. Increased bad debt expense, higher intercompany charges allocated by the Company's parent, Springs Industries, and increased distribution costs related to higher volume accounted for $1.6 million, $0.6 million and $0.4 million, respectively, of the increase. Approximately $1.4 million of the increase in bad debt expense relates to the potential uncollectibility of an outstanding receivable from a high performance fabric customer servicing the military end-use market. The outstanding accounts receivable balance and corresponding reserve will be transferred to Springs Industries prior to the Closing and will represent no further bad debt exposure to the Company. As a percentage of net sales, SG&A increased to 7.7% in 1995 from 7.6% in 1994.

    Operating Income. Operating income for 1995 increased $9.1 million to $21.6 million from $12.5 million in 1994. As a percentage of net sales, operating income for 1995 increased to 9.3% from 6.6% in 1994. During 1994, the Company took a $1.8 million charge against operating earnings related to the write-off of certain idle manufacturing equipment. Operating income for 1994 excluding the write-off of certain idle equipment was $14.3 million or 7.6% of net sales.

    Income From Equity Investees, Net. Income from equity investees, net, increased $1.4 million to $2.6 million in 1995 from $1.2 million in 1994. This improvement resulted primarily from higher net income reported by Asahi-Schwebel and CS Interglas due to increased world wide demand for fiber glass fabric. Similar to the U.S. market, this increase was driven primarily by the strong demand for electronics. CS Tech-Fab reported a slight increase in net income.

]1994 COMPARED TO 1993

    Net Sales. Net sales for 1994 increased $25.7 million, or 15.7%, to $189.4 million from $163.7 million in 1993. The majority of this increase was due to increased electronics fiber glass fabric volume driven primarily by demand from the telecommunication and computer markets. Net sales of electronics fiber glass fabric grew in 1994 by $23.3 million, or 27.1%, with volume increases accounting for virtually all of the increase. Net sales of composite materials fiber glass fabric increased $0.6 million from 1993. Net sales of high performance fabrics grew $1.8 million, or 5.4%, to $35.0 million in 1994. Slight volume increases in sales to the military accounted for most of this increase.

    Gross Profit. Gross profit for 1994 increased to $28.7 million, or 16.9%, from $24.5 million in 1993. This improvement resulted primarily from higher net sales in 1994. Gross profit as a percentage of sales improved slightly to 15.1% in 1994 from 15.0% in 1993.

    SG&A. SG&A for 1994 decreased by $1.1 million to $14.4 million from $15.5 million in 1993. A reduction of the intercompany charges for administrative services charged by the Company's parent accounts for most of this decrease. As a percentage of net sales, SG&A decreased to 7.6% in 1994 from 9.5% in 1993 due to higher sales and increased operating leverage.

    Operating Income. Operating income for 1994 increased $3.5 million to $12.5 million from $9.0 million in 1993. As a percentage of sales, operating income increased to 6.6% in 1994 from 5.5% in 1993 due to increased operating efficiencies. In addition, during 1994, the Company took a $1.8 million charge against operating earnings related to the write-off of certain idle manufacturing equipment. Operating income for 1994 excluding the write-off of certain idle equipment was $14.3 million or 7.6% of net sales.

    Income from Equity Investees, Net. Income from equity investees, net, increased $4.6 million to a profit of $1.2 million in 1994 from a loss of $3.4 million in 1993. The improvement resulted from CS-Interglas, where the benefits of the merger with the Company's European subsidiaries (see Note 10 to the historical financial statements included elsewhere in this Prospectus) and subsequent restructuring which followed the merger were fully realized in 1994. Additionally, approximately $1.2 million of the improvement resulted from recording interest income on the CS-Interglas convertible note receivable, which was deemed collectible in 1994 when the results and financial condition of CS-Interglas significantly improved.

LIQUIDITY AND CAPITAL RESOURCES

Historical.

    First Quarter 1996 Compared to First Quarter 1995. Cash provided by operations was $7.7 million in the first quarter of 1996, up from $0.2 million for the same period of 1995. Increased sales volume combined with a lower investment in working capital when compared to the prior year accounted for most of the improvement. Accounts receivable provided cash in the first quarter of 1996 primarily because sales volume in the first quarter of 1996 was lower than volume in the fourth quarter of 1995. Inventory levels remained relatively constant as the Company maintained appropriate inventory levels to satisfy strong levels of customer demand.

    1995 Compared to 1994. Cash provided by operations was $18.0 million in 1995, up from $16.2 million in 1994. This increase reflects the better results reported by the Company in 1995, but was somewhat offset by the Company's higher investments in working capital at year-end 1995. Accounts receivable were significantly higher in 1995 when compared to 1994 primarily because sales in the fourth quarter of 1995 were $14.8 million higher than the same period in 1994. Additionally, higher inventory levels were needed at year-end 1995 in order to service the increased customer demands for fiber glass and high performance fabric. In 1995 and 1994 capital expenditures were $8.4 million and $11.5 million, respectively.

    1994 Compared to 1993. Cash provided by operations was $16.2 million in 1994, down from $17.3 million in 1993. This decrease was primarily due to the increased use of working capital necessary to fund operations in 1994. In 1993, capital expenditures were $8.8 million.

Following the Acquisition.

    Vestar/CS Holding and Management Investors contributed $45.0 million in exchange for all of the capital stock of Holdings. Vestar/CS Holding contributed $43.2 million in exchange for $36.0 million of Holdings Participating Preferred Stock and $7.2 million of Holdings Common Stock. Management Investors contributed $1.8 million in exchange for $1.8 million of Holdings Common Stock. Approximately $0.8 million of the contribution from Management Investors was financed by loans from Holdings.

    Following Closing, the Company's primary capital requirements consist of debt service and capital expenditures. At Closing, the Company had outstanding indebtedness of $110.0 million for the Old Notes, $15.0 million under the Term Loan and $35.0 million under the Revolving Credit Facility. The required amortization payments under the Term Loan are: $0.5 million in the remainder of 1996, $1.5 million in 1997, $2.0 million in 1998, $2.5 million in 1999, $3.0 million in 2000, $3.5 million in 2001 and $2.0 million in 2002. The Revolving Credit Facility matures in April 2002. Other than upon a change of control or as a result of certain asset sales, the Company will not be required to make any principal payments in respect of the Notes until maturity. The Company is required to make semi-annual interest payments with respect to the Notes. The Company typically makes capital expenditures related primarily to the maintenance and improvement of manufacturing facilities and processing equipment. The Company estimates that capital expenditures will be approximately $7.0 million in 1996.

    The Company has a substantial amount of indebtedness. To meet its liquidity needs, the Company will rely on internally generated funds and, to the extent necessary, on undrawn commitments available under the Revolving Credit Facility, subject to customary drawing conditions. At Closing, the Company had $20.0 million of undrawn commitments available under the Revolving Credit Facility. The Company's ability to borrow in excess of the amounts set forth in the Credit Agreement is limited by covenants in the Credit Agreement and the Indenture. See "Description of Credit Agreement" and "Description of New Notes."

    The Company believes that cash generated from operations and borrowing resources are adequate to permit the Company to meet both its debt service requirements and capital requirements for the foreseeable future, although no assurance can be given in this regard.

JOINT VENTURES

    The Company accounts for its three joint venture interests using the equity method of accounting. Accordingly, the Company's operating income excludes net income (loss) from such interests. Each of the three joint venture interests are wholly self-supporting and receive no distributions from the Company. See "Business--Joint Ventures."

ACCOUNTING STANDARDS

    The Acquisition was accounted for as a purchase business combination. Following the Acquisition, the purchase cost (including the fees and expenses related thereto) was allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. The excess of purchase cost over fair value of assets acquired and liabilities assumed, if any, has been recorded as goodwill. See "Unaudited Pro Forma Financial Statements."

    The Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in March 1995, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 will be adopted for the Company's financial statements beginning in 1996. As a result of continued growth in results of operations, management does not believe that the adoption of SFAS No. 121 will have a material effect on its financial statements.

    The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 will be adopted for the Company's financial statements beginning in 1996. The Company anticipates the continued application of the intrinsic value based method in accounting for its stock option plan prescribed by APB No. 25 and will disclose the effect, if any, of the fair value based method in accordance with SFAS No. 123. Management does not believe that the adoption of SFAS No. 123 will have a material effect on its financial statements.

SEASONALITY

    The Company's business is not materially subject to seasonality.

INFLATION

    The Company generally attempts to pass cost increases to its customers. Costs are affected by, among other things, inflation, and the effects of inflation may be experienced by the Company in future periods. The Company believes, however, that inflationary effects have not been material to the Company during the past three years.

                                  THE BUSINESS

OVERVIEW

    The Company believes it has been a leading manufacturer and marketer of industrial fabrics, including electronics fiber glass fabric, composite materials fiber glass fabric and high performance fabrics since its founding in 1960. The Company believes it is the largest producer of fiber glass fabrics for use in the growing electronics industry, with an estimated 50% market share in the United States. Fiber glass fabrics are a critical component used in the production of printed circuit boards, which are integral to virtually all advanced electronic products, including computers, telecommunications equipment, advanced cable television equipment, network servers, televisions, automotive equipment and home appliances. The Company's fiber glass fabrics are also used in composite materials to strengthen, insulate and enhance the dimensional stability of hundreds of products in a variety of markets, such as aerospace, coating and laminating, marine and tooling, building insulation and sports equipment. The Company is also a leading manufacturer of high performance fabrics composed of Kevlar(R), Spectra(R) and quartz fibers. High performance fabrics composed of Kevlar(R), the most widely used aramid fiber, are used primarily in ballistic protection products, such as vests and helmets worn by state, local and private police forces and the military, and in composite materials for aerospace applications.

    The Company continues to capitalize on its leading positions in the fiber glass and high performance fabrics businesses and, as a result, has achieved significant increases in net sales and profitability. From 1992 to 1995, the Company's net sales, EBITDA and operating income grew at compounded annual growth rates of 13.4%, 36.0% and 81.7%, respectively, and the Company's net income (loss) improved from a loss of $4.0 million in 1992 to a profit of $15.4 million in 1995. During the same period, the Company's EBITDA margin increased from 8.2% to 14.1% primarily as a result of the growth in sales and management's initiatives to control the Company's fixed manufacturing and operating costs and to improve manufacturing productivity. In 1995, the Company's net sales, EBITDA, operating income and net income were $231.3 million, $32.7 million, $21.6 million and $15.4 million, respectively, representing increases of 22.1%, 45.3%, 72.8% and 36.3%, respectively, over 1994.

ELECTRONICS FIBER GLASS FABRIC

    The Company believes it is a leading producer of electronics fiber glass fabric in the United States. The Company sells fiber glass fabric to manufacturers of high pressure laminates ("HPL") who, in turn, convert fiber glass fabric into rigid and thin core laminates that are sold to manufacturers of single-sided, double-sided and multilayered printed circuit boards. Printed circuit boards require a highly engineered substrate material on which to mount and interconnect semiconductor chips, passive electronic devices and other electronic components. Due to its low cost, high strength, dimensional stability, temperature resistance and electrical insulating properties, fiber glass fabric has proven to be the most effective substrate material used in the manufacture of printed circuit boards. In addition, the Company believes that currently there is no cost-effective substitute material which can satisfy the stringent quality and performance specifications required of fiber glass fabric for HPLs in printed circuit boards. In 1995, electronics fiber glass fabric represented 58.9% of the Company's net sales.

    The Company continues to capitalize on the growth in demand for printed circuit boards resulting from (i) the development of increasingly complex electronics products, including personal computers, cellular phones, pagers and portable computing devices and (ii) the increasing electronic content of products in which such use has been historically absent or limited, such as automobiles, home appliances and medical equipment. From 1991 to 1995, the $322.8 billion domestic electronics market grew at a compounded annual growth rate of 8.2% and is expected to grow at a 7.8% compounded annual growth rate from 1995 to 1999.

COMPOSITE MATERIALS FIBER GLASS FABRIC

    Fiber glass fabrics are also used in composite materials for the aerospace, coating and laminating, marine and tooling, building insulation and sports equipment markets. Composite materials fiber glass fabric is used in various applications which require combinations of fiber glass' inherent properties, including light weight, strength, temperature and flame resistance, moisture and chemical resistance, and durability. The Company's customers produce composite materials by impregnating fiber glass fabric with thermosetting epoxy and phenolic resin systems. Applications of composite material fiber glass fabric include aircraft components, such as interior paneling systems and passenger overhead storage compartments. Fiber glass fabrics are also used in a wide range of other industrial applications, such as Teflon(R) coated conveyor belts, window shades, movie screens, electrical insulation products, marine construction materials, automotive tooling and roofing materials. In 1995, composite materials fiber glass fabric represented 18.5% of the Company's net sales.

    The Company's fiber glass fabrics can be found on major airframe programs at The Boeing Company, McDonnell Douglas Corporation and Airbus Industrie. The Company expects increases in commercial aircraft build rates over the next several years. Published industry reports estimate that 1,960 commercial aircraft will be delivered from 1996 to 1998, representing an 18.2% increase over the estimated 1,658 commercial aircraft delivered from 1993 to 1995. The growing global economy and governmental regulations forcing the removal of older, louder, less fuel efficient aircraft are expected to drive demand for new aircraft.

HIGH PERFORMANCE FABRICS

    The Company believes it is a leading producer of high performance fabrics used primarily to make ballistic protection products, such as vests and helmets worn by state, local and private police forces and the military and to reinforce composite materials for aircraft applications. The Company's high performance fabrics possess physical properties such as durability, low weight and high tensile strength. The Company's line of high performance products are manufactured by arranging and finishing aramid and other materials, such as Kevlar(R), Spectra(R) and quartz. Wide ranges of fiber types and construction patterns provide broad design potential, allowing the Company to manufacture high performance fabrics to meet stringent customer standards. For instance, the Company manufactures Kevlar(R) fabric, the most widely used aramid fabric, according to ballistic design parameters determined by performance criteria of the end product. The Company sells ballistic protection fabrics designed to capture high mass, relatively low velocity bullets as well as ballistic protection fabrics designed to capture low mass, high velocity fragments. During 1995, high performance fabrics represented 22.6% of the Company's net sales.

BUSINESS STRATEGY

    The Company's business strategy is to increase sales and profitability by capitalizing on its leading position in the fiber glass fabrics industry and the expected increased demand for printed circuit boards. The Company believes that its long-standing customer and supplier relationships, manufacturing and technical expertise, and commitment to providing consistent, high quality products will enable the Company to maintain its leading position in the industry.

        . Capitalize on the Growth of the Global Electronics Industry. The Company believes it is a leading producer of electronics fiber glass fabrics and is well positioned to benefit from continued growth in the advanced electronics industry. From 1992 to 1995, the Company's net sales of electronics fiber glass fabric increased at a compounded annual growth rate of 18.5%. The Company expects demand for its electronics fiber glass fabric to be fueled by: (i) the development of more complex and sophisticated electronics equipment in established markets, such as wireless communications and personal computers; (ii) the proliferation of computer usage through networking, server and multi-media systems; (iii) the increase in global demand for telecommunication infrastructure and mobile telecommunications services; and (iv) new applications for electronic systems in automobiles, home appliances and medical equipment.

        . Enhance and Expand Customer Relationships. The Company continually seeks to strengthen and expand its relationships with HPL manufacturers. Due to the stringent quality, performance and delivery specifications required of advanced electronics equipment, HPL manufacturers are increasingly moving towards single source supply and collaborative efforts among suppliers, such as the Company, and customers, including printed circuit board manufacturers. The Company is well positioned to benefit from this trend due to its leading position in the industry, its investment in technical and manufacturing expertise and its long-term relationships with its customers and suppliers. The Company believes that each of its four largest electronics customers purchased over 50% of its fiber glass fabrics supplies from the Company in 1995. Furthermore, nine of the Company's top ten customers have been customers for over five years.

        . Manufacture High Quality Products. The trend in the electronics industry toward higher performance and size reduction has increased the complexity of electronics products, such as personal computers, cellular telephones, advanced cable television equipment and network servers, causing printed circuit board manufacturers to demand products with increased performance, precision and consistency. Through its research and development efforts and technology exchanges with its foreign joint venture affiliates, the Company has introduced product and process improvements to create fabrics which meet the high quality standards and exacting performance specifications required by its customers. In 1995, the Company received ISO 9002 certification of its manufacturing operations as well as its business functions, reflecting the Company's commitment to quality and consistency of service. (The ISO 9002 is the highest designation issued by the International Standards Organization for quality assurance in production, installation and servicing.) As further evidence of this commitment, the Company has reduced its incidence of defects and non-conformance costs in each of the last five years.

        . Continue to Control Costs and Improve Manufacturing Productivity. The expansion of applications for computer systems, technological advancements and new product introductions have stimulated the demand for printed circuit boards and intensified competition within the electronics industry. In an effort to maintain its leading position, the Company has controlled its fixed costs and increased its manufacturing productivity by consolidating functions, reducing manufacturing waste and improving production yields. From 1992 to 1995, the Company's EBITDA margins increased from 8.2% to 14.1%. These improvements were due in part to the Company's ability to control fixed overhead costs and increase operating leverage. In addition, from 1992 to 1995, the Company's operating income margin increased from 2.3% to 9.3%, while net income margin increased from (2.5%) to 6.7%.

THE ELECTRONICS FIBER GLASS FABRIC INDUSTRY

    Fiber glass fabric suppliers to the electronics industry, such as the Company, convert fiber glass yarn into a variety of fabrics which are then sold to HPL manufacturers. HPL manufacturers, in turn, convert fiber glass fabric into rigid, layered laminates that are sold to printed circuit board manufacturers. There are many intermediate steps between the manufacture of unstuffed printed circuit boards (i.e. without semiconductors) and final electronics products. The following chart illustrates the role of electronics fiber glass fabric suppliers in the large and growing electronics industry.


                  United States electronics Market Supply Chain
                                    1995 Sales

Electronics                       $322.8 Billion
Printed Circuit Boards              $6.6 Billion
High Pressure Laminates             $1.1 Billion
Fiber Glass Fabrics                 $250 Million
Fiber Glass Yarn                    $120 Million




Sources: PCI Quarterly Forecast (4th Quarter 1995) and Company estimates.

    Increasing Demand for Electronic Products. Fiber glass fabrics are a critical component in the production of printed circuit boards, which are used in virtually all electronics products. Demand for electronics products has experienced substantial growth in recent years and is expected to continue to grow due to expanded applications for computer systems, technological advancements and new product introductions. This growth is primarily attributable to the development of more complex and sophisticated electronic products, including cellular phones, pagers, personal computers and portable computing devices, as well as the increasing electronic content of products in which such use has been historically absent or limited, such as automobiles, home appliances and medical equipment.

    The following table illustrates the historical and projected growth of the major end-user markets for electronics fiber glass fabric.

                               UNITED STATES ELECTRONIC EQUIPMENT PRODUCTION
                                           (DOLLARS IN BILLIONS)

                                                                                       HISTORICAL  PROJECTED
                                                                                         CAGR        CAGR
                                           1991     1992     1993     1994     1995    1991-1995   1995-1999
                                          ------   ------   ------   ------   ------   ---------   ---------
 Computer & office equipment............  $ 77.2   $ 82.7   $ 91.5   $106.8   $122.9      12.3%        9.1%
 Industrial/Instrumentation.............    55.2     57.6     61.5     67.1     76.5       8.5         8.0
 Communications.........................    33.9     36.7     40.2     47.9     56.6      13.7        10.6
 Military...............................    53.7     52.2     49.0     45.5     44.5      (4.6)        0.9
 Automotive/Consumer....................    15.0     16.9     18.2     20.9     22.4      10.5         5.2
                                          ------   ------   ------   ------   ------       ---         ---
   Total................................  $235.1   $246.1   $260.5   $288.2   $322.8       8.2%        7.8%
                                          ------   ------   ------   ------   ------       ---         ---
                                          ------   ------   ------   ------   ------       ---         ---

 Source: PCI Quarterly Forecast (4th Quarter 1995)

    High Performance Standards. As the proliferation of advanced electronics products continues, electronics producers require printed circuit boards and fiber glass materials which: (i) operate at higher speeds and frequencies; (ii) have higher temperature tolerances; and (iii) have reliable, predictable performance characteristics.

    Advanced wireless communications equipment as well as next generation high speed computer chips and microprocessors require printed circuit boards that operate at higher speeds and frequencies with minimal signal loss or distortion. Higher frequency operations often must be accomplished with a limited low power source, particularly in the case of portable equipment. Printed circuit boards that perform at faster speeds with limited power usage must employ printed circuit materials with improved electrical conductivity properties and insulating characteristics.

    Printed circuit boards are subject to high temperature environments in operating systems. Advanced technology assembly processes, such as surface mount technology, direct-chip attach and gold wire bonding, subject these advanced interconnect systems to a greater number of higher temperature heat cycles than lower technology processes. The ability of printed circuit boards to perform in high temperature environments is directly correlated to the electronic materials used to construct the board.

    Higher density printed circuit boards require components with uniformity, purity, consistency, performance predictability, dimensional stability and production tolerance characteristics. High density printed circuit boards often involve higher layer count multilayer circuit boards in which the multiple planes of circuitry and dielectric insulating substrates are very thin and the circuit line and space geometries in the circuitry plane are very narrow. Printed circuit board components must have consistently manufactured dimensional characteristics and purity to extremely high tolerance levels in order for printed circuit board manufacturers to achieve acceptable production yields.

    Faster Production Cycles Require Closer Collaboration with
Customers. Competitive pressures have led electronic equipment manufacturers to introduce new products and increase production volume to satisfy growing commercial demand. These trends have increased the level of collaboration among system providers, fabricators and printed circuit materials suppliers. Manufacturers of electronics component materials, such as the Company, must maintain strong customer and supplier relationships and provide greater technical support to high pressure laminators on a timely basis.

PRODUCT CHARACTERISTICS

    The versatility of fiber glass fabric makes it a unique industrial material. The Company's fiber glass fabrics offer an excellent combination of properties from high strength to fire resistance. Wide ranges of yarn sizes and weave patterns provide broad design potential, enabling the Company to work with its customers to choose the best combination of material performance, economics and product flexibility. Fiber glass fabrics have the properties shown below:

    . Dimensional Stability. Fiber glass is a dimensionally stable engineering material. Fiber glass does not stretch or shrink after exposure to extremely high or low temperatures.

    . Moisture Resistance. Fiber glass does not absorb moisture and does not change physically or chemically when exposed to water.

    . High Strength. The high strength-to-weight ratio of fiber glass makes it a superior material in applications where high strength and minimum weight are required. When manufactured into a fiber glass fabric, this strength can be unidirectional or bi-directional, allowing flexibility in design and cost.

    . Temperature Resistance. Fiber glass is an inorganic material and does not burn or support combustion.

    . Chemical Resistance. Most chemicals have little or no effect on fiber glass. Fiber glass fabric does not mildew, rot or deteriorate.

    . Electrical Properties. Fiber glass fabric is an excellent material for electrical insulation. The combination of properties such as low moisture absorption, high strength, heat resistance and low dielectric constant makes fiber glass fabric suitable as a reinforcement for printed circuit boards and insulating varnishes.

    . Thermal Conductivity. High thermal conductivity properties enable fiber glass fabric to rapidly dissipate heat.

PRODUCT APPLICATIONS

    The Company manufactures approximately 600 products which are used in a broad range of technical, highly engineered product applications as shown below:

                                          PERCENTAGE
                                           OF 1995                             REPRESENTATIVE       REPRESENTATIVE
      PRODUCT              MARKET         NET SALES   PRODUCT APPLICATION        CUSTOMERS            END USERS
- -------------------  -------------------  ---------  ---------------------  --------------------   ----------------
Electronics Fiber    High pressure          58.9%    Personal and main-     AlliedSignal, IBM,     AT&T, Delco,
Glass Fabric         laminates                       frame computers,       Isola-ADI, NVF, Park   Hewlett Packard,
                     manufactured for                printers, cellular     Electrochemical        IBM, Motorola,
                     printed circuit                 telephones,                                   Texas
                     boards                          automotive                                    Instruments
                                                     electronics, advanced
                                                     cable television
                                                     equipment, personal
                                                     communication
                                                     devices,
                                                     network servers

Composite Materi-    Aerospace,             18.5%    Commercial aircraft    3M, Fiberite,          Airbus
als Fiber Glass      Coating/                        components, water      International Paper,   Industrie,
Fabric               Laminating,                     skis, electrical       Menardi-Criswell,      Boeing,
                     Filtration,                     cable insulation,      M.C. Gill Corp.        McDonnell
                     Marine/Tooling,                 movie screens, window                         Douglas, General
                     Building                        shades, pollution                             Electric
                                                     control, reinforced
                                                     roofing products

High Performance     Aerospace,             22.6%    Bullet-resistant       American Body Armor,   Airbus
Fabrics (Kevlar(R),  Ballistics                      vests and helmets,     Fiberite, Gibraltar,   Industrie,
Spectra(R), quartz)                                  aircraft               Protective Apparel,    Boeing,
                                                     interior/exterior      Specialty Plastics     McDonnell
                                                     components                                    Douglas, munici-
                                                                                                   pal governments,
                                                                                                   United States
                                                                                                   military

MANUFACTURING PROCESS

    The Company's customers demand certain qualities and specifications in fabric which vary across industry lines. The electronics industry typically requires a fiber glass fabric based on a designated weight and thickness, whereas the aircraft industry usually requires a structural fabric based on its strength, stiffness and thickness. Industrial fabrics are commonly defined by fiber type, yarn yield, fabric construction, and finish chemistry.

    Fiber Type. The Company purchases and converts synthetic fibers into technical fabrics for industry. Fiber types used in the conversion process include E(electronic)-glass, S2(structural)-glass, Kevlar(R)(aramid), Spectra(R)(polyethylene), quartz and polyester fibers. The electronics industry consumes the largest volume of fiber(E-glass) for production of high pressure laminates in printed circuit boards. The aircraft, composite, coated fabrics, and ballistic protection markets consume significant quantities of fabrics produced with E-glass, S-2 glass, and Kevlar(R) fibers. Spectra(R) and quartz fibers are consumed by smaller and more specialized market applications for electronics and impact resistance structures.

    Yarn Yield. The Company purchases synthetic fibers in yarn form. Yarn consists of bundles of individual fibers. A higher yield yarn fabric will contain more individual fibers, and thus greater mass, than a lower yarn yield for a given length. By varying yarn yields, the Company can produce fabrics demonstrating a wide range of technical properties to meet end-use requirements. The Company works closely with its customers to identify the most effective fiber types to be used in the production of the Company's fabrics.

    Fabric Construction. The Company arranges yarn into fabric by weaving the yarn on customized equipment which is able to produce highly uniform fabrics. Different types of yarn perform more efficiently on certain types of weaving equipment. Through years of industry experience, the Company has developed a significant base of knowledge which enables it to understand and control the chemical and mechanical interactions of the fibers and the weaving equipment. In manufacturing fabric products, the Company arranges yarn bundles in varied pattern forms to meet the weight, thickness, and strength required by the customer's specifications.

    Finish Chemistry. After construction, most fabrics, require some type of chemical finish treatment. This treatment serves to prepare or set the fabric surface for its use. For electronic high pressure laminate and aircraft composite fiber glass fabrics, the chemical finish treatment consists of the application of a special silane chemistry to the fiber surfaces. This chemistry, and similar finish chemistries for fabrics for other uses, allows a true chemical interfacial bond to be established between the fiber and applied thermosetting resins. Application of proprietary finish chemistry is critical to the successful application of the Company's fabric. The Company has developed an extensive knowledge and understanding of finish chemistries and treatments.

RESEARCH AND DEVELOPMENT

    The Company has a modern, well-equipped research and development laboratory located at its headquarters in Anderson, South Carolina. The laboratory is equipped to (i) test the physical properties of yarns, fabrics, and high pressure laminates and the chemical analysis of finishes, sizings and resins and
(ii) produce laminate samples similar to those made by its customers.

    The Company's product development and technical staff works with the in-house technical staffs of its customers in the early stages of product development to produce and manufacture products with certain qualities and performance specifications to meet specific customer needs. The Company believes that its emphasis on product development and technology exchanges with its German and Japanese joint ventures has enhanced its technical knowledge and ability to serve its customers.

CUSTOMERS

    The Company's customer list includes many leading companies in their respective industry segments. In 1995, the Company sold its products to nearly 500 customers, with the ten largest accounting for approximately 70% of net sales. Sales to two of the Company's customers each accounted for more than 10% of the Company's 1995 net sales. Nine of the Company's top ten customers have been customers for over five years. As customers seek to establish closer relationships with suppliers, the Company expects the concentration of its customer base to increase. The Company markets its products primarily through a direct sales force.

RAW MATERIALS

    The principal materials used in the manufacture of the Company's products are fiber glass, Kevlar(R) and Spectra(R) yarns, PVA sizing and silane binding agents and coating materials. Over the past 35 years, the Company has developed close relationships with the two major producers of fiber glass yarn in North America, PPG Industries, Inc. and Owens-Corning Fiberglas Corporation. DuPont, the sole manufacturer of Kevlar(R), has provided its Kevlar(R) yarn to the Company for more than 20 years.

    Fiber glass yarn is currently in short supply on a global basis, and the Company believes that this shortage will continue at least through 1996. Based on current levels of demand, an increase in fiber glass yarn supply would allow the Company to utilize existing excess production capacity without incurring substantially higher fixed costs or requiring significant capital expenditures. Due in part to the above-mentioned fiber glass yarn shortage, the price of fiber glass yarn has increased over the past year at a higher than historical rate. The Company generally has been able to pass through its raw material price increases to its customers.

FACILITIES

    The Company's executive offices are located in Anderson, South Carolina. The Company leases warehouses in Santa Fe Springs, California and Anderson, South Carolina and owns a warehouse that is part of its Statesville facility. The Company owns and operates four principal manufacturing facilities located in the southeastern United States.

                              FACILITY SIZE
         LOCATION             (SQUARE FEET)      PRINCIPAL PRODUCTS MANUFACTURED
- ---------------------------   --------------  ---------------------------------------------
Statesville, North Carolina          553,000  Electronics Fiber Glass Fabric
Washington, Georgia                  160,000  Electronics Fiber Glass Fabric
Cleveland, Georgia                    93,000  Electronics Fiber Glass Fabric
Anderson, South Carolina             432,000  Composite Materials Fiber Glass Fabric, High
                                              Performance Fabrics

    In 1993, 1994 and 1995, the Company spent an aggregate of approximately $28.8 million on facilities maintenance, capacity expansion, modernization and upgrades of equipment.

COMPETITION

    The Company believes it is the market share leader in its targeted fiber glass fabrics markets in the United States, where it competes primarily on the basis of long-term relationships with customers and suppliers, quality, technical support, price and reliability. The Company's major competitor in the fiber glass fabrics market is BGF Industries. Other fiber glass fabrics manufacturers are smaller and generally compete in niche markets. The Company's major competitor in the high performance fabrics market is Hexcel Corporation.

JOINT VENTURES

    The Company has three joint ventures: Clark-Schwebel Tech-Fab Company ("CS Tech-Fab") in the United States, CS-Interglas AG ("CS-Interglas") in Europe and Asahi-Schwebel Co., Ltd. ("Asahi-Schwebel") in Asia.

    CS-Interglas. Through a DM20 million convertible subordinated note and a 25% common stock ownership position, the Company effectively has a 42% fully diluted equity interest in CS-Interglas, a publicly held German company. CS-Interglas is the successor corporation to a 1993 combination of the Company's European operations with Interglas. Today, CS-Interglas is Europe's leading manufacturer of fiber glass fabrics with plants in England, Belgium, France and Germany. In 1995, CS-Interglas had net sales of $197.9 million.

    Asahi-Schwebel. The Company owns a 39% interest in Asahi-Schwebel, a Japanese manufacturer of fiber glass fabrics for the electronics industry. Asahi-Schwebel has plant facilities in Japan and has purchased a majority interest in an existing fiber glass fabric manufacturing and finishing plant in Taiwan. In 1995, Asahi-Schwebel had net sales of $117.1 million.

    CS Tech-Fab. In 1984, the Company and Les Fils d'Auguste Chomarat, a French company, formed CS Tech-Fab. CS Tech-Fab is 50% owned by each of the Company and Les Fils d'Auguste Chomarat. CS Tech-Fab manufactures nonwoven fiber glass materials for roofing and cement construction applications and for high performance sails. In 1995, CS Tech-Fab had net sales of $13.1 million.

    The Company's joint venture interests are not subject to the covenants of the Indenture or the Credit Agreement. See "Description of New Notes" and "Description of Credit Agreement."

EMPLOYEES

    As of February 29, 1996, the Company had 1,509 full time employees, all of whom were located in the United States. Of these employees, 1,402 were engaged in manufacturing and manufacturing related services, and 107 were engaged in sales, marketing and administrative functions. The Company's employees are not represented by labor unions. The Company considers its relationship with its employees to be satisfactory.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in various legal proceedings arising in the ordinary course of business. None of the legal matters in which the Company is currently involved, either individually or in the aggregate, is expected to have a material adverse effect on the Company's business or financial condition. See "--Environmental Matters."

ENVIRONMENTAL MATTERS

    The Company's facilities are subject to a broad range of federal, state and local environmental laws and requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at Company facilities and offsite disposal locations. Liability with respect to hazardous substance releases arises principally under the federal Comprehensive Environmental Response, Compensation and Liability Act and similar state laws, which impose strict, retroactive, joint and several liability upon statutorily defined classes of "potentially responsible parties." The Company's foreign operations are subject to varying degrees of environmental regulation in the jurisdictions in which those facilities are located.

    Based upon an environmental review conducted by outside consultants in connection with the Transactions, the Company believes that it is currently in substantial compliance with all material environmental requirements. Nevertheless, as is the case with manufacturing operations in general, if a release of hazardous substances occurs on or from the Company's properties or any offsite disposal locations, or if contamination from prior activities is discovered at such properties or locations, the Company may be held liable and may be required to pay the cost of remedying the condition and/or satisfying third party damage claims. The Company has from time to time been the subject of administrative proceedings, litigation or investigations relating to environmental matters. Management does not believe that it is currently subject to any proceedings, litigation or investigations which will have a material adverse effect on the Company.

PATENTS AND TRADEMARKS

    The Company has several United States patents, patent applications and trademarks. While the Company considers its patents to be valuable assets, the Company does not believe that its competitive position is dependent on patent protection or that its operations are dependent on any individual patent or group of related patents. However, in some instances, patents and patent protection may serve as a barrier to entry in certain product lines. The Company's policy is to obtain patents on its new products and enforce its patent rights.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND HOLDINGS

    The following sets forth certain information with respect to members of the Board of Directors or executive officers of the Company and Holdings following consummation of the Transactions. Each director and executive officer of the Company also serves in such capacity at Holdings.

NAME                                 AGE           POSITION
- ----------------------------------   ---    -----------------------------------------------
Jack P. Schwebel..................   71     Chairman of the Board
William D. Bennison...............   51     President and Director
Richard C. Wolfe..................   47     Executive Vice President and Director
William H. Boyles.................   52     Vice President--Fiber Glass Sales and Marketing
Donald R. Burnette................   47     Vice President and Chief Financial Officer
Harvey A. Morse...................   42     Vice President--Human Resources
Dieter R. Wachter.................   52     Vice President--High Performance Fabrics
Norman W. Alpert..................   37     Director
John D. Howard....................   43     Director
Sander M. Levy....................   34     Director
Arthur J. Nagle...................   57     Director
Daniel S. O'Connell...............   42     Director

    JACK P. SCHWEBEL co-founded Clark-Schwebel, Inc. in 1960 and served as Chairman, President and Chief Executive Officer from 1964 until retiring at the end of 1992. Mr. Schwebel received a B.S. degree from The Wharton School of the University of Pennsylvania.

    WILLIAM D. BENNISON joined the Company in 1989 as Vice President, Sales and Marketing, and since 1992 has served as President. Mr. Bennison also serves as President of CS Tech-Fab and director of CS-Interglas and Asahi-Schwebel. Mr. Bennison was President of BGF Industries and its predecessor, Burlington Glass Fabrics Co., from 1981 to 1989. Mr. Bennison received a B.S. degree from Indiana University and an M.B.A. degree from Columbia University.

    RICHARD C. WOLFE joined the Company in 1986 as Vice President, Manufacturing, and from 1989 to 1996, he has served as Senior Vice President of United States Manufacturing and Operational Functions. Mr. Wolfe upon consummation of the Acquisition was named Executive Vice President. Mr. Wolfe received a B.S. degree from the Georgia Institute of Technology and is a graduate of the Advanced Management Program of The Harvard Business School.

    WILLIAM H. BOYLES joined the Company in 1988 as National Sales Manager and since 1989 has served as Vice President, Fiber Glass Sales and Marketing. Prior to 1988, Mr. Boyles was Vice President and General Manager of Uniglass Industries.

    DONALD R. BURNETTE has served as Vice President and Controller of the Company since December 1993. From 1987 to 1993, Mr. Burnette was Vice President of Administration and Controller for the Wamsutta House Products Division of Springs Industries. Mr. Burnette served in various financial positions with Springs Industries from 1978 to 1987. Mr. Burnette upon consummation of the Acquisition was named Chief Financial Officer. Mr. Burnette received a B.S. degree from Francis Marion University.

    HARVEY A. MORSE has served as Vice President, Human Resources since 1995. From 1987 to 1995, Mr. Morse served as Director of Human Resources for the Company, and from 1978 to 1987, he served in various human resource positions for Springs Industries. Mr. Morse received a bachelor's degree from the University of North Carolina at Chapel Hill.

    DIETER R. WACHTER has served as Vice President, High Performance Fabrics since 1989. Prior to 1989, Mr. Wachter was involved in the development of the High Performance Fabrics unit and held positions in a variety of areas within High Performance Fabrics, including sales and marketing. Mr. Wachter graduated from business school in Zurich, Switzerland.

    NORMAN W. ALPERT is a Managing Director of Vestar Capital Partners and was a founding partner of Vestar at its inception in 1988. Mr. Alpert is Chairman of the Board of Directors of International AirParts Corporation and a director of Cabot Safety Corporation, Russell Stanley Corporation, Remington Products Company, and Prestone Products Corporation, all companies in which Vestar or its affiliates have a significant equity interest. Mr. Alpert received an A.B. degree from Brown University.

    JOHN D. HOWARD is Chairman and Chief Executive Officer of Gryphon Capital Corporation and previously was Co-Chief Executive Officer of Vestar Capital Partners. Mr. Howard is a director of Celestial Seasonings, Inc., Dyersburg Fabrics, Inc. and New River Industries Incorporated. Mr. Howard received a B.A. degree from Trinity College and an M.P.P.M. degree from Yale University School of Management.

    SANDER M. LEVY is a Managing Director of Vestar Capital Partners and was a founding partner of Vestar at its inception in 1988. Mr. Levy is a director of Super D Drugs, Inc., a company in which Vestar or its affiliates has a significant equity interest. Mr. Levy received a B.S. degree from The Wharton School of the University of Pennsylvania and an M.B.A. degree from Columbia University.

    ARTHUR J. NAGLE is a Managing Director of Vestar Capital Partners and was a founding partner of Vestar at its inception in 1988. Mr. Nagle is a director of Cabot Safety Corporation, Chart House Enterprises, Inc., Russell-Stanley Corporation, Super D Drugs, Inc., La Petite Holdings Corporation, Remington Products Company, and Prestone Products Corporation, all companies (other than Chart House Enterprises, Inc.) in which Vestar or its affiliates have a significant equity interest. Mr. Nagle received a B.S. degree from Pennsylvania State University and an M.B.A. degree from Columbia University.

    DANIEL S. O'CONNELL is the Chief Executive Officer and founder of Vestar Capital Partners. Mr. O'Connell is a director of Cabot Safety Corporation, Pinnacle Automation, Inc., Russell-Stanley Corporation, Prestone Products Corporation, Remington Products Company, and Anvil Knitwear, Inc., all companies in which Vestar or its affiliates have a significant equity interest. Mr. O'Connell received an A.B. degree from Brown University and an M.P.P.M. degree from Yale University School of Management.

    The term in office of each director ends when his or her successor has been elected at the next following annual meeting of stockholders and qualified or upon his or her removal or resignation. The term in office of each executive officer ends when his or her successor has been elected and qualified or upon his or her removal or resignation.

COMPENSATION OF DIRECTORS

    Mr. Schwebel receives base annual compensation of $250,000 for his services as Chairman of the Board. Currently, the directors of the Company and Holdings, other than the Chairman of the Board, do not receive any compensation for services in such capacity; however, the Company or Holdings may compensate directors for services provided in such capacity.

COMPENSATION OF EXECUTIVE OFFICERS

    The compensation of executive officers of the Company is determined by the Board of Directors of the Company. None of the historical benefit or compensation plans of Springs Industries are described herein because each will be terminated with respect to the named officers and replaced as a group by a single compensation plan in connection with the Acquisition. The following table sets forth information concerning compensation received by the five most highly compensated officers of the Company (the "Named Executive Officers") for services rendered in 1995.

                           SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                             --------------------    -----------------------------------------
                                                                                        LTIP       ALL OTHER
    NAME AND PRINCIPAL                                  RESTRICTED        OPTIONS/     PAYOUTS    COMPENSATION
         POSITION             SALARY      BONUS      STOCK AWARDS (1)    SAR (#)(2)      (3)          (4)
- --------------------------   --------    --------    ----------------    ----------    -------    ------------
Bennison, William D. .....   $191,211    $133,848         $4,859            6,000      $33,317      $ 38,600
 President
Wolfe, Richard C. ........    153,846      92,308          4,859            4,000       22,846        27,640
 Senior Vice President
Boyles, William H. .......    118,500      56,000          2,916            --           --           12,500
 Vice President
Burnette, Donald R. ......    106,385      63,832          2,916            --           --           12,281
 Vice President and
 Controller
Wachter, Dieter R. .......    120,500      57,750          2,916            --           --           12,206
 Vice President

- ------------
(1) Under a Springs Industries' restricted stock award plan, each of the Named Executive Officers was awarded restricted shares of Springs Industries Class A Common Stock which were fully vested and unrestricted as of the date hereof. The price of such shares at the date of issuance was $38.875 and the number of such shares is as follows: Mr. Bennison, 125; Mr. Wolfe, 125; Mr. Boyles, 75; Mr. Burnette, 75; and Mr. Wachter, 75. The number and value of the aggregate restricted stock holdings of Company employees at December 31, 1995 was 475 and $19,653, respectively.

(2) On February 16, 1995, Messrs. Bennison and Wolfe received options to purchase 6,000 and 4,000 shares of Springs Industries Class A Common Stock, respectively, pursuant to the Springs Industries, Inc. 1991 Incentive Stock Plan. Pursuant to the terms of the Merger Agreement, all options received by the Named Executive Officers from Springs Industries vested upon the Acquisition.

(3) Messrs. Bennison and Wolfe received cash payments pursuant to performance unit awards granted under an incentive stock plan of Springs Industries of $16,659 and $11,423, respectively. Messrs. Bennison and Wolfe received shares of Springs Industries Class A Common Stock under the Restated and Amended Springs Industries, Inc. Deferred Unit Stock Plan with a value of $16,658 and $11,423, respectively. All such shares became unrestricted at the Closing.

(4) The Named Executive Officers participated in Springs Industries' profit sharing, 401(k) match, contingent compensation and excess benefit programs. The aggregate payments made by Springs Industries pursuant to such programs are listed as All Other Compensation.

BONUS

    The Company intends to provide performance-based compensation awards to executive officers and key employees for achievement during each year as part of a bonus plan. Such compensation awards may be a function of individual performance and consolidated corporate results. The qualitative and quantitative criteria will be determined by the Board of Directors of Company.

MANAGEMENT EQUITY PARTICIPATION

    In connection with the Acquisition, in order to provide financial incentives for certain of its employees, Holdings entered into a management subscription agreement with each of the Management Investors and certain other employees of the Company (each, a "Management Subscription Agreement") and expects to adopt a Stock Option Plan (the "Option Plan"). The Management Subscription Agreement provides for certain rights with respect to shares of Holdings Common Stock to be purchased by the Management Investors (the "Purchased Shares"). The Option Plan will provide for the grant of options ("Options") to purchase shares of Holdings Common Stock (the "Option Shares") from time to time. The following is a description of the expected general terms of the Option Plan.

    Stock Option Plan. Holdings intends to grant over a four year period, to the Management Investors and certain other employees of the Company, Options to purchase Option Shares up to an aggregate of 2.0% of the common equity interests in Holdings (based on the number of shares of Holdings Participating Preferred Stock and Holdings Common Stock initially outstanding). The Options are expected to be granted periodically and to vest and become exercisable upon the earlier of (i) certain threshold dates and (ii) the satisfaction of certain financial performance tests. The Option Shares are expected to be subject to rights and restrictions similar to those of the Purchased Shares. The exercise price of the Options will be established by the Board of Directors of Holdings or a compensation committee thereof.

    Purchased Shares. At Closing, the Management Investors purchased an aggregate of $1.8 million of Purchased Shares representing 18% of the fully diluted Holdings Common Stock in Holdings. Approximately $0.8 million of the purchase price of the Purchased Shares was financed by Holdings. Upon the termination of employment of the holder, the Purchased Shares will be subject to certain call provisions exercisable by Holdings and/or Vestar/CS Holding and certain put provisions exercisable by the holder.

401(K) PLAN

    The Company will adopt a savings plan (the "Savings Plan"), which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. All regular employees of the Company in the United States will be eligible to participate in the Savings Plan. For each employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company may make a matching contribution. The maximum contribution for any participant for any year will be 10.0% of such participant's eligible compensation.

                               SECURITY OWNERSHIP

    All of the Company's issued and outstanding capital stock is owned by Holdings. Set forth below is certain information regarding the ownership of Holdings Participating Preferred Stock and Holdings Common Stock by each person known by Holdings to beneficially own 5.0% or more of the outstanding shares of either Holdings Participating Preferred Stock or Holdings Common Stock, each director and Named Executive Officer and all directors and Named Executive Officers as a group. Except as indicated below, the address for each of the persons listed below is c/o Clark-Schwebel, Inc., 2200 South Murray Avenue, Anderson, South Carolina, 29622.

                                                                HOLDINGS
                                                             PARTICIPATING          HOLDINGS COMMON
                                                            PREFERRED STOCK              STOCK
                                                          --------------------    --------------------
NAME                                                      NUMBER    PERCENTAGE    NUMBER    PERCENTAGE
- -------------------------------------------------------   ------    ----------    ------    ----------
Vestar/CS Holding Company, L.L.C.(1)(2)................   1,000       100.0%      7,200        80.0%
c/o Vestar Equity Partners
  245 Park Avenue, 41st Floor
  New York, New York 10167
William D. Bennison(2).................................       0         0           480         5.3%
Richard C. Wolfe(2)....................................       0         0           360         4.0%
William H. Boyles(2)...................................       0         0           120         1.3%
Donald R. Burnette(2)..................................       0         0           150         1.6%
Dieter R. Wachter(2)...................................       0         0            90         1.0%
Jack P. Schwebel(3)....................................       0         0             0         0
Norman W. Alpert(4)....................................   1,000       100.0%      7,200        80.0%
John D. Howard.........................................       0         0             0         0
Sander M. Levy(4)......................................   1,000       100.0%      7,200        80.0%
Arthur J. Nagle(4).....................................   1,000       100.0%      7,200        80.0%
Daniel S. O'Connell(4).................................   1,000       100.0%      7,200        80.0%
Directors and Named Executive Officers as a group (10
persons)...............................................   1,000       100.0%      8,400        93.3%

- ------------
(1) The manager of Vestar/CS Holding is Vestar. The general partner of Vestar is Vestar Associates L.P., a limited partnership whose general partner is Vestar Associates Corporation ("VAC"). In such capacity, VAC exercises sole voting and investment power with respect to all of the shares held of record by Vestar/CS Holding. Messrs. Alpert, Levy, Nagle and O'Connell, who are directors of the Company and Holdings, are affiliated with Vestar in the capacities described under "Management--Directors and Executive Officers" and are stockholders of VAC. Individually, no stockholder, director or officer of VAC is deemed to have or share such voting or investment power within the meaning of Rule 13d-3 under the Exchange Act. Accordingly, no part of the shares of Holdings Participating Preferred Stock or Holdings Common Stock is beneficially owned by Messrs. Alpert, Levy, Nagle or O'Connell or any other stockholder, director or officer of VAC.

(2) Messrs. Bennison, Wolfe, Boyles, Burnette and Wachter have entered into the Securityholders Agreement (as defined herein) which contains certain agreements with respect to the capital stock and corporate governance of Holdings and the Voting Trust Agreement (as defined herein) pursuant to which Messrs. Bennison, Wolfe, Boyles, Burnette and Wachter have agreed to vote their shares as directed by Vestar/CS Holding with respect to certain matters. See "Certain Relationships and Related Transactions."

(3) Each of Mr. Schwebel's three daughters own 1.94% of the fully diluted Holdings Common Stock. Mr. Schwebel has no voting or investment power with respect to the shares owned by any of his daughters, and accordingly no part of such shares is beneficially owned by Mr. Schwebel.

(4) Messrs. Alpert, Levy, Nagle and O'Connell are affiliated with Vestar in the capacities described under "Management--Directors and Executive Officers." Ownership of Holdings capital stock for these individuals includes the 1,000 shares of Holdings Participating Preferred Stock and 7,200 shares of Holdings Common Stock included in the above table beneficially owned by Vestar/CS Holdings, of which such persons disclaim beneficial ownership. Each such person's business address is c/o Vestar Equity Partners, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SECURITYHOLDERS AGREEMENT

    In connection with the Acquisition, Vestar/CS Holding, the Management Investors and any other employee executing a Management Subscription Agreement entered into a securityholders agreement (the "Securityholders Agreement") which contains certain agreements among such parties with respect to the capital stock and corporate governance of Holdings. The following is a summary of the material terms of the Securityholders Agreement.

    Pursuant to the Securityholders Agreement, Vestar/CS Holding has the right to appoint all members to the Board of Directors of Holdings. In addition, pursuant to a voting trust agreement (the "Voting Trust Agreement"), the Management Investors will vote all of their Holdings Common Stock as directed by Vestar/CS Holding for the approval of any amendment to Holdings' Certificate of Incorporation, merger, share exchange, combination or consolidation of Holdings with any other person, the sale, lease or exchange of all or substantially all of the property and assets of Holdings and its subsidiaries on a consolidated basis or the reorganization, recapitalization, liquidation, dissolution or winding-up of Holdings.

    The Securityholders Agreement contains certain provisions which, with certain exceptions, (i) restrict the ability of the Management Investors to transfer their respective equity interest in Holdings except pursuant to, among other bases, an exercise of tag-along rights upon the sale of Holdings Common Stock held by Vestar/CS Holding, a sale of the Company, the exercise of certain put and call options under the Management Subscription Agreements, or a public sale of Holdings Common Stock; and (ii) restrict the ability of Vestar/CS Holding to transfer certain of its securities of Holdings, except pursuant to, among other bases, the tag-along rights of the Management Investors, a public sale of Holdings Common Stock, or a sale of the Company.

    The Securityholders Agreement contains certain provisions which, subject to certain exceptions, grant Vestar/CS Holding, subsequent to the first public sale of Holdings Common Stock, the right to demand registration of Holdings Common Stock under the Securities Act (a "Demand Right"). Vestar/CS Holding will be able to exercise such Demand Right four times. All persons party to the Securityholders Agreement will have the right to participate, or "piggyback," in certain registrations initiated by the Company or pursuant to a Demand Right.

TRANSITIONAL SERVICES AGREEMENT

    In connection with the Acquisition, Holdings entered into a transitional services agreement with Springs Industries pursuant to which Springs Industries will provide various services (e.g., benefits administration) for a transitional period following the Closing. The value of the services rendered under this agreement is not material.

OTHER RELATIONSHIPS

    Upon consummation of the Acquisition, Holdings paid to affiliates of Vestar an investment banking fee of approximately $1.5 million plus out-of-pocket expenses for Vestar's services in structuring the transaction and providing financial advice in connection therewith.

    Pursuant to a management advisory agreement (the "Management Agreement"), affiliates of Vestar will receive an annual fee and reimbursement of out-of-pocket expenses for management and financial consulting services provided to the Company. Such services include advising the Company on the establishment of effective banking, legal and other business relationships, and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the Company. The management advisory fees to be paid will equal the greater of

(i) 1.0% of the consolidated earnings of the Company before interest, taxes, depreciation and amortization and (ii) $350,000.

             DESCRIPTION OF HOLDINGS PARTICIPATING PREFERRED STOCK

    In connection with the Acquisition, Holdings issued 1,000 shares of Holdings Participating Preferred Stock, par value $.01 per share, with an initial liquidation value of $35.0 million (the "Liquidation Value"), to Vestar/CS Holding. Holdings Participating Preferred Stock entitles its holders to one vote per share and each share of such stock votes and receives dividends and other distributions with Holdings Common Stock on a share for share basis on the same terms as the Holdings Common Stock. The Company has outstanding 9,000 shares of Holdings Common Stock and 1,000 shares of Holdings Participating Preferred Stock and, accordingly, the Holdings Participating Preferred Stock receives 10% of all distributions to stockholders after Holdings Participating Preferred Stock dividends and payments in respect of the Liquidation Value. The Holdings Participating Preferred Stock is perpetual and dividends accrue at a rate of 12.5% per annum, and cumulate and compound on a quarterly basis unless Holdings elects to pay any dividends in cash. Holdings Participating Preferred Stock ranks prior to Holdings Common Stock upon liquidation and in respect of dividends and redemption. Upon redemption or a conversion event, a holder of Holdings Participating Preferred Stock is entitled to receive for each share of such Holdings Participating Preferred Stock one share of Holdings Common Stock plus its per share Liquidation Value and accrued and unpaid dividends. (Upon redemption, the holders of all of the Holdings Participating Preferred Stock will receive in the aggregate 1,000 shares of Holdings Common Stock and $35 million plus accrued and unpaid dividends.) The Company may at any time and from time to time redeem all or any portion of Holdings Participating Preferred Stock. Concurrent with or after the occurrence of an initial public offering of Holdings Common Stock, Vestar/CS Holding may at any time and from time to time cause the conversion of all or any portion of Holdings Participating Preferred Stock. The price per share at which each share of Holdings Participating Preferred Stock is subject to conversion is (i) the price per share of Holdings Common Stock received by Holdings (net of underwriting discounts and commissions) in an initial public offering, if conversion occurs concurrent with an initial public offering and (ii) the fair market value of a share of Holdings Common Stock, if conversion occurs after an initial public offering.

                        DESCRIPTION OF CREDIT AGREEMENT

    General. Clark-S Acquisition entered into the Credit Agreement with Chemical Bank, as agent, and Bankers Trust Company, Fleet National Bank and NationsBank, N.A., as co-agents and BHF-Bank Aktiengesellschaft (collectively, the "Banks"). The Company, through its merger with CS Finance Corporation of Delaware and the merger with Fort Mill, assumed by operation of law the obligations under the Credit Agreement. The information relating to the Credit Agreement is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the Credit Agreement.

    The Credit Agreement provides for a Term Loan of $15.0 million and a Revolving Credit Facility of $55.0 million. At Closing, the Company borrowed approximately $50.0 million under the Credit Agreement, consisting of $15.0 million under the Term Loan and $35.0 million under the Revolving Credit Facility. The initial borrowings under the Credit Agreement, along with the gross proceeds of the Offering, were used to finance a portion of the Transactions and to pay certain fees and expenses related thereto. The $20.0 million undrawn amount under the Revolving Credit Facility is available for working capital and general corporate purposes.

    Security. The obligations of the Company under the Credit Agreement are unconditionally and irrevocably guaranteed by Holdings and certain future subsidiaries of Holdings and the Company. In addition, the Credit Agreement and the guarantees thereunder are secured by: (i) a first priority security interest in all of the assets and properties (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles) of the Company and Holdings and certain future domestic subsidiaries of Holdings (direct or indirect), whether now owned or hereafter acquired subject to customary exceptions as set forth in the Credit Agreement; (ii) a first priority perfected pledge of certain capital stock owned by Holdings and certain future domestic subsidiaries of Holdings (direct or indirect), whether now owned or hereafter acquired (other than CS-Interglas, Asahi-Schwebel and CS Tech-Fab); and (iii) a first priority perfected pledge of 65% of the capital stock of foreign subsidiaries owned by Holdings and certain future domestic subsidiaries of Holdings (direct or indirect), whether now owned or hereafter acquired (other than CS-Interglas, Asahi-Schwebel and CS Tech-Fab).

    Interest. At the Company's option, the interest rates per annum applicable to the loans under the Credit Agreement will be based upon (i) the Base Rate (as defined in the Credit Agreement) plus 0.75% or (ii) the London Interbank Offered Rate for one, two, three, six or, if available, nine or twelve months, plus 2.0%; provided, however, beginning on the date six months after the Closing Date, the interest rates are subject to reduction if certain requirements of financial performance are met.

    Maturity. Outstanding loans under the Revolving Credit Facility must be repaid in April 2002. The Term Loan will amortize quarterly over six years with amortization payments totaling $0.5 million in the remainder of 1996, $1.5 million in 1997, $2.0 million in 1998, $2.5 million in 1999, $3.0 million in 2000, $3.5 million in 2001 and $2.0 million in 2002. Loans made pursuant to the Revolving Credit Facility may be borrowed, repaid and reborrowed from time to time until the sixth anniversary of the Closing Date, subject to the satisfaction of certain conditions on the date of any such borrowing. In addition, the Credit Agreement provides for mandatory repayments in the event of certain asset sales, debt issuances and sales of equity.

    Extension of Credit. The obligation of the Banks to make subsequent loans or extend letters of credit after the Closing will be subject to the satisfaction of certain customary conditions including the absence of a default or event of default under the Credit Agreement.

    Covenants. The Credit Agreement requires the Company to meet certain financial tests, including minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum senior debt ratio and maximum amounts of capital expenditures. The Credit Agreement also contains covenants which, among other things, limits the incurrence of additional indebtedness, the nature of the business of the Company and its subsidiaries, investments, leases of assets, ownership of subsidiaries, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness (including the Notes), liens and encumbrances and other matters customarily restricted in such agreements. Certain of the Company's joint venture interests are not subject to the covenants under the Credit Agreement.

    Events of Default. The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, failure of any guaranty or security agreement supporting the Credit Agreement to be in full force and effect and change of control of Holdings or the Company.

                            DESCRIPTION OF NEW NOTES

GENERAL

    The New Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and Fleet National Bank, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture and Registration Rights Agreement is available as set forth under "--Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

    The New Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company and pari passu in right of payment with all existing and future senior Indebtedness, including Indebtedness pursuant to the Credit Agreement. The New Notes will be effectively subordinated to all existing and future secured Indebtedness of the Company, including Indebtedness pursuant to the Credit Agreement, to the extent of the value of the assets securing such Indebtedness and the New Notes will be structurally subordinated to Indebtedness of the Company's Subsidiaries. At December 30, 1995, on a pro forma basis after giving effect to the Transactions, the New Notes would have been effectively subordinated to $50.0 million of secured Indebtedness under the Credit Agreement.

    Restrictions in the Indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to make Asset Sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of its assets, may make more difficult or discourage a takeover of the Company or Holdings, whether favored or opposed by the management of the Company and Holdings. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford holders of New Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    As of the date of the Indenture, the Company has no Subsidiaries. Under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. In addition, the Company's interests in the Joint Ventures have effectively been excluded from the Indenture's covenants. See "Business--Joint Ventures."

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $110.0 million and will mature on April 15, 2006. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 1996, to Holders of record on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes and Certificated Securities the Holders of whom have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

HOLDINGS GUARANTEE

    Holdings, as obligor, will irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for principal of or interest on or Liquidated Damages, if any, on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by Holdings being herein called the "Guaranteed Obligations") with respect to Holdings. The Guarantee is a senior unsecured obligation of Holdings and will be effectively subordinated to all secured indebtedness of Holdings to the extent of the value of the assets securing such indebtedness. Holdings has no material assets other than the common stock of the Company, and, accordingly, its ability to perform under the Guarantee will be dependent on the financial condition and net worth of the Company. Holdings will covenant in the Indenture to engage in no businesses other than holding the capital stock of the Company and other Persons engaged in the same, similar, ancillary, complementary or related business to the business in which the Company is engaged and other activities incidental thereto, including financing activities for the benefit of the Company and such Persons.

    The Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon Holdings and its successors, transferees and assigns and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes guaranteed pursuant to future guarantees (collectively, the "Subsidiary Guarantees") on a senior basis by any Subsidiaries that become guarantors (collectively, the "Subsidiary Guarantors") under the covenant entitled "Subsidiary Guarantors." The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. As of the Closing, there will be no Subsidiary Guarantors.

    The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction and (B) would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described in "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (iv) such Subsidiary Guarantor delivers to the Trustee an Officers' Certificate and an Opinion of Counsel addressed to the Trustee with respect to the foregoing matters; provided, however, that the foregoing will not apply to the merger of two or more Subsidiary Guarantors with and into each other or the merger of any Subsidiary Guarantor into the Company.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

    The Notes are not redeemable at the Company's option prior to April 15, 2001. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:



YEAR                                               PERCENTAGE
- ------------------------------------------------   -----------

2001...........................................]       105.25%
2002...........................................]       103.50%
2003...........................................]       101.75%
2004 and thereafter............................]       100.00%

    Notwithstanding the foregoing, during the first 36 months after April 12, 1996, the Company may (but will not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages thereon to the redemption date, with the net proceeds of a Public Equity Offering; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption will occur within 60 days of the date of the closing of such Public Equity Offering.

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided that no Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

    The Indenture provides that upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    The Change of Control Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Change of Control Purchase Date"), the Company will purchase all Notes tendered in response to the Change of Control Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

    If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Change of Control Offer.

    On the Change of Control Purchase Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or other restructuring.

    The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder permitting the lending parties thereto to accelerate the Indebtedness thereunder. However, the Company may not have sufficient resources to repay Indebtedness under the Credit Agreement and to repurchase tendered Notes. Furthermore, any future credit agreements or other agreements relating to senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. The Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

    The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale in excess of $1 million unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or the Restricted Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of, and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes, or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds (a) to permanently reduce long-term Indebtedness of a Restricted Subsidiary, (b) to permanently reduce Indebtedness (and, in the case of revolving Indebtedness, to permanently reduce the commitments) under the Credit Agreement, or (c) to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company will purchase the principal amount of Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

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
    If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

    On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

CERTAIN COVENANTS

  Restricted Payments

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate or Restricted Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture, is less than the sum of, without duplication, (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing

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    after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) to the extent not included in the amount described in clause (i) above, 100% of the aggregate net cash proceeds received after the date of the Indenture by the Company from the issue or sale of, or from additional capital contributions in respect of, Equity Interests of the Company or of debt securities of the Company or any Subsidiary Guarantor that have been converted into, or cancelled in exchange for, Equity Interests of the Company (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary or an Unrestricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of any cash dividends received by the Company or a Wholly Owned Subsidiary that is a Subsidiary Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Company, plus (iv) 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such person) following the date of the Indenture, plus (v) to the extent that any Restricted Investment that was made after the date of the Indenture is sold to an unaffiliated purchaser for cash or otherwise liquidated or repaid for cash, the cash proceeds realized with respect to such Restricted Investment (less the cost of disposition, if any).

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of the Company (other than Disqualified Stock); (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, other Equity Interests of the Company (other than any Disqualified Stock); (iv) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from (X) an incurrence of Permitted Refinancing Indebtedness or (Y) the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of the Company (other than Disqualified Stock);
(v) the distribution of the Joint Ventures or interests in the Joint Ventures or any proceeds from the sale of, or distributions from, any of the Joint Ventures;
(vi) the declaration or payment of any dividend to Holdings for, or the direct repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management agreement, stock option agreement or plan or stockholders agreement; provided that (x) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $1.0 million in any fiscal year (plus any amount available for such payments hereunder since the date of the Indenture which have not been used for such purpose) or $5.0 million in the aggregate (in each case, net of the cash proceeds received by the Company from subsequent reissuances of such Equity Interests to new members of management);
(vii) loans to members of management of the Company or any Restricted Subsidiary the proceeds of which are used for a concurrent purchase of Equity Interests of Holdings and a capital contribution in an amount equal to such proceeds to the Company; (viii) payments under the Management Advisory Agreement; (ix) payments to Holdings in respect of accounting, legal or other administrative expenses incurred by Holdings relating to the operations of the Company in the ordinary course of business and in respect of fees and related expenses associated with registration statements

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
filed with the Commission and subsequent ongoing public reporting requirements arising from the issuance of the Guarantee; provided that the aggregate amount of such payments does not exceed $500,000 in any fiscal year; (x) so long as Holdings files consolidated income tax returns which include the Company, payments to Holdings in an amount equal to the amount of income tax that the Company would have paid if it had filed consolidated tax returns on a separate-company basis; (xi) payments to Holdings in an amount sufficient to pay director's fees and the reasonable expenses of its directors in an aggregate amount not to exceed $100,000 per year; and (xii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes out of Excess Proceeds available for general corporate purposes after consummation of purchases of Notes pursuant to an Asset Sale Offer; provided however that in the case of any transaction described in clauses (i), (ii), (iii), (iv) and (vi) no Default or Event of Default will have occurred and be continuing immediately after such transaction. In determining the aggregate amount of Restricted Payments made after the date of the Indenture, 100% of the amounts expended pursuant to the foregoing clauses
(ii), (iii), (iv)(Y), (vi) and (vii) shall be included in such calculation and none of the amounts expended pursuant to the foregoing clauses (i), (iv)(X),
(v), (viii), (ix), (x), (xi) and (xii) shall be included in such calculation.

    The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary (subject to clause (f) of the definition of "Permitted Investments") if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments (i) in any Subsidiary that was not formerly a Joint Venture, in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made or (ii) in any Subsidiary that was formerly a Joint Venture, in an amount equal to the amount of such Investments made by the Company or a Restricted Subsidiary since the date of the Indenture. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculation required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

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
  Incurrence of Indebtedness and Issuance of Preferred Stock

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries and Unrestricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries and Unrestricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if: (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; provided, that no Guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by the Company or a Restricted Subsidiary pursuant to this paragraph.

        The foregoing provisions will not apply to:

        (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Credit Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company or the relevant Restricted Subsidiary thereunder), in a maximum principal amount outstanding at any one time not to exceed an amount equal to the greater of (1) (a) $70 million less (b) the aggregate amount of all Net Proceeds of Asset Sales applied pursuant to clause (a) or (b) of the first sentence of the second paragraph under the covenant entitled "Asset Sales" to permanently reduce Indebtedness (and the commitments) thereunder or (2) the Borrowing Base;

        (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

        (iii) the incurrence by the Company of Indebtedness represented by the Notes and by the Restricted Subsidiaries of Indebtedness represented by the Subsidiary Guarantees;

        (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10 million at any time outstanding;

        (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

        (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

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
        (vii) the incurrence by the Company or any of its Restricted Subsidiaries that are Subsidiary Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred;

        (viii) the incurrence by the Company, its Restricted Subsidiaries that are Subsidiary Guarantors and its foreign subsidiaries that are Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $15 million; provided that such Indebtedness incurred by foreign subsidiaries that are Restricted Subsidiaries shall not exceed an aggregate principal amount at any time outstanding of $5 million;

        (ix) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and

        (x) Indebtedness incurred by the Company or any of its Restricted Subsidiaries that is a Subsidiary Guarantor arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees or similar credit support by the Company or any of its Restricted Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition.

    Notwithstanding any other provision of this covenant, a Guarantee of Indebtedness permitted by the terms of the Indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

  Sale and Leaseback Transactions

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Subsidiary Guarantor may enter into a sale and leaseback transaction if (i) the Company or such Subsidiary Guarantor could have
(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant "Liens," (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant "Asset Sales."

  Liens

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now

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
owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (f) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien or (i) any restriction or encumbrance contained in contracts for sale of assets permitted by the Indenture in respect of the assets being sold pursuant to such contract.

  Transactions with Affiliates

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of the Indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that the following will not be deemed to be

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Affiliate Transactions: (u) reasonable compensation paid to, and indemnity provided on behalf of, officers and directors of Holdings, the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (v) the provision of administrative or management services by the Company or any of its officers to Holdings or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice, (w) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (x) transactions between or among the Company and/or its Wholly Owned Subsidiaries,
(y)(i) fees paid and reimbursement of out-of-pocket expenses pursuant to the Management Advisory Agreement and (ii) the payment of an acquisition advisory fee to Vestar or its Affiliates in respect of the Acquisition in an amount not to exceed $1.5 million and (z) transactions permitted by the covenant described in "-- Restricted Payments."

  Line of Business

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any line of business which is not the same, similar, ancillary, complementary or related to the businesses in which the Company is engaged on the date of the Indenture.

  Additional Subsidiary Guarantees

    The Indenture provides that all Restricted Subsidiaries of the Company substantially all of whose assets are located in the United States or that conduct substantially all of their business in the United States will be Subsidiary Guarantors. In addition, the Indenture will provide that the Company will not, and will not permit any of the Subsidiary Guarantors to, make any Investment in any Subsidiary that is not a Subsidiary Guarantor unless either
(i) such Investment is permitted by the covenant described under "--Restricted Payments," or (ii) such Restricted Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provisions of the Indenture.

  Reports

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, Holdings or the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files a registration statement with respect to the Exchange Offer, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed and the Subsidiary Guarantors, if any, will agree that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Merger, Consolidation, or Sale of Assets

    The Indenture provides that the Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a

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consolidated basis for the Company and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company, under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel addressed to the Trustee with respect to the foregoing matters; provided, however, that the requirement set forth in clause (iv) above shall not apply to a merger between the Company and any Wholly Owned Subsidiary and between Wholly Owned Subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Sale and Leaseback Transactions" or "--Merger, Consolidation or Sale of Assets"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or Holdings (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries or Holdings) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries or Holdings to pay final judgments aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, will deny or disaffirm its obligations under its Subsidiary Guarantee; (viii) the Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or Holdings, or any Person acting on behalf of Holdings, will deny or disaffirm its obligations under the Guarantee and (ix) certain events of bankruptcy or insolvency with respect to Holdings, the

                                       67
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Company or any of its Significant Subsidiaries or group of Restricted
Subsidiaries that, together, would constitute a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium and Liquidated Damages, if any, on the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S.

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
dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default will occur (which will not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Clark-Schwebel, Inc.

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BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Notes that were issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Senior Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities

    Institutional "accredited investors" (within the meaning of Rule 501(a)(1),
(2), (3) or (7) under the Securities Act) will receive Notes only in certificated form. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in certificated form, then, upon surrender by the Global Note Holder of its Global Note, Notes in certificated form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes.

  Same-Day Settlement and Payment

    The Indenture requires that payments in respect of the Notes represented by the Global Certificate (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Certificate Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Certificate are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Exchange Notes Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary or is designated a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary or Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly

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
or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Agent" means any Registrar, Paying Agent or co-registrar.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback, including any disposition by means of a merger, consolidation or similar transaction and including the issuance, sale or other transfer of any of the capital stock of any Restricted Subsidiary of such person) other than to the Company or to any of its Wholly Owned Subsidiaries that is a Subsidiary Guarantor (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Restricted Subsidiaries or the sale of any Equity Interests in any Restricted Subsidiaries, in each case, in one or a series of related transactions, provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant described under "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice,
(c) a transfer of assets by the Company to a Wholly Owned Subsidiary that is a Subsidiary Guarantor or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor or by a Wholly Owned Subsidiary that is not a Subsidiary Guarantor to another Wholly Owned Subsidiary that is not a Subsidiary Guarantor, (d) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor, or by a Wholly Owned Subsidiary that is not a Subsidiary Guarantor to another Wholly Owned Subsidiary that is not a Subsidiary Guarantor, (e) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,
(f) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (g) the sale, lease, conveyance or other disposition of the Joint Ventures, the assets of the Joint Ventures or any interest therein, (h) Permitted Investments or (i) any cash dividend, distribution, Investment or payment made pursuant to the first or second paragraph of the "Restricted Payments" covenant.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "Board of Directors" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

    "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 85% of the face amount of all Eligible Accounts Receivable owned by the Company and its Restricted Subsidiaries as of such date, and (ii) 65% of the book value (calculated on first in, first out basis) of all Eligible Inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP, calculated as of the end of the most recently completed fiscal quarter.

    "Business Day" means any day other than a Legal Holiday.

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
    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof.

    "Change of Control" means such time as (i) prior to the initial public offering by the Company or any direct or indirect parent of the Company of its common stock (other than a public offering pursuant to a registration statement on Form S-8), Vestar and its Affiliates (collectively, the "Initial Investors") cease to have, directly or indirectly, in the aggregate at least 51% of the voting power of the voting stock of the Company or Holdings ceases to own, directly or indirectly, 100% of the voting power of the voting stock of the Company (other than by reason of a merger of Holdings and the Company) or (ii) after the initial public offering by the Company or any direct or indirect parent of the Company of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or
Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by the Company or Holdings which indicates that, or the Company or Holdings otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d) (2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting stock of the Company or Holdings on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company or Holdings, as the case may be (whether or not such securities are then currently convertible or exercisable) and (B) such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of the Company, calculated on such fully-diluted basis, than beneficially owned by the Initial Investors, or (iii) the sale, lease or transfer of all or substantially all of the assets of the Company to any person or group (other than a Subsidiary Guarantor or the Initial Investors), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of

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the Company or whose nomination for election by the shareholders of the Company, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Company, as the case may be, then in office. Notwithstanding anything to the contrary in the foregoing, the mergers (as described in "The Transactions" herein) shall not be deemed to constitute a "Change of Control".

    "Consolidated EBITDA" means, with respect to the Company and its Restricted Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) to the extent deducted from Consolidated Net Income for such period, (x) the Fixed Charges for such period, plus (y) non-cash dividends on the Company's preferred stock, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Restricted Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Subsidiary Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, (vi) income or loss attributable to discontinued operations shall be excluded; (vii) any increase in cost of sales or other write-offs resulting from the purchase accounting treatment of the Acquisition or other acquisitions shall be excluded; and (viii) all other extraordinary, unusual or nonrecurring gains or losses shall be excluded.

    "Consolidated Net Worth" of a Person at any date means the amount by which the assets of such Person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of the Indenture in any such assets (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of (a) the total liabilities of such Person and its consolidated Restricted Subsidiaries, plus
(b) any Disqualified Stock of such Person or any consolidated

Restricted Subsidiaries of such Person issued to any Person other than such Person or a wholly-owned Restricted Subsidiary of such Person, in each case determined in accordance with GAAP.

    "Credit Agreement" means, collectively, (i) that certain Credit Agreement, as in effect on the date of the Indenture, by and among the Company, the lenders that may be from time to time parties thereto and Chemical Bank, as administrative agent, as the foregoing may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including increases in the principal amount thereof; and (ii) after Chemical Bank, as administrative agent, has acknowledged in writing that the Credit Agreement has been terminated and all then outstanding Indebtedness thereunder or with respect thereto have been repaid in full in cash and discharged, any successors to or replacements of (as designated by the Board of Directors of the Company in its sole judgment, and evidenced by a resolution) such Credit Agreement, as such successors or replacements may from time to time be amended, renewed, supplemented, modified or replaced, including increases in the principal amount thereof.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in the Indenture as the Depositary with respect to the Notes, until a successor shall have been appointed and become such Depositary pursuant to the applicable provision of the Indenture, and, thereafter, "Depositary" shall mean or include such successor.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Senior Notes mature.

    "Eligible Accounts Receivable" means at a particular date, all accounts receivable owned by the Company and Restricted Subsidiaries (i) which are not 90 or more days past due; (ii) which are not owed by an obligor which has taken any of the actions or suffered any of the events of the kind described in clause
(ix) under "Events of Default"; (iii) which are not subject to any asserted dispute, off-set, counterclaim or defense on the part of the account debtor or to any asserted claim on the part of the account debtor denying liability under such account in whole or in part and (iv) which are not owed by an obligor in respect of which 50% or more of the accounts receivable are 90 or more days past due or uncollectible.

    "Eligible Inventory" means at the time of any determination thereof, all inventory (less reserves for obsolescence) of the Company and Restricted Subsidiaries as to which the following requirements have been fulfilled: (a) the Company or a Restricted Subsidiary has lawful and absolute title to such Inventory; and (b) none of such inventory is obsolete, unsalable, damaged or otherwise unfit for sale or further processing.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Offer" means the offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange New Notes for Old Notes.

    "Existing Indebtedness" means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

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
    "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP, but excluding from the calculation of fixed charges amortization of financing costs (except to the extent referred to in the parenthetical in clause (i) of this definition).

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or repays any Indebtedness (other than the incurrence or repayment of revolving credit borrowings used for working capital, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Consolidated EBITDA and Indebtedness of the Person which is the subject of any such acquisition, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Holder" means a Person in whose name a Note is registered on the Registrar's books.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person in each case, if held by any Person other than the Company or a Wholly Owned Subsidiary of the Company, and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the books of such person) or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company or of any direct or indirect parent of the Company shall not be deemed to be an Investment.

    "Joint Venture" means each of Clark-Schwebel Corporation, Clark-Schwebel Tech-Fab Company, CS-Interglas AG and Asahi-Schwebel Co., Ltd. and any other Person whose sole asset is directly or indirectly a Joint Venture (unless such Joint Venture or Person is a Restricted Subsidiary by virtue of an Investment pursuant to clause (f) of the definition of "Permitted Investment").

    "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York, in the city of the Corporate Trust Office of the Trustee, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

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
    "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

    "Management Advisory Agreement" means the agreement dated as of April 17, 1996, among Vestar, the Company and Holdings as in effect on the date of the Indenture, with only such amendments, alterations, modifications or waivers thereto which are not materially adverse to the interests of the Company or the holders of Notes.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, and before reduction for non-cash preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss) and (iii) fees and expenses related to the Acquisition in an amount not to exceed $11.5 million.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and net of any Purchase Money Obligations relating to the assets comprising such Asset Sale.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "Note Custodian" means the Trustee, as custodian with respect to the Global Senior Notes, or any successor entity thereto.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Offering" means the Offering of the Notes by the Company.

    "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

    "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor (or in CS-Interglas AG to the extent it is a Wholly Owned Subsidiary of the Company) and that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture and reasonable extensions or expansions thereof; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture and reasonable extensions or expansions thereof or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture and reasonable extensions or expansions thereof; (d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "--Asset Sales"; (e) Investments by the Company or any Restricted Subsidiary in cash in an amount not to exceed $5 million in the aggregate; (f) Investments by the Company or any Restricted Subsidiary in cash in an amount not to exceed $15 million in the aggregate to enable the Company or any Restricted Subsidiaries to purchase or otherwise acquire equity interests in the Joint Ventures; provided that upon the consummation of any such Investment pursuant to this clause (f) the Joint Venture in which the Investment is made becomes a Restricted Subsidiary; (g) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments; (h) the conversion or exchange of debt of CS-Interglas AG for common securities of CS-Interglas AG; and (i) the contribution of shares of stock or other equity securities of an Unrestricted Subsidiary to another Subsidiary.

    "Permitted Liens" means (i) Liens securing (a) Indebtedness permitted by clause (i) or clause (viii) under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) related Hedging Obligations; (ii) Liens in favor of the Company or any Subsidiary Guarantor;
(iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted; (x) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xii) nonconsensual Liens incurred in the ordinary course of business of any foreign subsidiary that is a Restricted Subsidiary that (a) are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by such

Restricted Subsidiary; (xiii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xiv) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (xv) Purchase Money Liens (including extensions and renewals thereof); (xvi) judgment and attachment Liens not giving rise to an Event of Default; (xvii) Liens arising out of consignment or similar arrangements for the sale of goods; (xviii) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; and (xix) Liens arising from filing Uniform Commercial Code financing statements regarding leases.

    "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "Public Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act of (i) Equity Interests other than Disqualified Stock of the Company or (ii) of Equity Interests other than Disqualified Stock of the Company's parent or indirect parent corporation to the extent that the cash proceeds therefrom are contributed to the equity capital of the Company or are used to purchase Equity Interests (other than Disqualified Stock) of the Company.

    "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

    "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such person or any of its Restricted Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

    "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the Indenture, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

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
    "Representative" means the indenture trustee or other trustee, client or representative for any Senior Indebtedness.

    "Responsible Officer," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "Subsidiary Guarantors" means any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sec.Sec. 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

    "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption "--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted

Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation. Notwithstanding anything to the contrary in the foregoing, to the extent a Joint Venture becomes a Subsidiary, it shall initially be an Unrestricted Subsidiary except to the extent that it becomes a Subsidiary in connection with an Investment pursuant to clause (f) of the definition of "Permitted Investment."

    "Vestar" means Vestar Equity Partners, L.P.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) (or in the case of CS-Interglas AG 90% of the outstanding Capital Stock or other ownership interests) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were originally sold by the Company on April 17, 1996 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company and Holdings entered into the Registration Rights Agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which the Company and Holdings agreed, for the benefit of the holders of the Old Notes to, among other things, (i) file the Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date and (ii) use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the date of its original issue.

    Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

    As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

    In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated or if any holder of the Old Notes (other than an "affiliate" of the Company or an Initial Purchaser) is not eligible to participate in the Exchange Offer, the Company will (a) file the Shelf Registration Statement covering resales of the Old Notes, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of three years after its effective date and such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement permit generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

    The Registration Rights Agreement provides that (i) Holdings and the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) Holdings and the Company will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date,
(iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Holdings and the Company will commence the Exchange Offer and use their best efforts to issue on or prior to 150 days after the Closing Date (the "Exchange Offer Effectiveness Date"), New Notes (and the related Holdings guarantee) in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Holdings and the Company will cause to be filed the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) Holdings and the Company fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) Holdings and the Company fail to Consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

    Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.


    As of the date of this Prospectus, $110,000,000 aggregate principal amount of Old Notes were outstanding. This Prospectus and the Letter of Transmittal will be mailed initially to the holders of record of the Old Notes as of the close of business on August 13, 1996.


    Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 11, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on October 15, 1996. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

    Interest on the Notes is payable semi-annually on each April 15 and October 15, commencing on October 15, 1996.

PROCEDURES FOR TENDERING

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

    By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

    The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial ownees behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, any evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be Final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to waive such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries, or

        (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If the Company determines in its reasonable judgement that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return ail tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

    The Exchange Agent for the Exchange Offer is           .

                  By Mail:                                  Overnight Courier:
             Fleet National Bank                            Fleet National Bank
    Corporate Trust Operations, CTMO 0224          Corporate Trust Operations, CTMO 0224
               777 Main Street                                777 Main Street
             Hartford, CT 06115                             Hartford, CT 06115
        Attention: Patricia Williams                   Attention: Patricia Williams

                  By Hand:                                Facsimile Transmission:
             Fleet National Bank                              (860) 986-7908
    Corporate Trust Operations, CTMO 0224
               777 Main Street
             Hartford, CT 06115
        Attention: Patricia Williams
                                   Confirm by Telephone:
                                       (860) 986-1271

    DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Officer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs among others.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

    With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives New Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such New Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

    As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement Company (within the meaning of Rule 405 under the Securities Act or understanding with the Company or any "affiliate" of the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the principal United States Federal income tax consequences to holders resulting from the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed and temporary regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and which are subject to different interpretations. This summary addresses only the Old Notes and the New Notes that are held as capital assets. Moreover, it does not discuss all of the tax consequences that may be relevant to the particular circumstances of a holder or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and tax-exempt organizations. Prospective purchasers of the New Notes should consult their tax advisors with regard to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    As used herein, the term "United States Holder" means a holder of a New Note that is, for United States Federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created under the laws of the United States or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States Federal income taxation regardless of source. The term "Foreign Holder" means a holder of a New Note that is not a United States Holder.

EXCHANGE OF OLD NOTES

    The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not be a taxable event to the holder and thus the holder should not recognize any taxable gain or loss as a result of the exchange. A holder's adjusted tax basis in the New Notes will be the same as his adjusted tax basis in the Old Notes exchanged therefor, and his holding period for the Old Notes will be included in his holding period for the New Notes. Although the exchange of the Old Notes for the New Notes will not create additional "market discount" or "amortizable bond premium" (described below), to the extent that a holder acquired the Old Notes at a market discount or with amortizable bond premium, such discount or premium would generally carry over to the New Notes received in exchange for the Old Notes. Such holders should consult their tax advisors regarding the United States Federal income tax treatment of such market discount and amortizable bond premium.

UNITED STATES HOLDERS

    Interest paid on a New Note will generally be taxable to a United States Holder as ordinary interest income in accordance with such holder's method of accounting for United States Federal income tax purposes.

    If a purchaser purchases a New Note for an amount that is less than its stated redemption price at maturity the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any amount received on the sale, exchange, retirement or other disposition of, a New Note as ordinary income to the extent of any market discount which has not previously been included in income and is treated as having accrued on such New Note by the time of such payment or disposition. If a subsequent holder makes a gift of a New Note, accrued market discount, if any, will be recognized as if such holder had sold such New Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the New Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such New Note.

    Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the New Notes, unless the holder elects to accrue market discount under a constant interest method. A holder of New Notes may elect to include market discount in income currently as it accrues (under either a straight-line or constant interest method), in which case, the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

    A purchaser that purchases New Notes for an amount that is greater than the stated redemption price at maturity of such New Notes will be considered to have purchased such New Notes with "amortizable bond premium." Under the amortizable bond premium rules, the amount of interest income market discount, if any, which such holder must include in its gross income with respect to such New Notes for any taxable year will be reduced by the portion of such premium properly allocable to such year.

    Upon the sale, exchange or retirement of a New Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (except to the extent such amount is attributable to accrued but previously unrecognized interest, which is taxable as ordinary interest income) and such holder's adjusted tax basis in such New Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States Holder's holding period in the New Note is more than one year at the time of disposition.

FOREIGN HOLDERS

    Payments of principal, retirement premium, if any, interest received or discount accrued by a Foreign Holder who is not engaged in a trade or business within the United States will not be subject to United States Federal income or withholding tax, provided that in the case of interest (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Foreign Holder is not a controlled foreign corporation for United States tax purposes that is related to the Company through stock ownership, and (iii) such interest is not received by a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (b) either (i) the beneficial owner of the New Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States Holder or (ii) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes the payor a copy thereof. A Foreign Holder, however, may be subject to United States Federal income tax at the normal graduated rates on its net interest income if such interest is effectively connected with the conduct of a U.S. trade or business of such holder.

    A Foreign Holder will not be subject to United States Federal income or withholding tax on any gain realized on the sale or exchange of a New Note, unless (a) the gain is effectively connected or treated as effectively connected, with a United States trade or business of the Holder or (b) in the case of a Foreign Holder who is an individual, such Foreign Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the sale or exchange and either (i) the Foreign Holder has a "tax home," as defined in section 911 (d)(3) of the Code, in the United States or (ii) the gain is attributable to an office or other fixed place of business maintained by the Foreign Holder in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING ON NEW NOTES

    Certain noncorporate United States Holders generally will be subject to information reporting and may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest (including original issue discount and market discount) on, and the proceeds of disposition of, a New Note. Backup withholding will apply only if the United States Holder (a) fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be the holder's Social Security number, (b) furnishes an incorrect TIN, (c) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    Information reporting and backup withholding will not apply to payments of principal, premium, if any, and interest made by the Company or a paying agent to a Foreign Holder of a New Note if the certification described in clause (b) of the first paragraph under "Foreign Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person.

    Payments of the proceeds from the sale by a Foreign Holder of a New Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a New Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

    The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's United States Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION


    Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until November 8, 1996, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


    The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating BrokerDealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

    The validity of the issuance of the New Notes will be passed upon for the Company by Kirkland & Ellis, New York, New York. Certain partners of Kirkland & Ellis are among the investors in Vestar/CS Holding.

                                    EXPERTS

    The financial statements of Fort Mill A, Inc. as of December 31, 1994 and December 30, 1995, and for the three fiscal years in the period ended December 30, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Clark-Schwebel Holdings, Inc. as of April 2, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS



                                                                       PAGE
                                                                       ----

FORT MILL A, INC.

  Audited Financial Statements
  Independent Auditors' Report......................................    F-2
  Balance Sheets....................................................    F-3
  Statements of Income..............................................    F-4
  Statements of Cash Flows..........................................    F-5
  Notes to Financial Statements.....................................    F-6

  Unaudited Condensed Financial Statements
  Condensed Balance Sheet...........................................   F-16
  Condensed Statements of Income....................................   F-17
  Statements of Cash Flows..........................................   F-18
  Notes to Condensed Financial Statements...........................   F-19

CLARK-SCHWEBEL HOLDINGS, INC.

  Report of Independent Public Accountants..........................   F-21
  Balance Sheet.....................................................   F-22
  Notes to Balance Sheet............................................   F-23

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Springs Industries, Inc.
Fort Mill, South Carolina

    We have audited the accompanying balance sheets of Fort Mill A Inc. (the "Company") (a wholly-owned subsidiary of Springs Industries, Inc.) as of December 31, 1994 and December 30, 1995, and the related statements of income and cash flows for the three fiscal years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Fort Mill A Inc. as of December 31, 1994 and December 30, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP



Charlotte, North Carolina
February 9, 1996
(February 24, 1996 as to Note 2)

                                FORT MILL A INC.
                                 BALANCE SHEETS
                    DECEMBER 31, 1994 AND DECEMBER 30, 1995

                                                            1994        1995
                                                          --------    --------
                                                             (IN THOUSANDS)
ASSETS

CURRENT ASSETS:
  Cash.................................................   $     29    $    584
  Accounts receivable, net.............................     25,054      33,298
  Inventories, net.....................................     25,860      28,791
  Other................................................      5,304       2,069
                                                          --------    --------
      Total current assets.............................     56,247      64,742
                                                          --------    --------

PROPERTY, PLANT AND EQUIPMENT..........................     90,687      96,791
  Accumulated depreciation.............................    (37,287)    (43,777)
                                                          --------    --------
      Property, plant and equipment, net...............     53,400      53,014
                                                          --------    --------

EQUITY INVESTMENTS.....................................     60,016      62,904

NET ASSETS OF DISCONTINUED OPERATION...................      2,445       2,600

OTHER ASSETS AND DEFERRED CHARGES......................      7,490       5,469
                                                          --------    --------

TOTAL ASSETS...........................................   $179,598    $188,729
                                                          --------    --------
                                                          --------    --------
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Accounts payable.....................................   $  5,851    $  9,032
  Accrued liabilities..................................      6,961       7,328
  Deferred tax liabilities--current....................      2,203       2,024
  Current maturities of long-term debt.................         79          79
                                                          --------    --------
      Total current liabilities........................     15,094      18,463

LONG-TERM DEBT.........................................      5,994       5,907

DEFERRED TAX LIABILITIES...............................     14,457      14,826

LONG-TERM BENEFIT PLANS AND DEFERRED COMPENSATION......      6,536       5,570

COMMITMENTS AND CONTINGENCIES (Note 12)
                                                          --------    --------

TOTAL LIABILITIES......................................     42,081      44,766
                                                          --------    --------

EQUITY:
  Common stock (par value--$1)--1,000 shares
    authorized, 100 shares outstanding.................          1           1
  Investment by Springs................................    127,930     134,357
  Cumulative translation adjustment....................      9,586       9,605
                                                          --------    --------
      Total equity.....................................    137,517     143,963
                                                          --------    --------

TOTAL LIABILITIES AND EQUITY...........................   $179,598    $188,729
                                                          --------    --------
                                                          --------    --------

                       See notes to financial statements.

                                FORT MILL A INC.
                              STATEMENTS OF INCOME
      YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30, 1995

                                                                 1993        1994        1995
                                                               --------    --------    --------
                                                                        (IN THOUSANDS)
NET SALES...................................................   $163,691    $189,419    $231,306
COST OF SALES...............................................    139,170     160,747     191,978
                                                               --------    --------    --------
GROSS PROFIT................................................     24,521      28,672      39,328
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................     15,489      14,370      17,750
IDLE EQUIPMENT WRITE-OFF....................................                  1,836
                                                               --------    --------    --------
OPERATING INCOME............................................      9,032      12,466      21,578
OTHER INCOME (EXPENSES):
  Interest expense..........................................       (401)       (401)       (401)
  Other, net................................................        (11)        (28)         12
                                                               --------    --------    --------
INCOME BEFORE INCOME TAXES..................................      8,620      12,037      21,189
PROVISION FOR INCOME TAX....................................     (3,657)     (4,896)     (8,444)
INCOME (LOSS) FROM EQUITY INVESTEES, NET....................     (3,397)      1,176       2,553
                                                               --------    --------    --------
INCOME FROM CONTINUING OPERATIONS...........................      1,566       8,317      15,298
DISCONTINUED OPERATIONS:
  Income from discontinued operations, net..................        695         426         111
  Gain on sale of discontinued operation, net...............                  2,573
                                                               --------    --------    --------
NET INCOME..................................................   $  2,261    $ 11,316    $ 15,409
                                                               --------    --------    --------
                                                               --------    --------    --------

                       See notes to financial statements.

                                FORT MILL A INC.
                            STATEMENTS OF CASH FLOWS
      YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30, 1995

                                                                    1993      1994       1995
                                                                   ------    -------    -------
                                                                          (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income....................................................   $2,261    $11,316    $15,409
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...............................    9,965     10,028     11,128
    Idle equipment write-off....................................               1,836
    Deferred tax provision......................................     (384)       577        176
    Loss (income) from equity investments, net..................    3,397     (1,176)    (2,553)
    Income from discontinued operations, net....................     (695)      (426)      (111)
    Gain on sale of discontinued operation, net.................              (2,573)
    Changes in assets and liabilities:
      Accounts receivable.......................................   (3,394)      (831)    (8,244)
      Inventories...............................................      925     (1,825)    (2,931)
      Prepaid expenses and other................................     (178)    (2,055)     1,465
      Accounts payable..........................................    3,132        833      3,181
      Accrued expenses..........................................     (247)       261        367
      Other.....................................................    2,548        200        124
                                                                   ------    -------    -------
        Net cash provided by operating activities...............   17,330     16,165     18,011
                                                                   ------    -------    -------
INVESTING ACTIVITIES:
  Purchases of equipment........................................   (8,810)   (11,543)    (8,429)
  Proceeds from sale of discontinued operation..................              19,130
  Proceeds from sale of assets..................................      114         18         42
                                                                   ------    -------    -------
        Net cash provided by (used in) investing activities.....   (8,696)     7,605     (8,387)
                                                                   ------    -------    -------
FINANCING ACTIVITIES:
  Investment by Springs.........................................   (8,704)   (23,774)    (8,982)
  Principal payments under capital lease obligations............                 (43)       (87)
                                                                   ------    -------    -------
        Net cash used in financing activities...................   (8,704)   (23,817)    (9,069)
                                                                   ------    -------    -------
NET CHANGE IN CASH..............................................      (70)       (47)       555
CASH, BEGINNING OF YEAR.........................................      146         76         29
                                                                   ------    -------    -------
CASH, END OF YEAR...............................................   $   76    $    29    $   584
                                                                   ------    -------    -------
                                                                   ------    -------    -------
CASH PAID FOR INTEREST..........................................   $  401    $   401    $   401
                                                                   ------    -------    -------
                                                                   ------    -------    -------

                       See notes to financial statements.

                                FORT MILL A INC.
                         NOTES TO FINANCIAL STATEMENTS
  FISCAL YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

    Fort Mill A Inc., a wholly-owned subsidiary of Springs Industries, Inc. ("Springs"), is a holding company whose sole asset is 100% of the outstanding stock of Clark-Schwebel, Inc. The accompanying financial statements include the assets, liabilities and results of operations of Fort Mill A Inc. and Clark-Schwebel, Inc. on a consolidated basis, and also include certain liabilities and expenses that historically were accounted for only at the Springs--parent company level. The consolidated entity is referred to herein as the "Company".

    The Company consists primarily of the operations, assets and liabilities of manufacturing facilities located in Anderson, SC, Statesville, NC, Cleveland, GA, and Washington, GA, which produce woven fiber glass and aramid fabrics. The Company's products are used in electronic circuit boards, coated and laminated composites, aircraft construction and protective apparel such as anti-ballistic vests and helmets.

    The financial statements have been prepared generally as if the Company had operated as a stand-alone entity for all periods presented. The financial information included herein is not necessarily indicative of the financial position and results of operations of the Company in the future. In addition, these financial statements do not reflect any effects of the proposed change in ownership transactions described in Note 2. The Company has not had significant borrowings, and there was no allocation of Springs' consolidated borrowings or related interest expense.

    The Company's financial statements include intercompany charges allocated by Springs for certain administrative services totaling $3,545, $2,452 and $3,041 for fiscal 1993, 1994 and 1995, respectively. Management considers the allocation methods to be reasonable for the operations of the Company as a subsidiary of Springs. As a stand-alone ongoing entity, the Company will not incur such intercompany charges from Springs. Throughout the period covered by these financial statements, the Company participated in Springs' centralized cash management system and its cash funding requirements were met by Springs. Intercompany balances with Springs have been included in "Investment by Springs."

2. PROPOSED CHANGE IN OWNERSHIP TRANSACTIONS

    On February 24, 1996, the Company and Springs signed an agreement with certain affiliates of Vestar Equity Partners, L.P. which would result in a change in the controlling ownership of the Company and a substantial payment of cash to Springs.

    Pursuant to an Agreement and Plan of Merger ("Agreement"), Vestar/CS Holding Company L.L.C. ("Holding", a Delaware limited liability company), may elect to purchase all of the outstanding stock of Fort Mill A Inc. for approximately $192,500 (the "Cash Election").

    If the Cash Election is not made, a subsidiary of Holding would merge with the Company and a recapitalization of the Company would occur in which Springs would receive (i) approximately $155,000 in cash ("the Cash Distribution"), (ii) common stock equivalent to 20% ownership on a fully diluted basis, and (iii) 14.223% Series A Preferred Stock, par value $.01 per share, having an aggregate liquidation value of approximately $30,000 ("Series A Preferred Stock"). On the closing date, Holding and certain members of the Company's management would own
(i) 80% of the fully diluted common stock and (ii) 14.223% Series B Participating Preferred Stock, par value $.01 per share, having an aggregate liquidation value of approximately $25,000 ("Series B Preferred Stock").

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. PROPOSED CHANGE IN OWNERSHIP TRANSACTIONS--(CONTINUED)
    The purchase price under the Cash Election and the amount of the Cash Distribution in the recapitalization are both subject to adjustment based on the level of working capital, as defined, as of the closing date. Both the Cash Election and the recapitalization are subject to certain conditions and approvals required by the Agreement.

    As of December 30, 1995, the authorized capital stock of the Company consisted of 1,000 shares of common stock, 100 of which were outstanding and owned by Springs. If the Cash Election is not made, the authorized capital stock of the merged company will include shares of Series A Preferred Stock; shares of Series B Preferred Stock; and shares of Common Stock. In certain circumstances, dividends on the Series A and B Preferred Stock may be non-cash. The merged company, under certain circumstances, may be required to redeem a portion or all of the Series A and B Preferred Stock. Under other circumstances involving a public offering of Common Stock, the merged company may require holders of Series A and B Preferred Stock to convert their shares to Common Stock. A Securityholders Agreement also contains certain transfer restrictions, registration rights and other matters applicable to the Series A and B Preferred Stock and Common Stock, including voting rights and board representation.

    Under both the Cash Election and the recapitalization, Springs has agreed to
(i) assume responsibility for repayment of the Industrial Revenue Bonds described in Note 6, (ii) pay certain accrued employee benefits (which totaled approximately $487 as of December 30, 1995), (iii) provide indemnification for certain environmental, tax and other matters (including the environmental matter described in Note 12 for which the Company had an accrual of $175 as of December 30, 1995) and (iv) to retain the accounts receivable from one customer (which totaled $2,782 as of December 30, 1995) and related $1,400 reserve described in
Note 3. At the closing date, all payable and receivable accounts between the Company and Springs will be cancelled. Funds for the Cash Distribution or the Cash Election are to come from a new bank credit facility, a proposed debt offering by the Company and an equity contribution by Holding. At closing, the Company is expected to incur significant transaction costs, including the payment of a fee to an affiliate of Vestar Equity Partners, L.P.

    Additional agreements include Transition Agreements for specified periods in which Springs would be compensated for certain services provided to the Company, and a Management Agreement that will specify services to be provided to the Company by Holding or its affiliates.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Following is a summary of the significant accounting policies used in the preparation of the financial statements of the Company.

    FISCAL YEAR--The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31. The fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 are referred to herein as 1993, 1994 and 1995, respectively. The 1993, 1994 and 1995 fiscal years each consist of 52 weeks.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) include the allowance for doubtful accounts receivable and the liabilities for certain long-term benefit plans such as described in Note 8. Actual results could differ from such estimates.

    REVENUE RECOGNITION--Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete. This generally occurs when goods are shipped.

    ACCOUNTS RECEIVABLE--The Company establishes an allowance for doubtful accounts based upon factors including the credit risk of specific customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The reserve for doubtful accounts was $641 at December 31, 1994 and $2,133 at December 30, 1995. The reserve at December 30, 1995 included $1,400 applicable to $2,782 of accounts receivable from one customer (see Note 2). The provision for uncollectible amounts was $344, $240 and $1,842 for fiscal 1993, 1994 and 1995, respectively. Write-offs in such years were $3,212, $29 and $349, respectively.

    INVENTORIES--Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all inventories.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:




Land improvements...........................................   10 to 20 years
Buildings and improvements..................................   20 to 40 years
Machinery and equipment.....................................    3 to 11 years

    EQUITY INVESTMENTS--The Company owns equity interests in CS-Interglas AG (headquartered in Germany), Asahi-Schwebel Co., Ltd. (located in Japan) and Clark Schwebel Tech-Fab Company (located in Anderson, SC), which are accounted for using the equity method of accounting.

    FOREIGN CURRENCY--The foreign equity investments are translated at year-end exchange rates. Equity income and losses are translated at the average rate during the year. Cumulative translation adjustments are reflected as a separate component of stockholder's equity. The effect of exchange rate changes on the Convertible Notes (See Note 10) resulted in foreign currency transaction gains (losses) of ($677), $1,405 and $1,016, in 1993, 1994 and 1995, respectively.
Because of the long-term nature of the Convertible Notes, such gains and losses are also included in the cumulative translation adjustment.

    POSTRETIREMENT BENEFITS--Postretirement benefits are accounted for pursuant to Statement of Financial Accounting Standards ("SFAS") No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when claims are incurred.

    CERTAIN COMPENSATION PLANS--Certain key employees of the Company have been granted stock options and certain types of deferred compensation related to Springs' common stock under Springs' executive plans. Compensation expense allocated from Springs for these grants was approximately $69, $125 and $145 for 1993, 1994 and 1995, respectively.

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    INCOME TAXES--Income taxes are accounted for pursuant to SFAS 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income tax assets and liabilities represent the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements. The provision for income taxes included in the accompanying financial statements is computed in a manner consistent with SFAS No. 109, as if the Company filed separate income tax returns.

    The operating results of the Company are included in the consolidated federal income tax return of Springs.

    PER SHARE AMOUNTS--Historical per share amounts have been omitted because the Company was a wholly-owned subsidiary of Springs for all periods presented.

4. INVENTORIES

    Inventories consisted of the following:



                                                            1994       1995
                                                           -------    -------

Finished goods..........................................   $10,903    $10,145
In process..............................................    12,946     12,828
Raw materials and supplies..............................     5,730      9,868
                                                           -------    -------
Total at standard cost (which approximates average
  cost).................................................    29,579     32,841
Less LIFO reserve.......................................    (3,719)    (4,050)
                                                           -------    -------

Inventories, net........................................   $25,860    $28,791
                                                           -------    -------
                                                           -------    -------

5. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following:



                                                            1994        1995
                                                          --------    --------

Land...................................................   $  1,306    $  1,306
Buildings and improvements.............................     22,415      22,479
Machinery and equipment................................     61,729      69,438
Construction in progress...............................      5,237       3,568
                                                          --------    --------
Total..................................................     90,687      96,791
Less accumulated depreciation..........................    (37,287)    (43,777)
                                                          --------    --------
Property, plant and equipment, net.....................   $ 53,400    $ 53,014
                                                          --------    --------
                                                          --------    --------

    The nonrecurring asset write-off in 1994 resulted from the retirement of certain production equipment.

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. LONG-TERM DEBT

    Long-term debt consisted of the following:



                                                              1994      1995
                                                             ------    ------

Industrial Revenue Bonds, payable in 2010, interest at
  6.85% (see Note 2)......................................   $5,850    $5,850
Capitalized lease obligation payable in equal monthly
installments of $7, through August 1997...................      223       136
                                                             ------    ------
Total.....................................................    6,073     5,986
Less current maturities...................................       79        79
                                                             ------    ------
Long-term debt............................................   $5,994    $5,907
                                                             ------    ------
                                                             ------    ------

    Principal repayments required in fiscal 1996 through 2000 are $79, $57, $0, $0 and $0, respectively. Property, plant and equipment with a net book value of $3,385 as of December 30, 1995 was pledged as collateral for the Industrial Revenue Bonds.

7. INVESTMENT BY SPRINGS

    The changes in Investment by Springs were as follows:

                                                                  1993        1994        1995
                                                                --------    --------    --------
Beginning of year............................................   $140,707    $143,044    $127,930
Net income...................................................      2,261      11,316      15,409
Cash contributed by Springs to Interglas on behalf of the
  Company....................................................      8,780
Intercompany charge for current income tax provision.........      2,367       6,905       9,919
Intercompany charge for certain administrative services......      3,545       2,452       3,041
Net cash paid to Springs, other intercompany charges and cash
paid by Springs on behalf of the Company.....................    (14,616)    (35,787)    (21,942)
                                                                --------    --------    --------
End of year..................................................   $143,044    $127,930    $134,357
                                                                --------    --------    --------
                                                                --------    --------    --------

Weighted average of Investment by Springs....................   $144,071    $135,487    $131,144
                                                                --------    --------    --------
                                                                --------    --------    --------

8. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company participates in the defined benefit postretirement medical plan of Springs which covers substantially all salaried and nonsalaried employees. The plan provides medical coverage to age 65 for employees who retire at age 62 or later, have at least 25 years of service and participated in the plan prior to retirement. The plan is funded on a "pay-as-you-go" basis and is contributory, with retiree contributions adjusted periodically. The financial statements include a charge of approximately $400 for postretirement benefit cost in each of 1993, 1994 and 1995. Such charge consists of approximately $300 of interest costs and $100 of service costs. Management believes such allocated amounts are reasonable and approximate the amounts that would have resulted from a SFAS 106 calculation of postretirement benefit cost on a separate company basis.

    The Company will assume responsibility for the accrued benefits attributable to employees of the Company. Pursuant to the Agreement, the Company will establish employee benefit plans which are substantially similar to Springs' employee benefit plans.

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS--(CONTINUED)
    The following table sets forth the status of the Company's obligation under SFAS No. 106 at December 30, 1995:




Accumulated postretirement benefit obligation ("APBO")
Retirees...........................................................   $1,200
Fully eligible active plan participants............................      800
Other active participants..........................................    2,000
                                                                      ------
Accumulated postretirement benefit obligation......................   $4,000
                                                                      ------
                                                                      ------

    The December 31, 1994 and 1995 balance sheets include a liability of $4,000 which is classified in "Long-Term Benefit Plans and Deferred Compensation."

    For measurement purposes, an 11.2 percent annual rate of increase in the per capita cost of covered health care benefits was assumed. This 11.2 percent rate is assumed to decrease gradually to 5.5 percent until the year 2006 and remain at that level thereafter. If the health care cost trend rate were increased by one percent, the APBO would increase by 11 percent and postretirement benefit cost would increase by approximately 12 percent. The discount rate used in determining the APBO at December 30, 1995 was 7 percent.

9. INCOME TAXES

    The following tables present the components of the provision for income taxes, a reconciliation of the statutory U.S. income tax rate to the effective income tax rate, and the principal items of deferred income tax assets and liabilities at the end of 1994 and 1995.

    Components of the total income tax provision were as follows:

                                                                      1993      1994      1995
                                                                     ------    ------    -------
Current federal...................................................   $2,043    $6,002    $ 8,622
Current state.....................................................      324       903      1,297
                                                                     ------    ------    -------
Total current.....................................................    2,367     6,905      9,919
                                                                     ------    ------    -------

Deferred federal..................................................     (334)      502        129
Deferred state....................................................      (50)       75         47
                                                                     ------    ------    -------
Total deferred....................................................     (384)      577        176
                                                                     ------    ------    -------

Total provision...................................................   $1,983    $7,482    $10,095
                                                                     ------    ------    -------
                                                                     ------    ------    -------

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. INCOME TAXES--(CONTINUED)
    The total provision is included in the statements of income as follows:

                                                                      1993      1994      1995
                                                                     ------    ------    -------
Provision on income before income taxes...........................   $3,657    $4,896    $ 8,444
Income (loss) from equity investees...............................   (2,105)      728      1,582
Income of discontinued operations.................................      431       264         69
Gain on sale of discontinued operations...........................              1,594
                                                                     ------    ------    -------

Total provision...................................................   $1,983    $7,482    $10,095
                                                                     ------    ------    -------
                                                                     ------    ------    -------

    The difference between the federal statutory tax rate and the effective tax rate on income before income taxes was as follows:

                                                                            1993     1994     1995
                                                                            -----    -----    -----
Provision at federal statutory tax rate..................................    35.0%    35.0%    35.0%
State income tax, net of federal tax effect..............................     3.6      3.5      3.4
Amortization of acquisition price not deductible for tax purposes........     1.8      1.2       .7
Other....................................................................     2.0      1.0       .8
                                                                            -----    -----    -----
Effective tax rate.......................................................    42.4%    40.7%    39.9%
                                                                            -----    -----    -----
                                                                            -----    -----    -----

    Temporary differences and the related balances of deferred tax assets and liabilities were as follows:

                                                                             1994       1995
                                                                            -------    -------
Employee benefit accruals................................................   $ 1,968    $ 1,975
Deferred compensation....................................................       173        186
Equity investments.......................................................     3,326      2,562
Environmental reserve....................................................       172         67
Other items..............................................................       508        940
                                                                            -------    -------
Total deferred tax assets................................................     6,147      5,730
                                                                            -------    -------
Property.................................................................     7,017      6,638
Equity investments.......................................................    12,486     12,719
Inventories..............................................................     2,788      2,943
Other items..............................................................       516        280
                                                                            -------    -------
Total deferred tax liabilities...........................................    22,807     22,580
                                                                            -------    -------
Net deferred tax liabilities.............................................   $16,660    $16,850
                                                                            -------    -------
                                                                            -------    -------

10. EQUITY INVESTMENTS

    CS-INTERGLAS AG ("INTERGLAS")--In March 1993, the Company contributed two European subsidiaries and $8.8 million to Interglas, a company which manufactures fiber glass, aramid and carbon fabrics, in exchange for a 24.9% common stock interest and convertible notes with face value of 20 million Deutsche marks (the "Convertible Notes"). No gain or loss was recognized as a result of this exchange. The Company's common stock investment in Interglas had a carrying value of $11,813 and $12,809 at

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. EQUITY INVESTMENTS--(CONTINUED)
December 31, 1994 and December 30, 1995, respectively. Such carrying value at December 30, 1995 exceeds 24.9% of Interglas' total equity by approximately $13,000, which is being amortized on a straight-line basis through 2013.

    The Convertible Notes, which had a carrying value of $12,906 and $13,922 at December 31, 1994 and December 30, 1995, respectively, are convertible into common stock of Interglas at any time after December 31, 1996. At the Company's option, conversion would result in the Company owning a total of 42% of the outstanding common stock of Interglas as of December 30, 1995. Interest on the Convertible Notes, which is included in income (loss) from equity investees, is at 8% through December 31, 1996 and 5% thereafter. Interest income on the Convertible Notes was not accrued by the Company in 1993 due to the financial results of Interglas. Interest income in 1994 and 1995 was recognized on an accrual basis with the 1994 amount including approximately $846 of interest relating to 1993. If Convertible Notes are not converted, the principal balance plus outstanding interest becomes due on June 30, 2007.

    ASAHI-SCHWEBEL CO., LTD. ("ASCO")--The Company owns a 39% common equity interest in ASCO, a company which manufactures fiber glass fabrics. The Company's investment in ASCO had a carrying value of $33,037 and $33,205 at December 31, 1994 and December 30, 1995, respectively. The carrying value at December 30, 1995 exceeds 39% of ASCO's total equity by approximately $3,000, which is being amortized on a straight-line basis through 2008.

    CLARK-SCHWEBEL TECH-FAB COMPANY ("TECH-FAB")--The Company owns a 50% partnership interest in Tech-Fab, a joint venture which manufactures nonwoven fabrics using fiber glass and other synthetic materials. The Company's investment in Tech-Fab had a carrying value of $2,260 and $2,968 at December 31, 1994 and December 30, 1995, respectively.

    COMBINED SUMMARIZED FINANCIAL INFORMATION--The following table provides combined summarized balance sheet information for these investees as of December 31, 1994 and 1995:

                                                                            1994        1995
                                                                          --------    --------
Current assets.........................................................   $132,641    $139,541
Noncurrent assets......................................................    107,435     101,538
                                                                          --------    --------
Total assets...........................................................   $240,076    $241,079
                                                                          --------    --------
                                                                          --------    --------
Current liabilities....................................................   $ 49,937    $ 47,883
Noncurrent liabilities.................................................    100,571      92,345
Redeemable equity instrument...........................................     21,341      21,341
Equity.................................................................     68,227      79,510
                                                                          --------    --------
Total liabilities and equity...........................................   $240,076    $241,079
                                                                          --------    --------
                                                                          --------    --------

    The following table provides combined summarized income statement information for these investees for the years ended December 31, 1993, 1994 and 1995:

                                                                  1993        1994        1995
                                                                --------    --------    --------
Net sales....................................................   $208,044    $266,251    $328,145
Operating income (loss)......................................   $(12,699)   $  8,303    $ 20,761
Net income (loss)............................................   $(13,917)   $  3,045    $ 13,207

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. MAJOR CUSTOMERS, CERTAIN CONCENTRATIONS, AND FAIR VALUE OF
   FINANCIAL INSTRUMENTS

    Sales to two customers exceeded 10% of net sales during fiscal 1993, 1994 and 1995. Sales to the two customers represented as a percentage of net sales 26.2% and 10.9% in 1993, 29.6% and 10.6% in 1994, and 29.1% and 13.2% in 1995.
Accounts receivable due from the these two customers as a percent of total accounts receivable was 50% at December 31, 1994 and 52% at December 30, 1995. Although the Company's exposure to credit risk could be affected by conditions or occurrences within these customers' industry, no indication of such adverse circumstances existed at December 30, 1995.

    The Company currently buys substantially all of its fiberglass yarn, an important component of its products, from two suppliers and substantially all of its aramid yarn from one supplier. There are a limited number of manufacturers of fiberglass yarn and aramid yarn.

    The Company's financial instruments include cash, accounts receivable, Convertible Notes, accounts payable and long-term debt. Management estimates that the carrying value of such instruments approximates fair value.

12. COMMITMENTS AND CONTINGENCIES

    The Company leases certain machinery and equipment under noncancelable operating leases. Rent expense attributed to such leases was $583 in 1993, $432 in 1994, and $384 in 1995.

    Future minimum payments under the non-cancelable operating leases as of December 30, 1995 were as follows:




1996................................................................   $337
1997................................................................    304
1998................................................................     64
1999................................................................      4
                                                                       ----
                                                                       $709
                                                                       ----
                                                                       ----

    The Company is involved in administrative proceedings governed by environmental laws and regulations, including proceedings under the Comprehensive Environmental Response, Compensation and Liability Act. The potential costs related to environmental matters are uncertain due to such factors as: the unknown magnitude of possible pollution and cleanup costs; the complexity and evolving nature of governmental laws and regulations and their interpretations; the timing, varying costs and effectiveness of alternative cleanup technologies; the determination of the liability in proportion to the respective liabilities of other potential responsible parties; and the extent, if any, to which such costs are recoverable from insurance or other parties. The Company has accrued $175 as of December 30, 1995, which represents management's best estimate of the probable liability concerning all known environmental matters. This accrual has not been reduced by any potential insurance recovery. There was no material provision for environmental matters in 1993, 1994 or 1995. In the opinion of management, the ultimate disposition of these matters will not materially affect the Company's financial position or results of operations (see
Note 2).

                                FORT MILL A INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
    The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these matters will not materially affect the Company's financial position or results of operations.

13. DISCONTINUED OPERATIONS

    In June 1994, the Company sold substantially all the assets of certain subsidiaries engaged in a separate line of business which had revenues of $83,011 and $42,925 for fiscal 1993 and the first six months of 1994, respectively. The Company reported a gain on this transaction of $2,573, net of taxes of $1,594.

    In January 1996, the Company sold its equity investment in a company engaged in a separate line of business for an amount which approximated book value. The proceeds received were distributed to Springs. The equity earnings from this investment also are included in Discontinued Operations in the Company's financial statements.

                                FORT MILL A INC.
                                 BALANCE SHEET
                                 MARCH 30, 1996
                                  (UNAUDITED)

                                                                                    MARCH 30,
                                                                                       1996
                                                                                  --------------
                                                                                  (IN THOUSANDS)
ASSETS

CURRENT ASSETS:
    Cash.......................................................................      $     75
    Accounts receivable, net...................................................        31,887
    Inventories, net...........................................................        28,560
    Other......................................................................         1,447
                                                                                  --------------

        Total current assets...................................................        61,969

PROPERTY, PLANT AND EQUIPMENT..................................................        93,069
  Accumulated depreciation.....................................................       (42,065)
                                                                                  --------------
    Property, plant and equipment, net.........................................        51,004
                                                                                  --------------

EQUITY INVESTMENTS.............................................................        62,863

NET ASSETS OF DISCONTINUED OPERATIONS..........................................             0

OTHER ASSETS AND DEFERRED CHARGES..............................................         5,734
                                                                                  --------------

TOTAL ASSETS...................................................................      $181,570
                                                                                  --------------
                                                                                  --------------

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
    Accounts payable...........................................................      $  9,414
    Accrued liabilities........................................................         6,560
    Deferred tax liabilities--current..........................................         2,024
    Current maturities of long-term debt.......................................            79
                                                                                  --------------
        Total current liabilities..............................................        18,077

LONG-TERM DEBT.................................................................         5,885

DEFERRED TAX LIABILITIES.......................................................        15,323

LONG-TERM BENEFIT PLANS, DEFERRED COMPENSATION AND OTHER.......................         5,320
                                                                                  --------------

COMMITMENTS AND CONTINGENCIES..................................................

TOTAL LIABILITIES..............................................................        44,605
                                                                                  --------------

EQUITY:
    Common stock (par value--$1)--1,000 shares authorized, 100 shares
     outstanding...............................................................             1
    Investment by Springs......................................................       128,719
    Cumulative translation adjustment..........................................         8,245
                                                                                  --------------
        Total equity...........................................................       136,965
                                                                                  --------------

TOTAL LIABILITIES AND EQUITY...................................................      $181,570
                                                                                  --------------
                                                                                  --------------

                       See notes to financial statements.

                                FORT MILL A INC.
                              STATEMENTS OF INCOME
             THIRTEEN WEEKS ENDED APRIL 1, 1995 AND MARCH 30, 1996
                                  (UNAUDITED)

                                                                          THIRTEEN WEEKS ENDED
                                                                          ---------------------
                                                                          APRIL 1,    MARCH 30,
                                                                            1995        1996
                                                                          --------    ---------
                                                                             (IN THOUSANDS)
Net sales..........................................................       $ 49,239     $60,170
Cost of goods sold.................................................         42,115      47,851
                                                                          --------    ---------
Gross profit.......................................................          7,124      12,319
Selling, general and administrative
  expenses.........................................................          4,124       3,875
                                                                          --------    ---------
    Operating income...............................................          3,000       8,444
Other income (expense):
  Interest expense.................................................           (101)       (128)
  Other, net.......................................................             (5)          0
                                                                          --------    ---------
Income before income taxes.........................................          2,894       8,316
Provision for income tax...........................................         (1,151)     (3,328)
Income from equity investees, net..................................            386         907
                                                                          --------    ---------
Income from continuing operations..................................          2,129       5,895
Income from discontinued operations, net...........................             18           0
                                                                          --------    ---------
    Net income.....................................................       $  2,147     $ 5,895
                                                                          --------    ---------
                                                                          --------    ---------

                       See notes to financial statements.

                                FORT MILL A INC.
                            STATMENTS OF CASH FLOWS
                THIRTEEN WEEKS APRIL 1, 1995 AND MARCH 30, 1996
                                  (UNAUDITED)

                                                                           APRIL 1,    MARCH 30,
                                                                             1995        1996
                                                                           --------    ---------
                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income..............................................................   $  2,147    $   5,895
Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.....................................      2,847        3,012
      Deferred tax provision............................................       (242)       1,404
      Income from equity investments, net...............................       (386)        (907)
      Income from discontinued operations, net..........................        (18)           0
      Changes in assets and liabilities:
        Accounts receivable.............................................     (1,903)        (450)
        Inventories.....................................................     (6,114)         231
        Accounts payable................................................      4,014          382
        Accrued liabilities.............................................       (337)        (768)
        Other...........................................................        223       (1,132)
                                                                           --------    ---------
          Net cash provided by operating activities.....................        231        7,667
                                                                           --------    ---------

INVESTING ACTIVITIES--Purchases of equipment............................     (2,001)      (1,082)
                                                                           --------    ---------
          Net cash used in investing activities.........................     (2,001)      (1,082)
                                                                           --------    ---------

FINANCING ACTIVITES:
    Investment by Springs...............................................      1,963      (11,533)
    Transfer of assets retained by Springs..............................          0        4,461
    Principal payments under capital lease obligation...................        (22)         (22)
                                                                           --------    ---------
          Net cash provided by (used in) financing activities...........      1,941       (7,094)
                                                                           --------    ---------
NET CHANGE IN CASH......................................................        171         (509)
CASH, BEGINNING OF YEAR.................................................         29          584
                                                                           --------    ---------
CASH, END OF YEAR.......................................................   $    200    $      75
                                                                           --------    ---------
                                                                           --------    ---------
CASH, PAID FOR INTEREST.................................................   $    100    $     100
                                                                           --------    ---------
                                                                           --------    ---------

                       See notes to financial statements.

                                FORT MILL A INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    Fort Mill A Inc., a wholly-owned subsidiary of Springs Industries, Inc. ("Springs"), is a holding company whose sole asset is 100% of the outstanding stock of Clark-Schwebel, Inc. The accompanying financial statements include the assets, liabilities and results of operations of Fort Mill A Inc. and Clark-Schwebel, Inc. on a consolidated basis, and also include certain liabilities and expenses that historically were accounted for only at the Springs-parent company level. The consolidated entity is referred to herein as the "Company".

    The financial statements have been prepared generally as if the Company had operated as a stand-alone entity for all periods presented. In addition, these financial statements do not reflect any effects of the proposed change in ownership transactions described in Note 2. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 30, 1995 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen week period ended March 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 28, 1996. For further information, refer to the Company's consolidated financial statements and footnotes for the year ended December 30, 1995 included elsewhere herein.

2. CHANGE IN OWNERSHIP TRANSACTION

    On February 24, 1996, the Company, Springs and affiliates of Vestar Equity Partners, L.P. (Vestar), entered into an Agreement and Plan of Merger (Agreement) whereby affiliates of Vestar would acquire the Company. Pursuant to the Agreement, on April 17, 1996, (Closing Date) Vestar/CS Holding Company, Inc. (Vestar/CS) purchased all of the issued and outstanding capital stock of Fort Mill A Inc. from Springs for approximately $192,895. The sources of cash for this purchase included $110,000 of senior notes, an equity contribution of $45,000 and bank debt. On the day following the Closing Date, Vestar/CS had an 82% common equity interest in Clark-Schwebel Holdings, Inc. (Holdings) and Management Investors had an 18% common equity interest in Holdings, and Holdings had as its sole asset all of the capital stock of the Company.

    Under the agreement, Springs has agreed to (i) assume responsibility for repayment of the Industrial Revenue Bonds payable in 2010 and related accrued interest, (ii) pay certain accrued employee benefits, (iii) provide indemnification for certain environmental, tax and other matters and (iv) retain the accrued obligation related to the Company's Long-Term Disability Plan. At the Closing Date, all payable and receivable accounts between the Company and Springs were cancelled.

    Additional agreements include Transition Agreements for specified periods in which Springs would be compensated for certain services provided to the Company, and a Management Agreement that specifies services to be provided to the Company by Holdings or its affiliates.

                                FORT MILL A INC.
              NOTES TO CONDENSED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. CHANGE IN OWNERSHIP TRANSACTION--(CONTINUED)
    In accordance with agreements related to the change of ownership transaction, certain assets (net accounts receivable from one customer--see Note 2 on page F-7 and equity investment--see Note 13 on page F-15) totaling $4,461 were transferred to Springs in the first quarter of 1996. This balance has been separately disclosed on the face of the accompanying first quarter 1996 statement of cash flows.

3. LONG-TERM DEBT

    As of March 30, 1996 long-term debt consisted of:

Industrial Revenue Bonds payable in 2010, interest at 6.85% (See
  Note 2).........................................................   $5,850
Capitalized lease obligation payable in equal monthly installments
  of $7, through August 1997......................................      114
                                                                     ------
      Total.......................................................    5,964
Less current maturities...........................................      (79)
                                                                     ------
Long-term debt....................................................   $5,885
                                                                     ------
                                                                     ------

    Principal repayments required in fiscal 1996 total $57.

4. INVENTORIES

    As of March 30, 1996 inventories consisted of:

Raw material and supplies........................................   $10,546
In-process.......................................................     8,797
Finished goods...................................................    14,153
Less LIFO reserve................................................    (4,936)
                                                                    -------
                                                                    $28,560
                                                                    -------
                                                                    -------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Clark-Schwebel Holdings, Inc.:

    We have audited the accompanying balance sheet of Clark-Schwebel Holdings, Inc. (a Delaware corporation) as of April 2, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Clark-Schwebel Holdings, Inc. as of April 2, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
May 17, 1996

                         CLARK-SCHWEBEL HOLDINGS, INC.
                          BALANCE SHEET--APRIL 2, 1996

                                     ASSETS
- ---------------------------------------------------------------------------------
Cash.............................................................................   $      0
                                                                                    --------

                      LIABILITIES AND SHAREHOLDERS' EQUITY
- ---------------------------------------------------------------------------------

Commitments and contingencies....................................................

Shareholders' equity--Common stock, $.01 par value, 1,000 shares authorized, no
shares issued....................................................................   $      0
                                                                                    --------

       The accompanying notes are an integral part of this balance sheet.

                         CLARK-SCHWEBEL HOLDINGS, INC.
                             NOTES TO BALANCE SHEET
                                 APRIL 2, 1996

1. ORGANIZATION AND ACQUISITION:

    Clark-Schwebel Holdings, Inc. (the Company) was incorporated on April 2, 1996. As of April 2, 1996, the Company had not commenced operations, had no assets or liabilities and the acquisition described below had not been consummated.

    The Company, its wholly owned subsidiary, Clark-S Acquisition and Clark-S Acquisition's wholly owned subsidiary, CS Finance Corporation of Delaware, were organized by affiliates of Vestar Equity Partners, L.P. (collectively, Vestar) to effect the acquisition of Fort Mill A, Inc. (Fort Mill) and Clark-Schwebel, Inc. (Clark-Schwebel). Effective April 17, 1996, the Company completed the acquisition transaction and related stock and debt issuances as discussed below. Consideration for the acquisition was approximately $192.9 million pursuant to an agreement and plan of merger. The transactions occurred as follows: Clark-S Acquisition purchased all of the issued and outstanding capital stock of Fort Mill from Springs Industries, Inc. (Springs). Concurrently with the consummation of the acquisition, Clark-S Acquisition merged into Fort Mill, with Fort Mill being the surviving corporation. Also, CS Finance Corporation merged into Clark-Schwebel, with Clark-Schwebel being the surviving corporation. On the day following the closing, Fort Mill merged into Clark-Schwebel. Immediately following the merger, the Company's sole asset was all of the capital stock of Clark-Schwebel.

2. FINANCING:

    The acquisition discussed in Note 1 was financed by obtaining $110 million in senior debt through an offering of senior notes due 2006 by Clark-S Acquisition, which was fully and unconditionally guaranteed by the Company. Additional financing was obtained through a $15 million term loan, a $55 million revolving credit facility guaranteed by the Company and equity financing of $36 million and $9 million from the sale of preferred and common stock, respectively. Approximately $35 million from the revolving credit facility was used to finance the acquisition.

    The senior notes accrue interest at a fixed rate of 10 1/2% per annum and will be payable semiannually in arrears on April 15 and October 15. The senior notes are not redeemable at the option of the Company prior to April 15, 2001. The debt under the credit facility bears interest which varies with LIBOR plus a margin which varies with the Company's leverage ratio. On April 17, 1996, the interest rate under the credit facility was 7 1/2% per annum. Interest is typically payable monthly. Future maturities of the debt over the next five calendar years beginning in 1996 are as follows: $0.5 million, $1.5 million, $2.0 million, $2.5 million and $3.0 million.

    The bank credit facility and the senior notes contain certain restrictive covenants which, among other things, provide limitations on the Company with respect to restricted payments, indebtedness, liens, investments, dividends, distributions, transactions with affiliates, debt repayments, capital expenditures, mergers and consolidations.

    The bank facility and senior note covenants also require maintenance of certain financial ratios.

3. COMMON AND PREFERRED STOCK:

    The equity contribution was comprised of: (1) a contribution of $43.2 million from Vestar in exchange for (a) $36 million of the Company's 12.5% participating preferred stock and (b) $7.2 million of the common stock of the Company; and (2) a contribution of $1.8 million from management investors in exchange for $1.8 million of the Company's common stock. $0.8 million of the contribution from the management investors was financed by loans from the Company which were made in exchange for individual notes which bear interest at a rate of 6.51%, and are to be repaid in five equal installments in the years 1997, 1998, 1999, 2000 and 2001 with a balloon note payable for the balance at the maturity date in the year 2006. Each note is secured by a pledge of the Holdings Common Stock held by the corresponding management investor.

    The Common Stock purchased by management of the Company ("Management Stock") is subject to various puts and calls prior to the sale of the Company or an initial public offering. In the event of the termination of the management investor's employment (i) such management investor's Management Stock may be put to the Company following the later of such termination and April 17, 2001 and
(ii) the Company and/or Vestar/CS Holding will have a call on such Management Stock. The exercise price for the puts ranges from (i) the greater of the book value of Management Stock and the cost of Management Stock to such management investor to (ii) the fair market value of Management Stock. The exercise price for the calls ranges from (i) the lesser of the book value of the Management Stock and the cost of Management Stock to such management investor to (ii) the fair market value of the Management Stock.

    In connection with the acquisition, the Company issued 1,000 shares of the Company's participating preferred stock, par value $.01 per share, with an initial liquidation value of $35 million and a value of $1.0 million for the participating common equity interest. The participating preferred stock is perpetual and dividends accrue at a rate of 12.5% per annum of the aggregate initial liquidation value, and accumulate and compound on a quarterly basis, with certain exceptions, until its redemption or cancellation. The preferred stock votes and receives dividends and other distributions with the Company's common stock on a share for share basis. The preferred stock is redeemable by the Company at any time.

4. COMMITMENTS AND CONTINGENCIES:

ACQUISITION AGREEMENT

    Certain affiliates of Vestar signed a merger agreement dated February 24, 1996, relating to the acquisition of Fort Mill and Clark-Schwebel as discussed in Note 1. Consummation of the acquisition was subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, including: (1) obtaining financing for the acquisition; (2) the absence of any material adverse change in the business of the Company; (3) the receipt of certain third-party consents and approvals and (4) other customary conditions.

TRANSACTION COSTS

    The balance sheet does not include any accrual for certain legal, accounting and other organization costs, some of which were contingent upon consummation of the acquisition (estimated to be approximately $11.3 million at the time of the closing of the acquisition). The Company paid these transaction costs out of the proceeds of the financing discussed in Note 2. Substantially all of the debt financing costs were capitalized by the Company.

TRANSITION AND MANAGEMENT AGREEMENTS

    The transition agreement is for specified periods in which Springs will be compensated for certain services provided to the Company. The management agreement specifies services to be provided to Clark-Schwebel by the Company, Vestar or its affiliates.

ADDITIONAL AGREEMENTS

    In connection with the Acquisition, Springs Industries assumed responsibility for repayment of $5.9 million of Industrial Revenue Bonds held by Clark-Schwebel, assumed certain liabilities, provided indemnification for certain environmental, tax and other matters and retained the accounts receivable from one customer totaling approximately $1.4 million.

===========================================   ==================================
- -------------------------------------------   ----------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS                  [LOGO]
IN CONNECTION WITH THE EXCHANGE OFFER MADE BY
THIS PROSPECTUS, AND, IF GIVEN OR MADE BY
THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE

COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE             CLARK-SCHWEBEL, INC.
AN OFFER TO SELL OR THE SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES OR ANY OFFER
TO SELL OR THE SOLICITATION OF AN OFFER TO
BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN
WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

        -------------------
         TABLE OF CONTENTS

                                        PAGE              ----------------
                                                           PROSPECTUS
Available Information................     ii             ----------------
Prospectus Summary...................      1
Risk Factors.........................     12
The Transactions.....................     18
Use of Proceeds......................     20
Capitalization.......................     20
Selected Historical Financial Data...     21
Unaudited Pro Forma Financial
  Statements.........................     23
Management's Discussion and Analysis               OFFER TO EXCHANGE ITS 10 1/2%
  of Financial Condition and Results
  of Operations......................     31         SERIES B SENIOR NOTES DUE
The Business.........................     37
Management...........................     47         2006 FOR ANY AND ALL OF ITS
Security Ownership...................     51
Certain Relationships and Related                   OUTSTANDING 10 1/2% SERIES A
Transactions.........................     52
Description of Holdings Participating                 SENIOR NOTES DUE 2006
Preferred Stock......................     53
Description of Credit Agreement......     53
Description of New Notes.............     55
The Exchange Offer...................     84
Certain Federal Income Tax
Considerations.......................     92
Plan of Distribution.................     95
Legal Matters........................     96
Experts..............................     96
Index to Financial Statements........    F-1

          -------------------


    Until November 8, 1996, (90 days after
the date of this Prospectus), all
dealers effecting transactions in the
registered securities, whether or not
participating in this distribution, may be
required to deliver a Prospectus.
This is in addition to the obligation of
dealers to deliver a Prospectus when
acting as underwriters and with respect to
their unsold allotments or
subscriptions.                                                         , 1996


===========================================   ==================================
- -------------------------------------------   ----------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Each of Holdings and the Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    Each of Holdings and the Company's Certificate of Incorporation provides for the indemnification of their respective directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    Holdings and the Company maintain and have in effect insurance policies covering all of their respective directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

    See Exhibit Index

    (b) Financial Statement Schedules.

    None required.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anderson, State of South Carolina, on August 12, 1996.

                                          CLARK-SCHWEBEL HOLDINGS, INC.



                                          By:       /s/ WILLIAM D. BENNISON
                                              ..................................
                                              Name: William D. Bennison
                                             Title: President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                              CAPACITY                       DATE
- ------------------------------------  ------------------------------------   ----------------

      /s/ WILLIAM D. BENNISON         President and Director                 August 12, 1996
 ....................................
        William D. Bennison

       /s/ DONALD R. BURNETTE         Vice President and Chief Financial     August 12, 1996
 ....................................    Officer
         Donald R. Burnette

                 *                    Chairman of the Board                  August 12, 1996
 ....................................
          Jack P. Schwebel

                 *                    Executive Vice President and           August 12, 1996
 ....................................    Director
          Richard C. Wolfe

                 *                    Director                               August 12, 1996
 ....................................
          Norman W. Alpert

                 *                    Director                               August 12, 1996
 ....................................
           John D. Howard

                 *                    Director                               August 12, 1996
 ....................................
           Sander M. Levy

                 *                    Director                               August 12, 1996
 ....................................
          Arthur J. Nagle

                 *                    Director                               August 12, 1996
 ....................................
        Daniel S. O'Connell

*Executed by Donald R. Burnette as attorney-in-fact.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anderson, State of South Carolina, on August 12, 1996.

                                          CLARK-SCHWEBEL, INC.



                                          By:       /s/ WILLIAM D. BENNISON
                                              ..................................
                                              Name: William D. Bennison
                                             Title: President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                              CAPACITY                       DATE
- ------------------------------------  ------------------------------------   ----------------

      /s/ WILLIAM D. BENNISON         President and Director                 August 12, 1996
 ....................................
        William D. Bennison

       /s/ DONALD R. BURNETTE         Vice President and Chief Financial     August 12, 1996
 ....................................    Officer
         Donald R. Burnette

                 *                    Chairman of the Board                  August 12, 1996
 ....................................
          Jack P. Schwebel

                 *                    Executive Vice President and           August 12, 1996
 ....................................    Director
          Richard C. Wolfe

                 *                    Director                               August 12, 1996
 ....................................
          Norman W. Alpert

                 *                    Director                               August 12, 1996
 ....................................
           John D. Howard

                 *                    Director                               August 12, 1996
 ....................................
           Sander M. Levy

                 *                    Director                               August 12, 1996
 ....................................
          Arthur J. Nagle

                 *                    Director                               August 12, 1996
 ....................................
        Daniel S. O'Connell

*Executed by Donald R. Burnette as attorney-in-fact.

                                 EXHIBIT INDEX

EXHIBIT
- -------

    2.1   Agreement and Plan of Merger, dated as of February 24, 1996, among Springs
            Industries, Inc., Fort Mill A Inc., Vestar/CS Holding Company, L.L.C. and Clark-S
            Acquisition Corporation.*

    2.2   Amendment No. 1 to Agreement and Plan of Merger, among Springs Industries, Inc.,
            Fort Mill A, Inc., Vestar/CS Holding Company, L.L.C. and Clark-S Acquisition
            Corporation.*

    2.3   Form of Management Common Stock Subscription Agreement, dated as of April 17, 1996, between Clark-Schwebel Holdings, Inc. and the Management Investors.*

    3.1   Amended and Restated Certificate of Incorporation of Clark-Schwebel Holdings, Inc.*

    3.2   By-laws of Clark-Schwebel Holdings, Inc.*

    3.3   Certificate of Incorporation of Clark-Schwebel, Inc.*

    3.4   By-laws of Clark-Schwebel, Inc.*

    4.1   Indenture, dated as of April 17, 1996, among Clark-Schwebel Holdings, Inc., Clark-S
            Acquisition Corporation, CS Finance Corporation of Delaware and Fleet National
            Bank, as Trustee.*

    4.2   First Supplemental Indenture, dated as of April 18, 1996, between Clark-Schwebel,
            Inc. and Fleet National Bank.*

    4.3   Forms of Series A and Series B 10 1/2% Senior Notes (included in Exhibit 4.1 as
            Exhibit A thereto).*

    4.4   Purchase Agreement, dated as of April 12, 1996, among Clark-Schwebel Holdings, Inc.,
            Clark-S Acquisition Corporation, CS Finance Corporation of Delaware, Donaldson,
            Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., CS First
            Boston Corporation and Lazard Freres & Co. LLC.*

    4.5   Registration Rights Agreement, dated as of April 17, 1996, by and among
            Clark-Schwebel Holdings, Inc., Clark-S Acquisition Corporation, CS Finance
            Corporation of Delaware, Donaldson, Lufkin & Jenrette Securities Corporation,
            Bear, Stearns & Co. Inc., CS First Boston Corporation and Lazard Freres & Co.
            LLC.*

    4.6   Securityholders Agreement, dated April 17, 1996, by and among Clark-Schwebel
            Holdings, Inc., Vestar/CS Holding Company, L.L.C. and certain other parties thereto.*

    4.7   Form of Holdings Guarantee (included in Exhibit 4.1 as Exhibit D thereto).*

    4.8   Form of Subsidiary Guarantee (included in Exhibit 4.1 as Exhibit C thereto).*

    5.1   Opinion and consent of Kirkland & Ellis.

    9.1   Voting Trust Agreement, made as of April 17, 1996, by and among Clark-Schwebel
            Holdings, Inc., Vestar/CS Holding Company, L.L.C. and other parties thereto.*

   10.1   Credit Agreement, dated as of April 17, 1996, among the several banks and other financial institutions from time to time parties thereto and Chemical Bank (the
            "Agent").*

   10.2   Intentionally Omitted.

   10.3   Intentionally Omitted.

   10.4   Form of Security Agreement, dated as of April 17, 1996, made by each Guarantor in favor of the Agent.*

   10.5   Form of Pledge Agreement, dated as of April 17, 1996, made by each Guarantor in favor of the Agent.*

   10.6   Form of Guarantee Agreement, dated as of April 17, 1996, made by each Guarantor in favor of the Agent.*

EXHIBIT
- -------
   10.7   Intentionally Omitted.

   10.8   Management Agreement, dated as of April 17, 1996, between Clark-Schwebel Holdings,
            Inc. and Springs Industries, Inc.*

   10.9   Form of Intellectual Property Security Agreement, among Clark-Schwebel Holdings,
            Inc., Clark-Schwebel, Inc. and the other parties thereto.*

   12.1   Statement Regarding Computation of Ratios of Earnings to Fixed Charges.*

   21.1   Subsidiaries of the Registrants.*

   23.1   Consent of Arthur Andersen LLP.*

   23.2   Consent of Deloitte & Touche LLP.*

   23.3   Consent of Kirkland & Ellis (included in Exhibit 5.1)*

   24.1   Powers of Attorney.*

   25.1   Statement of Eligibility of Trustee on Form T-1.*

   99.1   Form of Letter of Transmittal.*

   99.2   Form of Notice of Guaranteed Delivery.*

   99.3   Form of Tender Instructions.*


- ------------

* Previously filed